UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.      )

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The Aaron’s Company, Inc.
(Name of Registrant as Specified in Its Charter)

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400 Galleria Parkway, S.E., Suite 300
Atlanta, Georgia 30339

March 23, 2023

To Our Fellow Shareholders:

It is our pleasure to invite you to attend the 2023 Annual Meeting of Shareholders (the "Annual Meeting") of The Aaron’s Company, Inc.("we," "our," "us," "The Aaron's Company" or the "Company") to be held on Wednesday, May 3, 2023, at 10:00 a.m., local time, at the law offices of Jones Day, located at 1221 Peachtree Street N.E., Suite 400, Atlanta, Georgia 30361. We will also offer a webcast of the Annual Meeting on the Investor Relations page of our website at investor.aarons.com that will allow you to listen to the Annual Meeting but will not provide the opportunity to vote or otherwise participate in the Annual Meeting.

At the Annual Meeting, shareholders will vote on proposals to: (i) elect the Class III directors to hold office until the 2024 Annual Meeting of Shareholders and until their successors are duly elected and qualified, (ii) approve, on a non-binding, advisory basis, the Company's executive compensation, (iii) ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2023, (iv) approve The Aaron's Company, Inc. Amended and Restated Employee Stock Purchase Plan, and (v) transact such other business, if any, as may properly come before the Annual Meeting or any adjournment or postponement thereof. The Annual Meeting will be followed by a report on the Company's financial performance and operations.

We believe the Proxy Statement and Annual Meeting are critical to our corporate governance process. We use this document to discuss the proposals being submitted to a vote of shareholders at the Annual Meeting, solicit your vote on those proposals, provide you with information about our Board of Directors and executive officers, and inform you of the steps we are taking to fulfill our responsibilities to you as shareholders.

Your vote is important to us. Your broker cannot vote on certain of the proposals without your instruction. Please use your proxy card or voter instruction form to inform us, or your broker, as to how you would like to vote your shares on the proposals presented in the Proxy Statement. For instructions on voting, please refer to the notice you received in the mail or, if you requested a hard copy of the Proxy Statement, to your enclosed proxy card, so that your shares may be represented at the Annual Meeting.

We look forward to your participation in the Annual Meeting. On behalf of our management and directors, we want to thank you for your continued support of, and confidence in, The Aaron’s Company.

Sincerely,

John W. Robinson III	Douglas A. Lindsay
Chairman of the Board of Directors	Chief Executive Officer

400 Galleria Parkway, S.E., Suite 300
Atlanta, Georgia 30339
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 3, 2023
The 2023 Annual Meeting of Shareholders (the "Annual Meeting") of The Aaron’s Company, Inc. ("we," "our," "us," "The Aaron’s Company" or the "Company"), will be held on Wednesday, May 3, 2023, at 10:00 a.m., local time, and currently is scheduled to be held at the law offices of Jones Day, located at 1221 Peachtree Street, N.E., Suite 400, Atlanta, Georgia 30361, for the purpose of considering and voting on the following items:

1.	Election of three Class III directors to hold office until the 2024 Annual Meeting of Shareholders and until their successors are duly elected and qualified.
2.	Approval, on a non-binding, advisory basis, of the Company's executive compensation.
3.	Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2023.
4.	Approval of The Aaron's Company, Inc. Amended and Restated Employee Stock Purchase Plan.
5.	Such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
Information relating to these items is provided in the accompanying Proxy Statement.

We will also offer a webcast of the Annual Meeting on the Investor Relations section of our website at investor.aarons.com that will allow you to listen to the Annual Meeting but will not provide the opportunity to vote or otherwise participate in the Annual Meeting.
    Only shareholders of record, as shown on the stock transfer books of The Aaron’s Company, on March 14, 2023 are entitled to notice of, and to vote at, the Annual Meeting. If you hold shares through a bank, broker or other nominee, more commonly known as holding shares in "street name," you must contact the firm that holds your shares for instructions on how to vote your shares.
If you were a shareholder of record on March 14, 2023, you are strongly encouraged to vote in one of the following ways, whether or not you plan to participate in the Annual Meeting: (1) in person; (2) by telephone; (3) by the Internet; or (4) by completing, signing and dating a written proxy card and returning it promptly to the address indicated on the proxy card.

BY ORDER OF THE BOARD OF DIRECTORS

Rachel G. George
Executive Vice President, General Counsel,
Corporate Secretary, Chief Compliance Officer & Chief Corporate Affairs Officer
Atlanta, Georgia
March 23, 2023

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 3, 2023.

We are pleased to announce that we are delivering your proxy materials for the 2023 Annual Meeting of Shareholders by the Internet. Because we are delivering proxy materials by the Internet, the United States Securities and Exchange Commission (the "SEC") requires us to mail a notice to our shareholders notifying them that these materials are available on the Internet and how these materials may be accessed. This notice, which we refer to as our "Notice and Access Letter," is being mailed to our shareholders on or about March 23, 2023.

Our Notice and Access Letter will instruct you on how you may vote your proxy by the Internet or by telephone, or how you can request a full set of printed proxy materials, including a proxy card to return by mail. If you would like to receive printed proxy materials, you should follow the instructions contained in our Notice and Access Letter. Unless you request them, you will not receive printed proxy materials by mail.

The Proxy Statement and Annual Report are available free of charge on our website at http://investor.aarons.com/financials/annual-and-proxy-reports/default.aspx and at http://www.proxyvote.com.

FORWARD-LOOKING STATEMENTS

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding our environmental, social, and governance goals, commitments and strategies, and our compensation programs. These statements are based on management's current expectations and plans, which involve risks and uncertainties. Actual results could differ materially from any future results express or implied by the forward-looking statements for a variety of reasons, including due to the risks, uncertainties, and other important factors that are discussed in our most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. We undertake no obligation to revise or publicly update any of these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.
PROXY SUMMARY
This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board of Directors" or the "Board") of The Aaron’s Company, Inc. ("we," "our," "us," "The Aaron’s Company" or the "Company,") of proxies for use at the 2023 Annual Meeting of Shareholders, including any adjournment or postponement thereof, which we refer to as the "Annual Meeting." This summary highlights certain material information relating to the Annual Meeting contained elsewhere in this Proxy Statement, but does not contain all of the information you should consider prior to casting your vote. As a result, you should read this entire Proxy Statement carefully before voting. We anticipate that our Notice and Access Letter will first be mailed, and that this Proxy Statement along with our Annual Report to Shareholders for the fiscal year ended December 31, 2022 ("Annual Report") will be made available to our shareholders, on or about March 23, 2023.
2023 Annual Meeting of Shareholders

Date and Time	May 3, 2023, at 10:00 a.m., local time
Place	Jones Day 1221 Peachtree St NE, Suite 400 Atlanta, Georgia 30361
Record Date	March 14, 2023
Voting	Shareholders as of the record date are entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on at the Annual Meeting.
Admission	Attendance at the Annual Meeting will be limited to shareholders as of the record date or their authorized representatives.
Matters To Be Considered and Voting Recommendations

Proposal	Board Recommendation
Election of three Class III directors to hold office until the 2024 Annual Meeting of Shareholders and until their successors are duly elected and qualified	"FOR" each director nominee
Approve, on a non-binding advisory basis the Company's executive compensation	"FOR"
Ratify the appointment of Ernst & Young LLP ("EY") as the Company's independent registered public accounting firm for 2023	“FOR”
Approve The Aaron's Company, Inc. Amended and Restated Employee Stock Purchase Plan	"FOR"

See "Matters To Be Voted On" beginning on page 3 for more information.
Executive Compensation Matters
The Compensation Committee of our Board of Directors designed our executive compensation program to retain key executives and motivate them to foster a culture of engagement and performance. Our executive compensation program is also structured so that a meaningful percentage of compensation is tied to the achievement of challenging levels of company and personal performance objectives. We believe this design will enable us to meet the operational, financial and strategic objectives established by our Board of Directors. Each of our named executive officers identified in the "Compensation Discussion and Analysis" section of this Proxy Statement, which we refer to as our "named executive officers" ("NEOs"), generally has a greater portion of their total direct compensation that is variable and performance-based than do our other team members. This is consistent with our philosophy that incentive compensation opportunities linked to performance – including financial, operating and stock price performance – should increase as overall responsibility increases.
Incentive compensation for 2022 performance is reflective of the Company's financial results. The Aaron's Company, Inc. and its consolidated subsidiaries, which holds, directly or indirectly, the assets and liabilities historically associated with the historical Aaron's Business segment is referred to as the "Aaron's Business". Results of the Company's performance for the year ended December 31, 2022, include the following:
•On April 1, 2022, the Company completed the previously announced transaction to acquire a 100% ownership of Interbond Corporation of America, doing business as BrandsMart U.S.A. The Company's financial results for the year ended December 31, 2022 include the results of BrandsMart U.S.A. subsequent to the April 1, 2022 acquisition date.
•We reported consolidated revenues of $2.25 billion in 2022 compared to $1.85 billion in 2021, an increase of 21.9%, primarily driven by the acquisition of BrandsMart U.S.A. on April 1, 2022, partially offset by lower revenues at the Aaron's Business segment. E-commerce revenues for the Aaron's Business grew 6.5% in 2022 and represented 15.8% of lease revenues compared to 14.2% in 2021. For BrandsMart, e-commerce revenues grew 8.5% in 2022 compared to 2021. During the year, the Company opened 95 new GenNext locations. Combined with the 116 GenNext locations open at the beginning of the year, total GenNext stores contributed 19.7% of total lease revenues and fees and retail revenues for the Aaron's Business segment in 2022.
•The Company reported a consolidated loss before income taxes of $14.7 million during 2022 compared to earnings before income taxes of $145.9 million in 2021. The results for 2022 were negatively impacted by restructuring charges of $32.7 million, a non-cash charge for a fair value adjustment to the acquired BrandsMart merchandise inventories of $23.1 million, BrandsMart acquisition-related costs of $14.6 million, goodwill impairment charges of $12.9 million recognized for the Aaron's Business reporting unit, acquisition-related intangible amortization expense of $9.0 million, and separation-related costs of $1.2 million.
•We returned $26.9 million to our shareholders in 2022 through the repurchase of 735,032 shares of common stock, which represented approximately 2.4% of the common stock outstanding as of December 31, 2021, and the payment of our quarterly cash dividends.
•We generated cash from operating activities of $170.4 million in 2022 and had $27.7 million of cash and $288.5 million of availability under our $375.0 million Revolving Facility as of December 31, 2022.
2022 Performance and Incentive Pay Outcomes
Based on 2022 performance (see "Compensation Discussion and Analysis" for further details), the Compensation Committee approved the following incentive awards for our named executive officers:
•Messrs. Lindsay, Olsen, Wall, Noe and Ms. George earned annual cash incentive awards of 12.5% of target based on Company financial performance and the achievement of compliance-related goals.
•Our named executive officers also received awards under the performance share component of our 2022 long-term incentive program ("LTIP"). This component represents 50% of the annual grant value made under our 2022 LTIP to our NEOs. The performance share units granted in 2022 are based upon a 3-year performance and service period, as described further below.
See "Compensation Discussion and Analysis" beginning on page 37 for more information.

MATTERS TO BE VOTED ON
Proposal 1: Election of Three Class III Directors
Our amended and restated articles of incorporation provides for a classified board of directors divided into three classes, each class as nearly equal in number as practicable, designated Class I, Class II and Class III. The directors designated as Class I and Class II directors are currently serving terms expiring at the 2024 Annual Meeting of Shareholders. The directors designated as Class III directors are currently serving terms expiring at the Annual Meeting. Each Class III director elected at the Annual Meeting shall hold office until the 2024 Annual Meeting of Shareholders. Beginning at the 2024 Annual Meeting of Shareholders, all of our directors will stand for election each year for annual terms, and our Board will thereafter no longer be classified.
Our Board recommends the election of the nominees listed below. Each nominee elected to serve as a director will hold office until the expiration of his or her term at the 2024 Annual Meeting of Shareholders and until his or her successor is duly elected and qualified or until his or her earlier resignation, removal from office or death. If, at the time of the Annual Meeting, any of such nominees should be unable to serve, the proxy holders will vote for such substitutes as our Board of Directors recommends or the Board may reduce the number of directors accordingly. In no event will the proxy be voted for more than three nominees. Our management has no reason to believe that any nominee for election at the Annual Meeting will be unable to serve if elected.
The following table provides summary information about each nominee, all of whom currently serve on our Board of Directors. All of the nominees listed below have consented to serve as directors if elected.

Nominee	Age	Occupation	Independent	Joined Our Board
Walter G. Ehmer	56	Chairman and Chief Executive Officer of Waffle House, Inc.	Yes	December 2020
Timothy A. Johnson	55	Chief Financial Officer of Victoria's Secret & Co.	Yes	May 2021
Marvonia P. Moore	65	Retired Vice President and General Manager for the AT&T portfolio in Georgia and South Carolina	Yes	May 2021
Assuming a quorum is present, a nominee will be elected upon the affirmative vote of a majority of the total votes cast at the Annual Meeting with respect to the election of any nominee, which means that the number of votes cast in favor of a nominee’s election exceeds the number of votes cast against that nominee’s election. If an incumbent director fails to receive a majority of the votes cast, the incumbent director will promptly tender his or her resignation to our Board of Directors. Our Board of Directors can then choose to accept the resignation, reject it or take such other action that our Board of Directors deems appropriate.

Our Board of Directors recommends that you vote "FOR"
the election of each of the nominees above.

Proposal 2: Approval, on a Non-Binding Advisory Basis, of Executive Compensation
At our 2021 Annual Meeting of Shareholders, our shareholders voted to conduct an advisory vote to approve executive compensation each year. In response to this vote, we provide our shareholders with the annual opportunity to cast an advisory vote to approve the compensation of our named executive officers. The vote on this proposal represents an additional means by which we obtain feedback from our shareholders about executive compensation. Among other responsibilities, our Compensation Committee sets executive compensation for our named executive officers, which is designed to link pay with performance while enabling us to competitively attract, motivate and retain key executives. The overall objective of our executive compensation program is to encourage and reward the creation of sustainable, long-term shareholder value.
We believe 2022 performance and pay results are indicative of a strong linkage between pay and performance created by our executive compensation structure and incentive plan design. During 2022, the Compensation Committee’s deliberations regarding how much to pay our named executive officers included, among other performance metrics, (i) changes in business strategy, (ii) company performance expectations, (iii) external market data, (iv) actual company performance and, with respect to the compensation for certain named executive officers, the actual performance of business segments, (v) individual executive performance and (vi) internal compensation equity with named executive officers. Our focus on these performance metrics as measured in our annual incentive plans led to solid results for 2022, and we believe has positioned our operations well for the future. We believe our equity program serves to further align the interests of our named executive officers with those of our shareholders.
We encourage our shareholders to read the "Compensation Discussion and Analysis" section of this Proxy Statement, which discusses how our compensation policies and programs support our compensation philosophy. Our Board of Directors and the Compensation Committee believe these policies and programs are strongly aligned with the long-term interests of our shareholders.
Accordingly, we ask for shareholder approval of the following resolution:
"RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, compensation tables and narrative disclosure, is hereby APPROVED."
This vote is advisory and therefore not binding on us, our Board of Directors or the Compensation Committee. However, our Board of Directors and the Compensation Committee value the opinions of our shareholders, and the Compensation Committee takes seriously its role in the governance of compensation. The Compensation Committee will consider the result of this year’s vote, as well as other communications from shareholders relating to our compensation practices, and take them into account in future determinations concerning our executive compensation program. Our next advisory vote to approve executive compensation is expected to occur at our 2024 Annual Meeting of Shareholders.
Assuming a quorum is present, the resolution above approving our executive compensation will be approved if the votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting in favor of the resolution exceed the votes cast against the resolution.

Our Board of Directors recommends that you vote "FOR"
the resolution approving our executive compensation.

Proposal 3: Ratification of the Appointment of the Independent Registered Public Accounting Firm
The Audit Committee of our Board of Directors (the "Audit Committee") has appointed Ernst & Young LLP, which we refer to as "EY," to audit our consolidated financial statements for the year ending December 31, 2023, as well as the effectiveness of our internal controls over financial reporting as of December 31, 2023. A representative of EY will be present at the Annual Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions from shareholders.
We are asking our shareholders to ratify EY's appointment as our independent registered public accounting firm. Although ratification is not required by our amended and restated bylaws or otherwise, our Board of Directors is submitting the appointment of EY to our shareholders for ratification because we value our shareholders’ views on our independent registered public accounting firm and view the ratification vote as a matter of good corporate practice. In the event that our shareholders fail to ratify the appointment, it is anticipated that no change in our independent registered public accounting firm would be made for fiscal year 2023 because of the difficulty and expense of making any change during the current fiscal year. However, our Board of Directors and the Audit Committee would consider the vote results in connection with the engagement of an independent registered public accounting firm for fiscal year 2024. Even if EY's appointment is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and its shareholders.
Assuming a quorum is present, the proposal to ratify the appointment of our independent registered public accounting firm for 2023 will be approved if the votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting in favor of the proposal exceed the votes cast against the proposal.

Our Board of Directors recommends that you vote "FOR"
the ratification of the appointment of our independent registered public accounting firm for 2023.

Proposal 4: Approval of the Aaron’s Company, Inc. Amended and Restated Employee Stock Purchase Plan
We are asking our shareholders to consider and approve The Aaron’s Company, Inc. Amended and Restated Employee Stock Purchase Plan (the “A&R ESPP”). Our Board of Directors approved the A&R ESPP on March 17, 2023, subject to approval by our shareholders at the 2023 Annual Meeting of Shareholders. If this Proposal 4 is approved by our shareholders, the A&R ESPP will become effective upon the date of the 2023 Annual Meeting of Shareholders. In the event that our shareholders do not approve this Proposal 4, the A&R ESPP will not become effective and the existing The Aaron’s Company, Inc. Employee Stock Purchase Plan (the “Current ESPP”) will continue in its current form. The A&R ESPP is generally designed to qualify for favorable income tax treatment under Section 423 of the Code.
The principal features and purpose of the A&R ESPP are summarized below. The material changes made in connection with this amendment and restatement include the following:
•Increase in Share Reserve. The A&R ESPP would increase the number of shares of common stock, $0.50 par value per share, of the Company (“Common Stock”) available for issuance or transfer thereunder (subject to adjustment as described in the A&R ESPP) from 200,000 shares to 1,050,000 shares. These additional 850,000 shares, together with the 20,527 shares that remain available for issuance under the Current ESPP, are anticipated to be sufficient for purchases under the A&R ESPP for approximately 4 years, but the shares could last for a different period of time if actual practice does not match current expectations or our share price changes materially. If the A&R ESPP is not approved, we may not have sufficient shares to cover purchases for another offering period. In fact, the Compensation Committee suspended the Current Plan and the offerings thereunder beginning January 2023, as it did not anticipate that the remaining shares available for issuance under the Current ESPP would have been sufficient to cover the number of shares that would have otherwise been issued in the suspended offering period that was scheduled to begin in January 2023.
•Participation of Section 16 Officers. The A&R ESPP would permit the participation of “highly compensated employees” of the Company or a subsidiary who are subject to the disclosure requirements of Section 16(a) of the Securities and Exchange Act of 1934 ("Section 16 officers"). These individuals are currently excluded from the participating in the Current ESPP.
•Removal of Holding Requirement. The A&R ESPP would remove a requirement in the Current ESPP that employees must hold shares of Common Stock purchased thereunder for one year following such purchase.
We believe that the adoption of the A&R ESPP promotes our interests and those of our shareholders by assisting us in attracting, retaining, and stimulating the performance of our employees. The A&R ESPP provides our employees with an opportunity to acquire a proprietary interest in our company and thereby align their interests with the interests of our other shareholders and give them an additional incentive to use their best efforts for the long-term success of our company.
Summary of Material Terms of the A&R ESPP
The following summary of the A&R ESPP is qualified in its entirety by reference to the complete text of the A&R ESPP, which is attached to this Proxy Statement as Appendix B. Capitalized terms used in this summary, but not otherwise defined in this summary, shall have the respective meanings ascribed to them in the A&R ESPP.
Shares Available Under A&R ESPP
Subject to adjustment as described in this Proposal 4, the aggregate number of shares that will be available for issuance or transfer pursuant to the A&R ESPP is 1,050,000 shares, of which 179,473 shares have already been issued under the Current ESPP. The shares made available for sale under the A&R ESPP may be authorized but unissued shares, treasury shares, reacquired shares reserved for issuance under the A&R ESPP, or shares acquired on the open market. As noted above, the Current ESPP has an aggregate share reserve of 200,000 (of which 20,527 remain available under the A&R ESPP). Therefore, the new share reserve under the A&R ESPP will increase the current share reserve by 850,000 shares.
Based on the closing price on the New York Stock Exchange for our Common Stock on February 28, 2023 of $14.35 per share, the aggregate market value as of that date of the additional 850,000 shares of Common Stock requested under the A&R ESPP was approximately $12.2 million. This increase is approximately 2.8% of our outstanding Common Stock as of February 28, 2023.
Administration
The A&R ESPP is administered by the Compensation Committee, although the Compensation Committee generally may delegate administrative tasks under the A&R ESPP to the services of an agent and/or Company employees to assist with the administration of the A&R ESPP. Subject to the provisions of the A&R ESPP and applicable law, the Compensation Committee or its delegate has authority to interpret the terms of the A&R ESPP and determine eligibility to participate in the

A&R ESPP. All determinations of the Compensation Committee are final and binding on all persons having an interest in the A&R ESPP.
Eligibility and Enrollment
Employees eligible to participate in the A&R ESPP for a given offering period generally include employees of the Company and certain of its designated subsidiaries who are employed on the first day of the offering period, which is the enrollment date. Employees who have not been employed for at least six months or that customarily work 20 hours per week or less are not eligible to participate in the A&R ESPP. The Board or Compensation Committee will designate from time to time which of its subsidiaries are eligible to participate in the A&R ESPP. As of February 28, 2023, the Company and the designated subsidiaries have approximately 9,721, employees who are eligible to participate in the A&R ESPP out of a total of 9,840 employees employed by the Company and all of its subsidiaries. The basis for participation in the A&R ESPP is meeting the eligibility requirements and electing to participate.
The Compensation Committee may, but is not required to, exclude from participation in the A&R ESPP, certain employees who are “highly compensated employees” (within the meaning of Section 414(q) of the Code) and certain foreign employees. Further, no employees will be granted an option under the A&R ESPP if (a) immediately after the grant of the option, he or she (or any other person whose stock would be attributed to him/her) would own stock of the Company or any parent or subsidiary (and/or hold outstanding options to purchase stock) possessing more than 5% or more of the combined voting power or value of all classes of stock of the Company or any parent or subsidiary or (b) his or her rights to purchase stock under all employee stock purchase plans (within the meaning of Code Section 423) of the Company or its parent or subsidiary accrues at a rate that exceeds $25,000 of the fair market value of such stock (determined at the time of grant) for each calendar year in which the option is outstanding (as determined in accordance with Code Section 423).
Employees may enroll in the A&R ESPP by completing a payroll deduction form permitting the deduction of at least 1% but not more than 10% of their compensation. Eligible compensation includes base salary and wages paid to the employee, before deduction for any deferral contributions to any tax-qualified or nonqualified deferred compensation plan.
Such payroll deductions may be expressed as a whole number percentage, and the accumulated deductions generally are applied to the purchase of shares on each purchase date (as described below). However, a participant may not purchase more than 500 shares in each offering period. The Compensation Committee has the authority to change the foregoing individual share limitation for any subsequent offering period, in compliance with the rules prescribed by the A&R ESPP and Section 423 of the Code.
Offering Period, Purchase of Shares and Payroll Deductions
Under the A&R ESPP, participants have the ability to purchase shares of our Common Stock at a discount during a series of successive offering periods, which commence and end on such dates as determined by the Compensation Committee or (to the extent permitted by law) its delegate. Unless otherwise determined by the Compensation Committee or its delegate, each offering period will be six months in length. However, in no event may an offering period be longer than 27 months in length.
The purchase price of each share of our Common Stock under the A&R ESPP is generally the lower of 85% of the closing trading price per share of our Common Stock on the first trading date of an offering period in which a participant is enrolled or 85% of the closing trading price per share of our Common Stock on the purchase date, which occurs on the last trading day of each offering period.
Unless a participant has previously canceled his or her participation in the A&R ESPP before the purchase date, the participant is deemed to have exercised his or her ability to purchase shares of our Common Stock in full as of each purchase date. Upon exercise, the participant purchases the number of whole shares that his or her accumulated payroll deductions will buy at the purchase price per share of our Common Stock, subject to the participation limitations listed above and shares available under the A&R ESPP.
A participant may withdraw from the A&R ESPP at any time prior to the end of an offering period, in which case the participant will be paid his or her account balance in cash without interest within 30 calendar days after his or her withdrawal election is received by the Company or its designee. In addition, a participant may decrease (but not increase) his or her payroll deduction authorization once during any offering period. If a participant wants to increase (or further decrease) the rate of payroll withholding, he or she may do so effective for the next offering period by submitting a new form before the offering period for which such change is to be effective; otherwise, a participant will automatically participate in the next offering period at the same rate of payroll withholding as in effect at the end of the prior offering period (so long as the participant remains eligible to participate in the A&R ESPP).
Non-Transferability and Restrictions on Resale
A participant may not assign, transfer, pledge or otherwise dispose of (other than by will or the laws of descent and distribution) payroll deductions credited to a participant’s account or any rights to purchase shares of our Common Stock or to receive shares of our Common Stock under the A&R ESPP, and during a participant’s lifetime, rights to purchase shares of our Common Stock in the A&R ESPP shall be exercisable only by such participant. Any such attempt at assignment, transfer, pledge or other disposition will not be given effect. The Compensation Committee may, in its sole discretion, place additional restrictions on the sale or transfer of our shares purchased under the A&R ESPP by notice to the participants in advance of the offering period.
Termination of Eligibility
If an individual’s eligibility to participate in the A&R ESPP terminates for any reason before the last day of the offering period, the termination will cause payroll deductions to cease immediately. If the eligible employee’s subscription account has a cash balance remaining when he or she terminates, this balance will be refunded to the eligible employee in cash (without interest) within 30 calendar days after the employee ceases to be eligible.
Adjustments; Dissolution; Corporate Transactions
In the event of any Common Stock stock split, reverse stock split, recapitalization, reorganization, combination, merger, consolidation, split-up, spin-off, repurchase, dividend or other distribution, or exchange of Common Stock or other securities of the Company, or any other change in the Company’s structure affecting the Common Stock, then in order to prevent dilution or enlargement of benefits or potential benefits intended to made available under the A&R ESPP, the Compensation Committee will, in such manner as it deems equitable, adjust the aggregate number and class of shares of Common Stock available under the A&R ESPP, the number and price of shares which any participant has elected to purchase under the A&R ESPP, and the maximum number of shares which a participant may elect to purchase in any single offering period. If there is a proposal to dissolve or liquidate the Company, then the A&R ESPP will terminate immediately prior to the consummation of such proposed dissolution or liquidation, and any offering period then in progress will be shortened by setting a new purchase date to take place before the date of our dissolution or liquidation (unless otherwise determined by the Compensation Committee). We will notify each participant of such change in writing at least ten business days prior to the end of the new offering period. If we undergo a merger with or into another entity or a sale of all or substantially all of our assets or certain other corporate events, each outstanding right to purchase shares of our Common Stock will be assumed, or an equivalent right to purchase shares of Common Stock substituted, by the successor entity or the parent or subsidiary of the successor entity. If the successor entity refuses to assume or substitute the outstanding rights to purchase shares of our Common Stock or substitute equivalent rights, then any offering period then in progress will be shortened by setting a new purchase date to take place before the date of the proposed corporate event. We will notify each participant of such change in writing at least ten business days prior to the end of the new offering period.
Qualification
In general, the A&R ESPP is intended to comply with Section 423 of the Code, which may provide participants with certain tax benefits upon their subsequent sale or other disposition of the shares of Common Stock that they purchase under the A&R ESPP. However, the Compensation Committee may adopt sub-plans applicable to particular participating subsidiaries or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Code. The A&R ESPP is not subject to any provision of the Employee Retirement Income Security Act of 1974, as amended, nor is it qualified under Section 401(a) of the Code.
Amendment and Termination
Our Board of Directors or the Compensation Committee may amend, suspend or terminate the A&R ESPP at any time. However, no amendment may increase the number of shares of Common Stock available under the A&R ESPP, change the employees eligible to participate, or cause the A&R ESPP to cease to be an “employee stock purchase plan” within the meaning of Section 423 of the Code, without obtaining shareholder approval within 12 months before or after such amendment. If the A&R ESPP is terminated before the scheduled expiration of any offering period, each participant’s account balance will be distributed to him or her in cash (without interest) as soon as administratively practicable.
Federal Income Tax Consequences
The following discussion is a summary of the general U.S. federal income tax rules applicable to the A&R ESPP, as currently in effect. This is not a complete summary of the applicable federal tax rules, and does not address any non-U.S., state, or local tax consequences. This summary is presented for the information of shareholders considering how to vote on this proposal and not for A&R ESPP participants, and employees should consult their own tax advisors to discuss the tax implications of participating in the plan since a taxpayer’s particular tax situation may alter the tax result described below.
The A&R ESPP and the right of participants to make purchases thereunder are generally intended to qualify under the provisions of Sections 421 and 423 of the Code. Under those provisions, no income should be taxable to a participant at the time of grant of the option or the purchase of shares. A participant may, however, become liable for tax upon the disposition of shares acquired under the A&R ESPP (or if he or she dies holding such shares). In these cases, the tax consequences will depend on how long a participant has held the shares prior to disposition.
If the shares are disposed of at least one year after the shares were purchased under the A&R ESPP and at least two years after the first day of the offering period to which the shares relate (or if the participant dies while holding the shares), the participant (or in the case of the participant’s death, the participant’s estate) will recognize ordinary income in the year of disposition in an amount equal to the lesser of (a) the excess of fair market value of the shares at the time of such disposition over the purchase price of the shares (the option price), or (b) the excess of the fair market value of the shares at the time the option was granted (the first day of the offering period) over the purchase price (assuming purchase on the first day of the offering period). Any additional gain will be taxed at long-term capital gain rates. If the shares are sold and the sales price is less than the purchase price, the participant will have a long-term capital loss equal to the difference. No deduction will be allowed to the Company.
If the shares are sold or disposed of (including by way of gift) before the expiration of the applicable holding periods discussed above, the participant will generally recognize ordinary income in the year of sale or disposition in an amount equal to the excess of the fair market value of the shares on the purchase date over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. The Company will be allowed a deduction for federal income tax purposes equal to the ordinary income realized by the employee.
New Plan Benefits under the A&R ESPP
The amounts of future purchases under the A&R ESPP are not determinable because participation is voluntary, participation levels depend on each participant’s elections and the restrictions of Section 423 of the Code and the A&R ESPP, and the per-share purchase price depends on the future value of our Common Stock. Only certain employees of the Company and its participating subsidiaries are eligible to participate in the A&R ESPP. Non-employee directors are not eligible to participate in the A&R ESPP.
Aggregate Past Grants Under the Current ESPP
The following table shows the number of shares of our Common Stock that have been purchased by employees since the inception of the Current ESPP through 12/30/22, the most recent purchase date under the Current ESPP to have occurred.

Name and Position	Number of Shares (#)
Named Executive Officers(1)
Douglas A. Lindsay, Chief Executive Officer	N/A
Steve Olsen, President	N/A
C. Kelly Wall, Chief Financial Officer	103
Rachel G. George, General Counsel, Corporate Secretary, Chief Compliance Officer and Chief Corporate Affairs Officer	N/A
Douglass A. Noe, Corporate Controller and Principal Accounting Officer	N/A
Executive Group	N/A
Non-Executive Director Group	N/A
Each nominee for election as a director:
Walter G. Ehmer	N/A
Timothy A. Johnson	N/A
Marvonia P. Moore	N/A
Each associate of any of the foregoing	N/A
Non-Executive Officer Employee Group	179,370

(1) As described above, Section 16 officers (including our named executive officers) are excluded from participating in the Current ESPP. The shares disclosed in this table for Mr. Wall were purchased under the Current ESPP before he became a Section 16 officer.

Registration with the SEC
We intend to file a registration statement on Form S-8 relating to the issuance of Common Stock under the A&R ESPP with the SEC pursuant to the Securities Act of 1933, as amended, as soon as practicable if the A&R ESPP is approved by our stockholders.

Vote Required
Approval of the A&R ESPP requires that the votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting in favor of this Proposal 4 exceed the votes cast against this Proposal 4. Abstentions and broker non-votes will not be counted as either votes cast “For” or “Against” Proposal 4 and have no effect on the vote for this Proposal 4.

Our Board of Directors recommends that you vote "FOR"
the Approval of the A&R ESPP.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth aggregate information as of December 31, 2022 about the Company’s compensation plans under which our equity securities are authorized for issuance.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)(2)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(1)(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(3)
Equity Compensation Plans Approved by Shareholders	1,501,998	$15.45	2,495,704
Equity Compensation Plans Not Approved by Shareholders	N/A	N/A	N/A
Total	1,501,998	$15.45	2,495,704

(1)Of the 1,501,998 securities to be issued upon exercise of the outstanding options, warrants and rights, 879,558 are options with a weighted average exercise price of $15.45 and the remaining 622,440 are RSUs and performance shares that do not have an exercise price.
(2)As of March 14, 2023, there were 1,980,228 securities to be issued upon exercise of outstanding options, warrants and rights, assuming target level performance is achieved for performance shares. Of this amount, 1,151,717 are options with a weighted average exercise price of $14.64 and a weighted average remaining life of 7.44 years. The remaining 828,511 are RSUs and performance shares that do not have an exercise price.
(3)As of March 14, 2023, the aggregate number of common shares authorized and available for future issuance under the Amended and Restated 2020 Plan and Employee Stock Purchase Plan is 1,318,497. Between March 14, 2023 and May 8, 2023, we expect to grant awards covering approximately 10,000 common shares under the Amended and Restated 2020 Plan.

GOVERNANCE
Nominees to Serve as Directors (Class III Directors)

Walter G. Ehmer, 56, has served as a director of the Company since December 2020. Mr. Ehmer is currently the Chairman and Chief Executive Officer of Waffle House, Inc., a position he has held since 2022. Mr. Ehmer has held various positions with Waffle House, Inc. since joining the company in 1992 as a senior buyer in the purchasing department, including most recently serving as its President and Chief Executive Officer from 2012 to 2022, as President and Chief Operating Officer from 2006 until 2012 and as Chief Financial Officer from 1998 until 2002. Mr. Ehmer previously served on the Board of Directors of PROG Holdings, Inc. (formerly Aaron's Holdings Company, Inc.) ("Former Parent") from May 2016 to November 2020. Mr. Ehmer previously served as a member of the Georgia Tech Industrial Engineering Advisory Board, the Georgia Tech Alumni Association Board of Trustees, the Georgia Tech President’s Advisory Board, the Georgia Tech Foundation, and the University System of Georgia Foundation Board. Mr. Ehmer is also a past chairperson of the Georgia Tech Alumni Association. Mr. Ehmer also serves on the boards of the City of Atlanta Police Foundation, the Metro Atlanta Chamber of Commerce, and Children's Healthcare of Atlanta Foundation.

Among other qualifications, Mr. Ehmer brings significant management and financial experience to our Board of Directors. His experience in multiple senior executive leadership positions, including with responsibility for accounting-related matters, provide him with managerial and financial expertise that is utilized by our Board of Directors. These skills and experiences qualify him to serve on our Board of Directors.

Timothy A. Johnson, 55, has served as a director of the Company since May 2021. Mr. Johnson currently is the Chief Financial and Administrative Officer of Victoria's Secret & Co., the world's largest intimates specialty retailer, a position he has held since June 2021. Mr. Johnson was previously employed by Big Lots, Inc., a retail company, for nineteen years, commencing in 2000 serving in various roles of increasing responsibility including most recently as Executive Vice President, Chief Financial Officer and Chief Administrative Officer. He also held the positions of Senior Vice President and Chief Financial Officer; Senior Vice President, Finance; Vice President Strategic Planning and Investor Relations and Director, Strategic Planning. Before joining Big Lots, Inc. Mr. Johnson was employed by Limited Brands, Inc. from 1992 to 2000 serving as a senior accountant and then as Director, Financial Reporting. Prior to that he was a senior associate for Coopers and Lybrand from 1989 to 1992. Mr. Johnson currently serves on the board of LogicSource, a professional services firm focused on procurement for retail and consumer clients. He also serves on the boards of Marburn Academy and Nationwide Children’s Hospital Foundation.

Among other qualifications, Mr. Johnson brings significant operational management and financial experience to our Board of Directors. His experience in multiple senior executive leadership positions provide him with retail operations, accounting and financial experience, which are utilized by our Board of Directors. These skills and experiences qualify him to serve on our Board of Directors.

Marvonia P. Moore, 65, has served as a director of the Company since May 2021. She held a variety of senior management positions at AT&T, Inc., a telecommunications company, throughout her 37 year career until her retirement in 2021. Most recently she was Vice President and General Manager for the AT&T portfolio in Georgia and South Carolina. Prior to that she also held positions of Assistant Vice President-Market Development, Region Vice President-Business Sales (AT&T Mobility LLC) and Vice President-AT&T Customer Care. During a brief time between AT&T assignments, Ms. Moore served as Regional Vice President for W.W. Grainger, Inc. and Managing Partner for her consulting practice. Her leadership roles focused extensively on B2B sales, marketing and operations and consumer market growth strategies, utilizing direct and indirect retail and omni-channels.

Among other qualifications, Ms. Moore brings significant management and operational experience to our Board of Directors. She served as a director on the corporate board and compensation committee for Minneapolis based Ault, Inc. Her leadership positions in the Atlanta community, include serving as Chair of Atlanta Technical College Local Board and the Atlanta Workforce Development Agency, and a board member/trustee for Morehouse Women in Golf Foundation, Atlanta Partners for Education, Central Atlanta Progress Advisory Board, Georgia 100 Mentor Exchange, and AT&T Management Review Committee’s Family Care Development Fund. These skills and experiences qualify her to serve on our Board of Directors.

Continuing Directors (Class I and Class II Directors)
Class I

Hubert L. Harris, Jr., 79, has served as a director of the Company since December 2020 and currently serves as the Lead Director. Since 1992, Mr. Harris has owned and operated Harris Plantation, Inc., a cattle, hay and timber business. Mr. Harris has also served as a trustee for SEI mutual funds since 2008. Mr. Harris previously served as CEO of Invesco North America, CFO of Invesco PLC and Chairman of Invesco Retirement Services, and served on the Board of Directors of Invesco from 1993 to 2004. From 1983 to 1988, Mr. Harris was President and Executive Director of the International Association for Financial Planning. Mr. Harris also served as the Assistant Director of the Office of Management and Budget in Washington, D.C. from 1977 to 1980. Mr. Harris previously served as a director for Former Parent from August 2012 until November 2020. Mr. Harris is on the Board of Councilors of the Carter Center, and he previously served as chair of the Georgia Tech Foundation and chair of the Georgia Tech Alumni Association.

Among other qualifications, Mr. Harris brings a strong financial background and extensive business experience to our Board of Directors. His service on numerous for-profit and non-profit boards and management experience provide him with governance and financial expertise, which are utilized by our Board of Directors. These skills and experiences qualify him to serve on our Board of Directors.

 John W. Robinson III, 51, has been a director of the Company since December 2020 and serves as Chairman of the Board. Mr. Robinson previously served as the Chief Executive Officer of Former Parent from November 2014 to November 2020 and was also named President of Former Parent from February 2016 to November 2020. Mr. Robinson also served on the board of Former Parent from November 2014 to November 2020. From 2012 to November 2014, Mr. Robinson served as the Chief Executive Officer of Progressive Finance Holdings, LLC ("Progressive"), which was acquired by Aaron’s, Inc. in April 2014. Prior to working at Progressive, he served as the President and Chief Operating Officer of TMX Finance LLC, or "TMX Finance." He joined TMX Finance as Chief Operating Officer in 2004 and was appointed President in 2008. Prior to working at TMX Finance, he worked in the investment banking groups at Morgan Stanley, Lehman Brothers and Wheat First Butcher Singer. Mr. Robinson is a National Trustee for the Boys and Girls Club of America and a Trustee of Washington and Lee University.

Among other qualifications, Mr. Robinson brings significant operational and financial experience to our Board of Directors. His considerable experience in senior management, and his leadership and intimate knowledge of our business, provide him with strategic and operational expertise generally and for the Company specifically, which are utilized by our Board of Directors. These skills and experiences qualify him to serve on our Board of Directors.

Class II

Laura N. Bailey, 62, has served as a director of the Company since May 2021. Prior to her retirement in April 2021, Ms. Bailey was employed by Capital One Financial Corporation for almost fifteen years commencing in 2006 including most recently as Corporate Senior Vice President Community Impact and Investment and also serving in the role of Corporate Senior Vice President, Community Finance and Community Affairs during her career at Capital One Financial Corporation. Her other experience includes serving as Regional Executive, Central U.S. Community Development Banking for Bank of America Corporation from 1999 to 2006; Vice President, Corporate Banking for JP Morgan Chase & Company from 1992 to 1999; and Vice President, Commercial Real Estate Lending for Bank United Corporation. Ms. Bailey previously served as a trustee for Enterprise Community Partners and on the boards of Community Preservation Development Corporation, Affordable Housing Investors Council, Capital One Foundation and the Affordable Housing Tax Credit Coalition.

Among other qualifications Ms. Bailey brings significant management, financial and regulatory experience to our Board of Directors. She completed the Sustainability and Climate Risk Certification (SCR) from the Global Association of Risk Professionals, furthering her expertise as a sustainability and climate risk leader. Her extensive leadership background and knowledge in strategic financial related matters provide her with managerial and financial expertise that is utilized by our Board of Directors. These skills and experiences qualify her to serve on our Board of Directors. She has received Director Certification from the National Association of Corporate Directors.

Kelly H. Barrett, 58, has served as a director of the Company since December 2020. Prior to her retirement in 2018, Ms. Barrett was employed by The Home Depot for sixteen years, commencing in 2003 serving in various roles of increasing responsibility including most recently as Senior Vice President-Home Services where she ran the $5 billion Home Services division of The Home Depot, including in-home sales and installation, operations, customer contact centers as well as contractor sourcing, onboarding and compliance. She also held the positions of Vice President-Internal Audit and Corporate Compliance, Senior Vice President - Enterprise Program Management and Vice President-Corporate Controller. Before joining The Home Depot, Ms. Barrett served for more than 10 years in senior management positions and ultimately as Senior Vice President and Chief Financial Officer of Cousins Properties Incorporated, a publicly traded real estate investment trust. Ms. Barrett has served on the Board of Directors of EVERTEC, Inc. (NYSE: EVTC), a full service transaction processing business since May 2021 and the Board of Directors of Piedmont Office Realty Trust, Inc. (NYSE: PDM), a real estate investment trust since 2016, and Americold Realty Trust (NYSE: COLD), since May 2019. She previously served on the Board of Directors of State Bank Financial Corporation from 2011 to 2016 and Former Parent from May 2019 to November 2020. Her leadership positions in the Atlanta community include currently serving on the National Association of Corporate Directors Atlanta Chapter Board, Board of the Metro Atlanta YMCA, where she was formally Chair of the Board, a member of the Georgia Tech Foundation Board of Trustees and the Advisory Board of Scheller College of Business at Georgia Tech where she was formally the Chair of the Board. She has previously served on the Board of the Girl Scouts of Greater Atlanta, Partnership Against Domestic Violence and the Atlanta Rotary Club.

Among other qualifications, Ms. Barrett brings significant operational management and financial experience to our Board of Directors. Her experience in multiple senior executive leadership positions and service on other boards provide her with retail operations, accounting, financial and compliance expertise which are utilized by our Board of Directors. She is also NACD Directorship Certified. These skills and experiences qualify her to serve on our Board of Directors.

Douglas A. Lindsay, 52, has been a director of the Company since December 2020 and currently serves as CEO of the Company. He previously served as the Chief Executive Officer of the Aaron's Business from July 2020 to November 2020 and was the President of the Aaron's Business from February 2016 to June 2020. Prior to that Mr. Lindsay served as the Executive Vice President and Chief Operating Officer at ACE Cash Express from February 2012 to January 2016. Previously Mr. Lindsay also served as the Executive Vice President and Chief Financial Officer from June 2007 to February 2012 and the Vice President, Finance and Treasurer from February 2005 to June 2007. His leadership positions in the Atlanta Community include currently serving on the Executive Committee of the Atlanta Chamber of Commerce and he is a member of Rotary Club of Atlanta. He is also a National Trustee - Southeast for the Boys and Girls Club of America.

Among other qualifications, Mr. Lindsay brings significant operational and financial experience to our Board of Directors. His considerable senior management and leadership experience and intimate knowledge of our business and operations provide him with strategic and operational expertise, which are utilized by our Board of Directors. These skills and experiences qualify him to serve on our Board of Directors.

Executive Officers Who Are Not Directors
Set forth below are the names and ages of each current executive officer of the Company who is not a director. All positions and offices with the Company held by each such person are also indicated.

Name (Age)	Position with the Company and Principal Occupation During the Past Five Years
Rachel G. George (43)	Executive Vice President, General Counsel, Corporate Secretary, Chief Compliance Officer and Chief Corporate Affairs Officer since August 2021. Executive Vice President, General Counsel, Corporate Secretary & Chief Corporate Affairs Officer from November 2020 to July 2021. Prior to joining the Company, she served as Senior Vice President and Deputy General Counsel of Navient Solutions, a financial services company, a position she held since January 2018. Prior to that time, Ms. George was Vice President and Deputy General Counsel of Navient Solutions from July 2017 to December 2017, and Vice President and Associate General Counsel of Navient Solutions from April 2015 to June 2017. Prior to that, Ms. George was a partner at Chapman and Cutler LLP from 2012 to March 2015.
Douglass L. Noe (53)	Vice President, Corporate Controller and Principal Accounting Officer since March 2021. He previously served as Vice President, Corporate Controller from January 2021 to March 2021. Prior to joining the Company, Mr. Noe served as Vice President, Controller of Acoustic, L.P., a marketing software solutions provider, from August 2019 to December 2020. Prior to that he served as the Senior Vice President, Corporate Controller and Treasurer of Premiere Global Services, Inc., a conferencing and collaboration provider, from June 2009 to August 2019. He also served as the Vice President and Corporate Controller of ChoicePoint, Inc., an information and decision-making technology provider, from October 2006 to June 2009.
Stephen Olsen (51)	President since December 2020. He previously served as President of the Aaron's Business from July 2020 to November 2020. Prior to that he served as Chief Operating Officer of the Aaron's Business from April 2020 to June 2020 and as Chief Merchandising, Supply Chain and Transformation Officer of the Aaron's Business from December 2016 to March 2020. He also served as Senior Vice President and General Merchandising Manager of Total Wine and More from April 2013 to November 2016. Previously Mr. Olsen served as Chief Strategy Officer and Senior Vice President of Supply, E-commerce and Information Technology of Orchard Supply Hardware from June 2011 to February 2013 and as General Merchandising Officer and Senior Vice President from June 2010 to June 2011. Prior to working at Orchard Supply Hardware, Mr. Olsen served as Vice President, Merchandising in the Supplies/Office Products Division of Office Depot from November 2007 to May 2010.
C. Kelly Wall (48)	Chief Financial Officer since December 2020. He previously served as the Interim Chief Financial Officer for Former Parent from July 2020 to November 2020. Prior to that Mr. Wall served as Senior Vice President of Finance and Treasurer of Aaron's, Inc. from January 2019 to July 2020 and Vice President of Finance, Treasury and Investor Relations of Aaron's, Inc. from February 2017 to January 2019. Previously Mr. Wall served as Chief Financial Officer of CNG Holdings, Inc., a financial services company, from August 2016 to February 2017. Previously, Mr. Wall served as President of KW Financial Consulting LLC, a consulting company, from November 2015 to August 2016, and as Senior Vice President of Finance of TMX Finance, LLC from July 2013 to October 2015.

Composition, Meetings and Committees of the Board of Directors

Our Board of Directors is currently comprised of eight directors. The Class I and Class II directors are currently serving terms expiring at our 2024 Annual Meeting of Shareholders, and our Class III directors are currently serving terms expiring at the Annual Meeting. Each Class I director and each Class II director, as well as each Class III director elected at the Annual Meeting, will hold office until the 2024 Annual Meeting of Shareholders and, in each case, until his or her respective successor shall have been duly elected and qualified or until his or her earlier resignation or removal. Commencing with the 2024 Annual

Meeting of Shareholders, our Board will no longer be classified, and each director will be elected annually and shall hold office until the next annual meeting of shareholders and until his or her respective successor shall have been duly elected and qualified or until his or her earlier resignation or removal.

Our Corporate Governance Guidelines include categorical standards adopted by our Board of Directors to determine director independence that must meet the listing standards of the New York Stock Exchange ("NYSE"). Our Corporate Governance Guidelines also require that at least a majority of our Board of Directors be "independent" under the rules of the NYSE. Our Board of Directors has affirmatively determined that all of our directors are "independent" in accordance with the NYSE listing requirements and the requirements of our Corporate Governance Guidelines, other than John W. Robinson III, Chairman of the Board, and Douglas A. Lindsay, our Chief Executive Officer.
Our Board of Directors currently has three standing committees consisting of an Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. From time to time, our Board of Directors may also establish ad-hoc committees at its discretion. Our Board of Directors has adopted a charter for each of its standing committees, copies of which are available on the Investor Relations section of the Company's website at https://investor.aarons.com. The current members of each committee are identified in the table below:

Director	Audit Committee*	Compensation Committee	Nominating and Corporate Governance Committee
Laura N. Bailey	Member		Member
Kelly H. Barrett	(Chair)	Member
Walter G. Ehmer		(Chair)	Member
Hubert L. Harris, Jr.	Member		(Chair)
Timothy A. Johnson	Member	Member
Marvonia P. Moore		Member	Member
Number of Meetings in Fiscal Year 2022	8	6	4

*	All members of the Audit Committee have been designated as an “audit committee financial expert” as defined by SEC regulations.
Meetings
The Board of Directors held 14 meetings during 2022. The number of meetings held by each of our Board committees in 2022 is shown in the table above. Each of our directors attended at least 75% of the total of all meetings of our Board and 75% of the total of all meetings of the committees on which he or she is a member, during 2022 that occurred during the time when he or she served as a director.
The non-management and the independent members of our Board of Directors meet in executive session, without management present. Mr. Hubert Harris, the Lead Director of our Board of Directors, chairs these meetings.
It is our policy that directors are expected to attend the annual meeting of shareholders in the absence of a scheduling conflict or other valid reason. We anticipate that at least a majority of our directors will attend the Annual Meeting.

Committees
Audit Committee. The function of the Audit Committee is to assist our Board of Directors in fulfilling its oversight responsibility relating to: (i) the integrity of the Company’s consolidated financial statements; (ii) the financial reporting process and the systems of internal accounting and financial controls; (iii) the performance of the Company’s internal audit function and independent auditors; (iv) the independent auditors’ qualifications and independence; (v) the Company’s compliance with ethics policies (including oversight and approval of related party transactions and reviewing and discussing certain calls to the Company’s ethics hotline and the Company’s investigation of and response to such calls) and legal and regulatory requirements; (vi) the adequacy of the Company’s policies, procedures and initiatives to assess, monitor and manage business risks including financial, regulatory and cybersecurity risks and its corporate compliance programs, including receiving quarterly reports related to such risks and programs; (vii) the adequacy of the Company's information security and privacy program; and (vii) the Company's disclosure related to environmental and sustainability risks and steps taken to monitor or mitigate environmental risks and impacts . The Audit Committee is directly responsible for the appointment, compensation, retention, and termination of our independent auditors, who report directly to the Audit Committee, and for recommending to our Board of Directors that the Board recommend to our shareholders that the shareholders ratify the retention of our independent auditors.  In connection with its performance of these responsibilities, the Audit Committee regularly receives reports from and holds discussions with Company management, leaders from the Company’s internal audit department, leaders from the Company’s legal department, and the independent auditors.  Many of those discussions are held in executive session with the Audit Committee.
The Board has concluded that each member of the Audit Committee satisfies the heightened independence requirements of the NYSE and SEC rules applicable to audit committee members, and each is financially literate. Our Board of Directors has designated each member of the Audit Committee as an "audit committee financial expert" as defined by SEC regulations.
Compensation Committee. The purpose of the Compensation Committee is to assist our Board of Directors in fulfilling its oversight responsibilities relating to: (i) executive and director compensation; (ii) the administration of the Company's equity compensation plans and other compensation and benefit plans; and (iii) other significant human resources matters, including the Company's human capital management activities, policies, targets and disclosure thereof in its public filings and reports.
The Compensation Committee has the authority to review and approve performance goals and objectives for the named executive officers in connection with the Company’s compensation programs, and to evaluate the performance of the named executive officers, in light of such performance goals and objectives and other matters, for compensation purposes. Based on such evaluation and other matters, the Compensation Committee determines the compensation of the named executive officers, including our Chief Executive Officer. The Compensation Committee also has the authority to approve grants of equity incentives and to consider from time to time, and recommend to our Board of Directors, changes to director compensation. The Compensation Committee may form and delegate its authority to subcommittees consisting of one or more members of the Compensation Committee or to management of the Company, subject to applicable law. For information regarding the role of executive officers and the Compensation Committee's independent compensation consultant in determining or recommending the amount or form of executive and director compensation, see "Compensation Discussion and Analysis" and "Non-Management Director Compensation in 2022" below.
The Board has concluded each member of the Compensation Committee satisfies the heightened independence requirements of the NYSE and SEC rules applicable to compensation committee members and is a non-employee director under Rule 16b-3 of the Securities Exchange Act of 1934, or the "Exchange Act."
Nominating and Corporate Governance Committee. The purpose of the Nominating and Corporate Governance Committee is to assist our Board of Directors in fulfilling its responsibilities relating to: (i) Board and committee membership, organization, and function; (ii) director qualifications and performance; (iii) management succession; (iv) oversight of environmental, social and governance matters; and (v) corporate governance. The Nominating and Corporate Governance Committee from time to time identifies and recommends to our Board of Directors individuals to be nominated for election as directors and develops and recommends to our Board of Directors for adoption corporate governance principles applicable to the Company.
The Board has concluded that each member of the Nominating and Corporate Governance Committee satisfies the independence requirements of the NYSE.
Assessment of Director Candidates and Required Qualifications
The Nominating and Corporate Governance Committee is responsible for considering and recommending to our Board of Directors nominees for election as director at our annual meeting of shareholders and nominees to fill any vacancy on our Board of Directors. Our Board of Directors, after taking into account the assessment provided by the Nominating and Corporate Governance Committee, is responsible for considering and recommending to our shareholders nominees for election as director at our annual meeting of shareholders. In accordance with our Corporate Governance Guidelines, both the Nominating and Corporate Governance Committee and our Board of Directors, in evaluating director candidates, consider the experience, talents, skills and other characteristics of each candidate and our Board of Directors as a whole in assessing potential nominees to serve as director.
We believe that, at a minimum, a director should have the highest personal and professional ethics, moral character and integrity, demonstrated accomplishment in his or her field, and the ability to devote sufficient time to carry out the duties of a director. To help ensure the ability to devote sufficient time to Board matters, no director may serve on the board of more than four other public companies while continuing to serve on our Board of Directors, and no director that serves as chief executive officer of another company may serve on the board of more than two other public companies while continuing to serve on our Board of Directors, unless our Board determines in its business judgment that such simultaneous service will not impair the director's ability to serve on our Board of Directors, and that such simultaneous service is otherwise in the best interests of the shareholders.
In addition to these minimum qualifications, our Board of Directors may consider all information relevant in their business judgment to the decision of whether to nominate a particular candidate for a particular Board seat. These factors may include a candidate’s professional and educational background, reputation, industry knowledge and business experience and the relevance of those characteristics to us and our Board of Directors. In addition, candidates will be evaluated on their ability to complement or contribute to the mix of talents, skills and other characteristics needed to maintain the effectiveness of our Board of Directors and their ability to fulfill the responsibilities of a director and of a member of one or more of the standing committees of our Board of Directors. While our Board of Directors does not have a specific policy regarding diversity among directors, diversity of race, ethnicity, gender, age, cultural background and professional experience is considered in evaluating candidates for membership on our Board of Directors. For additional discussion, see "Assessment of Director Candidates and Required Qualifications - Board Demographics".
A director is required to offer his or her resignation immediately in the event the director, or any of his or her respective affiliates or associates, takes any action (including encouraging or supporting others) to (i) nominate, propose or vote in favor of any candidate to serve on our Board of Directors (other than the nominees proposed by our Board of Directors) or oppose for election any nominee proposed by our Board of Directors or (ii) solicit proxies with respect to any of our securities within the meaning of the Exchange Act and the rules thereunder (other than any proxy solicitation in favor of a matter approved by our Board of Directors).
In determining whether to nominate an incumbent director for re-election, the Nominating and Corporate Governance Committee and our Board of Directors evaluate each incumbent’s continued service, in light of these collective requirements. When the need for a new director arises (whether because of a newly created seat or vacancy), the Nominating and Corporate Governance Committee and our Board of Directors proceed to identify a qualified candidate or candidates and to evaluate the qualifications of each candidate identified. Final candidates are generally interviewed by one or more members of the Nominating and Corporate Governance Committee or other members of our Board of Directors before a decision is made.

Board Demographics

The members of our Board bring a variety of backgrounds, qualifications, skills and experience that contribute to a well-rounded Board that we believe is uniquely positioned to effectively guide our strategy and oversee our operations. Diversity and inclusion are values embedded in our culture and fundamental to our business. We believe that a Board comprised of directors with diverse business and occupational experiences, skills, talents, expertise, educational backgrounds, and the diversity of race, ethnicity, gender, age and cultural backgrounds improves the dialogue and decision-making in the boardroom, contributes to overall Board effectiveness, helps strengthen our business and drives increased shareholder value.

Our Board currently consists of eight highly experienced and engaged members. Except for our Chief Executive Officer and Chairman of the Board, all of our directors are independent under the NYSE rules. We continually focus on Board composition to ensure an appropriate mix of tenure and expertise that provides fresh perspective and industry and subject matter experience.

The complexity of our business requires oversight by experienced, informed individuals that understand the industry and challenges, and our Company on a deep level. Our directors' diverse backgrounds contribute to an effective and well-balanced Board that is able to provide valuable insight to, and effective oversight of, our senior management team.

*Includes board service on Former Parent

Relevant Skills and Experience

The chart below identifies the balance of skills and qualifications each director brings to the Board. We believe the combination of the skills and qualifications shown below demonstrates how our Board is well positioned to provide strategic advice and effective oversight to our management.

	Experience and Skills Relevant to the Successful Oversight of our Strategy			Experience and Skills Relevant to Effective Oversight, Cybersecurity, Climate and Governance
Director	Other Board Service	Consumer Services Industry	Operational Experience	Financial Expertise	Compliance	Governance	Cybersecurity	Climate	Diversity	Management Experience
Laura N. Bailey	X	X	X	X	X	X		X	X	X
Kelly H. Barrett	X	X	X	X	X	X	X		X	X
Walter G. Ehmer	X	X	X	X	X	X				X
Hubert L. Harris	X	X	X	X		X	X			X
Timothy A. Johnson	X	X	X	X	X	X	X			X
Douglas A. Lindsay		X	X	X	X	X				X
Marvonia P. Moore	X	X	X	X	X	X	X	X	X	X
John W. Robinson III	X	X	X	X	X	X				X
Experience and Skills Relevant to the Successful Oversight of our Strategy
•Other Board Service. We value broadening experiences that other board service provides such as exposure to different leadership styles, corporate cultures and business models as well as deepening a directors knowledge of governance and understanding of board dynamics and director expectations.
•Consumer Services. Directors with relevant experience in consumer services provide important insights to our Board.
•Operational Experience. We seek directors who possess an understanding of financial, operational and strategic issues facing retail companies.
Experience and Skills Relevant to Effective Oversight and Governance
•Financial Expertise. We value an understanding of finance and financial reporting processes because of the importance our company places on accurate financial reporting and robust financial controls and compliance. We also seek to have multiple directors who qualify as audit committee financial experts.
•Compliance. Our Company's business requires compliance with a variety of regulatory requirements across a number of federal and state jurisdictions. Our Board values the insights of directors who have experience advising or working at companies in regulated industries.
•Governance. Effective corporate governance helps to cultivate a company culture of integrity and can signal to the market that the company is well managed and that the interests of management are aligned with external stakeholders. We believe that a board comprised of directors with a strong understanding and experience with corporate governance contributes to the overall effectiveness of the Company.
•Cybersecurity. Our Board recognizes the important role of information security and mitigating cybersecurity and other data security threats, as part of our efforts to protect and maintain the confidentiality and security of customer, team member and vendor information, and non-public information about our Company. Our Board values the insights of directors with a strong understanding and experience in cybersecurity matters. The Board considers cybersecurity expertise to include education, certifications and/or professional experience related to managing cybersecurity risks.
•Climate. In connection with our commitment to our ESG goals and initiatives, our Board values the insights of directors with a strong understanding and experience in climate-related matters. The Board considers climate expertise to include education, certifications and/or professional experience related to managing climate-related risks.
•Diversity. Diversity, equity and inclusion are values embedded in our culture and fundamental to our business. We believe that a board comprised of directors with diversity of race, ethnicity, gender and cultural backgrounds improves the dialogue and decision making in the boardroom and contributes to overall Board effectiveness.

•Management Experience. Directors who have served in relevant senior leadership positions bring unique experience and perspective. We seek directors who have demonstrated experience in governance, strategy and planning, and execution.
Board Recruitment Process and Director Onboarding
The Nominating and Corporate Governance Committee is responsible for identifying and evaluating candidates for nomination as a director. Nominee candidates may come to the attention of the Nominating and Corporate Governance Committee from a variety of sources, including current Board members and management. All candidates are reviewed in the same manner, regardless of the source of the recommendation. Historically, the Nominating and Corporate Governance Committee has engaged a leading, nationally recognized third-party director search firm to assist in identifying, screening and assessing the capabilities of potential director candidates.
We have an onboarding program for new directors that is intended to educate a new director on the Company and the Board's practices. During the first year of a director's service, the newly elected director meets with the Company's Chief Executive Officer, Chief Financial Officer, President, General Counsel and other members of senior management to review, among other things, the Company's business operations, financial matters, strategy, investor relations, risk management and compliance programs, corporate governance, and composition of the Board and its committees. Additionally, they visit our stores with senior management for an introduction to Company operations.
Shareholder Recommendations and Nominations for Election to the Board
Our Nominating and Corporate Governance Committee will consider nominees recommended by shareholders. Any shareholder wishing to nominate a candidate for director at the next annual shareholders’ meeting must submit a proposal as described under "Additional Information—Shareholder Proposals for 2024 Annual Meeting of Shareholders" and otherwise comply with the advance notice provisions and information requirements contained in our amended and restated bylaws. The shareholder submission should be sent to Mr. Steve Olsen, who is the President of The Aaron’s Company, Inc., at 400 Galleria Parkway, S.E., Suite 300, Atlanta, Georgia 30339.
Shareholder nominees are evaluated under the same standards as other candidates for board membership described above in "Assessment of Director Candidates and Required Qualifications." In addition, in evaluating shareholder nominees for inclusion with the Board’s slate of nominees, the Nominating and Corporate Governance Committee and our Board of Directors may consider any other information they deem relevant, including (i) whether there are or will be any vacancies on our Board of Directors, (ii) the size of the nominating shareholder’s holdings in the Company, (iii) the length of time such shareholder has owned such holdings and (iv) any statements by the nominee or the shareholder regarding proposed changes in our operations.
Board Leadership Structure
The Company's current Board leadership structure consists of a non-executive Chairman of the Board, and because the Chairman is not independent due to his prior employment with Aaron's, Inc., a Lead Director was appointed by the independent directors of the Board. The Board believes the current structure of separating the roles of Chairman of the Board and Chief Executive Officer, as well as having an independent Lead Director, allows for alignment of corporate governance with the interests of shareholders. The Board believes that this structure allows our Chief Executive Officer to focus on oversight of our day-to-day operations and business affairs, including directing the business conducted by our team members, managers and officers and leverages our Chairman's experience in guidance and oversight, and ensures overall independence of the Board through clearly defined roles and responsibilities of the Lead Director.
Our Chief Executive Officer serves on our Board of Directors, which we believe helps to serve as a bridge between management and our Board of Directors, ensuring that both groups act with a common purpose. We believe that Mr. Lindsay's presence on our Board of Directors enhances his ability to provide insight and direction on important strategic initiatives to both management and the independent directors.
While the Board believes that this structure currently is in the best interests of the Company and its shareholders, it does not have a formal policy on whether the Chairman of the Board and Chief Executive Officer roles should be separated or combined but, instead, makes that determination from time to time employing its business judgment. Our Board of Directors, however, does believe that if the Chairman and Chief Executive Officer roles are combined, or if the Chairman is not an independent director, that our Board of Directors should appoint a Lead Director to serve as the leader and representative of the independent directors in interacting with the Chairman and Chief Executive Officer and, when appropriate, our shareholders and the public.

Lead Director
The Board has determined that Mr. Robinson, a former employee of Aaron's, Inc., is currently not independent and has appointed Mr. Harris as the Lead Director in accordance with our Corporate Governance Guidelines. In electing Mr. Harris, the independent directors of the Board considered Mr. Harris in light of the following selection criteria:
•Qualified as independent, in accordance with relevant listing standards;
•Able to commit the time and level of engagement required to fulfill the substantial responsibilities of the role; and
•Possess effective communication skills to facilitate discussions among members of the Board, including among the independent directors, and engage with key stakeholders.
As the Lead Director, Mr. Harris has the following duties and responsibilities:
•Engage with the Chairman of the Board, Chief Executive Officer and other directors to identify matters for discussion at Board meetings and executive sessions of the independent directors and advise the Chairman of the Board and Chief Executive Officer of decisions reached and suggestions made at executive sessions;
•Call meetings of the independent directors and preside at all meetings at which the Chairman is not present including executive sessions of the independent directors;
•Meet directly with management and non-management team members of the Company;
•Be available for consultation and direct communications with the Company's shareholders and represent the independent directors to the public under circumstances in which it is appropriate for the independent directors to represent the Company; and
•Perform such other duties as the Board may determine from time to time.
Board of Directors and Committee Evaluations
Our Board of Directors and each of its committees will conduct an annual evaluation, which includes a qualitative assessment by each director of the performance of our Board of Directors and the committee or committees on which the director sits. In 2022, our Board of Directors also engaged a third-party legal advisor to facilitate our Board self-evaluation process and Board and committee reviews. The results of the evaluation and any recommendations for improvement were reported to the Nominating and Corporate Governance Committee, which oversees the annual evaluation process, as well as each committee and the Board as a whole. The Nominating and Corporate Governance Committee will annually review the scope and content of the self-evaluation to ensure it is appropriate for the needs of the Company.
Board and Committee Role in Risk Oversight
Risk Oversight Generally
Senior management is responsible for day-to-day risk management, while our Board of Directors oversees planning for and responding to risks, as a whole, through its committees and independent directors. Although our Board of Directors has ultimate responsibility with respect to risk management oversight, primary responsibility for certain areas has been delegated, as appropriate, to its committees.
The Audit Committee is charged with, among other matters, overseeing risks attendant to (i) our system of disclosure controls and procedures, (ii) internal control over financial reporting, (iii) performance of our internal audit function and independent auditors, and (iv) the identification and mitigation of financial, regulatory and cybersecurity risks and risks related to environmental and sustainability initiatives as well as risks related to material environmental disclosures and published targets. The Audit Committee considers the steps management has taken to monitor and control such risks, including our risk assessment and risk management policies. The Audit Committee, together with our General Counsel or another representative from our legal department, also considers issues at its meetings relating to our legal and regulatory compliance obligations, including consumer protection laws in the lease-to-own industry.
Likewise, the Compensation Committee considers risks that may be implicated by our compensation programs. For 2022, the Compensation Committee, aided by its independent third-party compensation consultant, reviewed the compensation policies and practices and determined that they do not encourage excessive or unnecessary risk taking, and do not otherwise create risks that are reasonably likely to have a material adverse effect on the Company.
The Board and its committees actively oversee and monitor the management of the most significant risks that could impact our Company. As our overall governance continues to evolve, the Board and each of its committees is proactive in oversight. The Board, its committees and management coordinate risk oversight and management responsibilities in a manner we believe serves the long-term interests of our Company and our shareholders through established periodic reporting and open lines of communication. Below is a high-level summary of how the Board and its committees oversee our key initiatives.

	Full Board	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee
Board and Committee Assessment	X	X	X	X
Board Composition & Nomination Process	X			X
Board Continuing Education	X			X
Board and Executive Succession Planning	X			X
Corporate Affairs & Sustainability	X			X
Information Systems, Information Security, Data Privacy, Cybersecurity & Technology Risks	X	X
Enterprise Risk Management	X	X
Legal, Ethics & Compliance	X	X		X
Executive Compensation	X		X
Compensation Risk Management	X		X
Financial Reporting	X	X
Internal Controls & Internal Audit	X	X
Related Party Transactions	X	X
Ethics Hotline Call Compliance and Internal Investigatory matters	X	X
Government Affairs	X			X
Financial Matters including Capital Expenditures, Annual Financial Plans and Dividends	X
Strategic Plan	X
Corporate Governance	X			X
Environmental, Social and Governance Matters	X	X	X	X
Investor Relations	X
Cybersecurity and Data Privacy Oversight
As part of its risk oversight role, our full Board of Directors periodically receives reports from management, external professional advisors and others regarding various types of risks faced by the Company and the Company’s risk mitigation efforts related thereto, including cybersecurity risks and related mitigation efforts.  The Board receives presentations from management regarding trends in cybersecurity risks and risk mitigation initiatives and plans, including briefings on recent breaches at other companies and key takeaways and lessons learned that are applicable to our business. The Board also reviewed key cybersecurity-related benchmarks for the Company. In addition, our Board of Directors reviewed our cybersecurity-related investments, initiatives, and plans with management.

We have developed a program designed to detect, identify, classify and mitigate cybersecurity and other data security threats, as part of our efforts to protect and maintain the confidentiality and security of customer, employee and vendor information, and non-public information about our Company. That program is based in-part on, and its maturity is measured using, the U.S. Department of Commerce’s National Institute of Standards and Technology (NIST) Cybersecurity Framework (CSF). Our program classifies potential threats by risk levels and we typically prioritize our threat mitigation efforts based on those risk classifications, while focusing on maintaining the resiliency of our systems. In recent years, we have increased our investments in our ability to detect, identify, classify and mitigate cybersecurity and other data privacy risks within our environment. In the event we identify a potential privacy or data security issue, we have defined procedures for responding to such issues, including procedures that address when and how to engage with Company management, our Board of Directors, other stakeholders and law enforcement when responding to such issues. We have a dedicated team of team members overseeing our cybersecurity and data privacy initiatives, led by our Vice President, Enterprise Risk & Chief Information Security Officer, in consultation with internal and external attorneys and other professional advisors. We also have an Enterprise Information Security Steering Committee comprised of a cross-functional group of senior executives and other team members that meets on a regular basis to provide oversight with respect to our cybersecurity and data privacy risk detection, identification, classification and mitigation efforts. Our Vice President, Enterprise Risk & Chief Information Security Officer

regularly provides updates to the Audit Committee or to our Board of Directors, regarding the status and effectiveness of our cybersecurity and data privacy programs. Some of the other steps we have taken to detect, identify, classify and attempt to mitigate data security and privacy risks include:

•Adopting and periodically reviewing and updating information security and privacy policies;

•Conducting targeted audits and penetration tests throughout the year, using both internal and external resources;

•Complying with the Payment Card Industry Data Security Standard;

•Engaging an industry-leading, nationally-known third party to independently evaluate our information security maturity on a regular basis;

•Adopting a vendor risk management program, which includes receiving the results of cybersecurity and data privacy audits conducted on certain vendors, classifying vendor, service provider or business partner risk based on several factors and evaluating and monitoring related risk mitigation efforts;

•Providing security and privacy training and awareness to all of our team members; and

•Maintaining cyber liability insurance.

We also understand the importance of collecting, storing, using, sharing and disposing of personal information in a manner that complies with all applicable laws. To facilitate compliance with those laws, we have privacy policies in place regarding our treatment of customer data in both our offline and online retail environments, as well as policies relating to the protection of employee and vendor data. Our policies provide explanations of the types of information we collect, how we use and share information, and generally describe the measures we take to protect the security of that information. Our policies also describe how customers may initiate inquiries and raise concerns regarding the collection, storage, sharing and use of their personal data. In addition, our team members also must complete mandatory training to understand the behaviors and technical requirements necessary to safeguard information resources at the Company.

We are not aware of any data breaches occurring during the Company’s 2022 fiscal year.
Government Relations and Public Policy Oversight

Pursuant to its charter, the Nominating & Corporate Governance Committee oversees the Company's government relations and corporate affairs program, which are managed through the Office of the General Counsel. The Aaron's Company engages in a political process when we believe doing so will serve the best interests of the Company, team members and our stakeholders. The Aaron's Company is committed to engaging in the political process as a good corporate citizen and in a manner that complies with our Code of Conduct and with all applicable laws.

We play a constructive role in informing policymakers about many legislative issues, including educating legislators and government officials on the benefits that the lease to own transaction provides to our customers and communities. We advocate at all levels of government, sometimes through trade associations and policy-based organizations, to ensure that the impact legislative and regulatory issues have on our business, industry, communities and team members is understood. We work with elected officials of both political parties to help shape constructive public policy solutions that benefit our business, team, guests and the communities we serve. One way we do this is through contributions from our Aaron's Political Action Committee ("APAC"). APAC is funded through voluntary contributions by eligible team members and contributions in a bipartisan manner to federal candidates and organizations. APAC contributions are based on policy and business priorities.
Strategy Oversight

The Board takes an active role in the oversight of the Company's strategy at both a Board and committee level, with management responsible for the execution of our Company's strategic plan. In addition to strategic performance updates to the Board and committees at each regular meeting, our Board also holds an annual strategy session with our senior leadership team and other members of management who present our Board with important information about our strategic priorities. This ongoing effort enables the Board to focus on Company performance over the short, medium and long-term horizons, as well as the quality of operations and industry trends.

Environmental, Social and Governance Oversight
In connection with our strong foundational purpose and values, management, at the direction and subject to the oversight of our Board of Directors and its committees, is engaged in an ongoing effort to continually evaluate and improve in the areas of Environmental, Social and Governance ("ESG") matters. Our governance framework and management's commitment to our ESG goals and initiatives are key to our success, driving Company oversight, accountability, ethical actions, and transparency to our stakeholders and the broader public. Our approach to the management and oversight of our ESG priorities aligns with our mission and values.

The Company has taken a variety of steps to strengthen its commitment to advancing ESG initiatives:

•ESG Oversight: In 2022, the Board expanded the scope of the Audit Committee's charter to include oversight of the Company's disclosure in its public filings and reports, related to environmental and sustainability risks, including among others, waste, energy, emissions and water consumption and utilization and environmental liability, and the steps the Company has taken to monitor or mitigate environmental risks and impacts, as well as risks related to material environmental disclosures and published targets. Additionally, in 2022, the Board expanded the scope of the Compensation Committee's charter to include oversight of the Company's human capital management activities, policies, targets, objectives and disclosure thereof in its public filings, which may include, but are not limited to, matters relating to talent management and development, talent acquisition and retention, workplace and employment practices, including labor and health and safety standards, employee engagement, diversity, inclusion and belonging, and steps taken to ensure compensation programs are administered in a non-discriminatory manner and otherwise in compliance with applicable laws. The Nominating and Corporate Governance Committee's charter includes general oversight of the Company's ESG matters, including but not limited to: programs, activities, policies, frameworks, standards and public disclosure related to governance matters; programs, activities, policies, frameworks and standards related to environmental and sustainability initiatives; framework and process for shareholder engagement of ESG initiatives; and social matters and community engagement unrelated to human capital management. In 2021, the Company formed an ESG Committee led by members of its senior leadership team and comprised of members of various business units. The ESG Committee is structured with Environmental, Social and Governance Task Forces to assist the ESG Committee in identifying needs and driving ESG initiatives and programs. This Committee oversees our ESG initiatives and goals and reviews the Company's ongoing progress of these initiatives and goals. The Committee reports to the Nominating and Corporate Governance Committee and the Board, as appropriate.

•Board and Senior Leadership Training: To advance our commitment to ESG initiatives and programs and ensure that our commitment to improving ESG performance is prioritized across all levels of the Company, the Board and our senior leadership team participated in ESG training to gain a shared understanding of how ESG issues impact the business. We have further solidified this commitment by providing the Board with periodic updates on the Company's short and medium term ESG program goals. The Board and our senior leadership team have also completed training on the Company's Compliance Management Program.

•Board Diversity: Our Board is diverse in its expertise and experience, with members who have unique perspectives, backgrounds and experiences. With the addition of Messes. Bailey and Moore in 2021, female members constitute 38% of the Board's composition and the Board has increased its racial diversity (with 13% of its members representing ethnic minorities). The Board and its Nominating and Corporate Governance Committee will continue to consider diversity in all forms as it evaluates Board composition in the future.

•Enhanced Code of Conduct: The Board, with the recommendation of the Nominating and Corporate Governance Committee, adopted revisions to our Code of Conduct policy to further incorporate the Company's values with respect to Diversity & Inclusion, creating a respectful workplace, stance against use of slave labor and human trafficking, team member roles in sustainability and avoidance of conflicts of interests and protection of confidentiality.

•Enhanced Ethics Compliance Policy: The Board, with the recommendation of the Audit Committee, adopted revisions to the Ethics Compliance Policy to further strengthen the Company's policy against illegal or unethical conduct and reinforce the availability of the Company's channels to report this behavior without fear of retaliation.

•Environmental Policy: In light of the Company's increased focus on sustainability efforts, in 2022, the ESG Committee adopted an Environmental Policy to establish the Company's commitment to responsible and sustainable environmental conduct. The Environmental Policy includes the Company's key environmental principles: regulatory compliance, environmental sustainability and continuous improvement.

•Human Rights Policy: In 2022, the ESG Committee adopted a Human Rights Policy that sets forth the Company's commitment to operating its business in a manner that recognizes the importance of human rights both globally and locally, recognizing that the Company's team members are its most valuable asset. Among other topics, the Human Rights Policy addresses diversity and inclusion, a harassment-free workplace, health, safety and security, prohibition of forced labor, human trafficking and child labor, and anti-corruption.

•Greenhouse Gas Emission Baseline Assessment: We are partnering with a third party advisor to perform a Greenhouse Gas Emission baseline assessment for all of our business units.

•Partnerships with Third Party Vendors: We are partnering with our utility management and waste management vendors to track and report out on the Company's consumption and resource usage to assist the ESG Committee in identifying opportunities to reduce the Company's overall carbon footprint.

•Overboarding Policy: The Corporate Governance Guidelines includes an overboarding policy to limit directors who serve as executive officers at other companies to one public company board in addition to the Board.

Environmental Sustainability

The Aaron’s Company is committed to responsible and sustainable environmental conduct and continuously strives to improve its environmental performance and to minimize its environmental footprint to protect the environment and be a good corporate citizen for the communities we serve and beyond. The foundation of our environmental responsibility starts with the commitment from management to our Environmental Policy which outlines the governance framework to enable our environmental sustainability efforts. The Aaron's Company is engaging its team members on the importance of their participation in our environmental sustainability programs through our enhanced Code of Conduct and future training and awareness campaigns on these topics. The Aaron’s Company is working with external utility and waste management vendors to improve consumption metric tracking and to work towards establishing consumption goals. For 2023, the Company is committed to establishing a company-wide Green House Gas baseline for all Tier 1 and Tier 2 emissions across the enterprise. The Aaron’s Business is focused on improving its waste, energy, emissions, and water consumption and utilization through various programs and initiatives as follows.

Waste

The Aaron's Business has implemented meaningful initiatives and strategies to reduce the amount of waste we contribute to landfills and increase our recycling capabilities.

Initiatives and strategies we have deployed to drive results include:

•Implementing a comprehensive waste audit program at our Woodhaven manufacturing facilities, which covers all materials we use in our manufacturing processes;

•Adopting waste-reduction programs that require the re-use or recycling of scrap material, including paper, plastic, foam, fabric, wood, metal and cardboard, resulting in the recycling of approximately 10 million pounds of materials annually;

•Manufacturing "50 State Compliant" bedding and furniture products, by using wood and foam materials that do not contain lead, mercury, formaldehyde or CFCs, and, when possible, using foam that contains soy-based polyols, instead of those derived from fossil fuels;

•Providing recycling containers at our Store Support Center buildings, through which we recycle aluminum, cardboard, paper and plastic;

•Implementing a "digital first" strategy across all of our operations to reduce the use and storage of paper; and

•Maintaining comprehensive service and quality assurance programs to extend the life of our products and offer lower cost preleased options meeting our customers' needs.

Across our Company-owned Aaron's stores, Store Support Centers, fulfillment centers and service centers and divisional offices we have made progress in lowering our waste output. In 2022 we recycled approximately 14,970 tons of recyclable commodities and materials. These recycling efforts conserved the following resources and prevented these emissions:

•80,191 mature trees;

•20,2637 cubic yards of landfill airspace;

•20,259,727 kilowatt-hours of electricity;

•avoided 36,395 metric tons of greenhouse gas emissions; and

•46,711,636 gallons of water.

The above data is based on information provided to us by our third-party waste management company that helps manage waste in our locations and facilities.

Energy and Emissions

We have undertaken steps to proactively and positively impact the environment through energy consumption and emissions reduction focused initiatives.

Initiatives and strategies the Aaron's Business has deployed to drive results include:

•Replacing metal halide lighting with more energy efficient Versabay and LED lighting, with a goal of approximately 80%+ of our facilities containing LED lighting by the end of 2023, further reducing our energy demand;

•Re-evaluating the use of energy contracts and potential investment in renewal energy credits;

•Expanding pilot of electric vehicles in 2023 to determine the scalability of the technology within our operations;

•Improving the average miles-per-gallon fuel efficiency of our delivery vehicles by continuing to replace our delivery fleet with lighter, more fuel-efficient vehicles, with approximately 15% making up our fleet to date;

•Maintaining a strict no-idling vehicle policy for our fleet drivers;

•Locating our Aaron's headquarters in a building that is ENERGY STAR Certified;

•Offering our customers energy efficient, ENERGY STAR certified products, in our stores and online, representing ~44% of our overall assortment, which we believe contributes to reduced energy consumption and, indirectly, to lower greenhouse gas emissions; and

•Regulating our delivery and service trucks to a maximum speed of 65 miles-per-hour to improve the safety of those vehicles while also enhancing overall fuel economy.

During 2022, the Company-owned Aaron's stores used a total of approximately 109 million kilowatt hours of electricity, the fulfillment centers used a total of approximately 2.9 million kilowatt hours of electricity, and the store support centers used a total of approximately 611 thousand kilowatt hours of electricity.

According to data provided by Vervantis, Inc., ("Vervantis") the firm we have engaged to assist us with measuring various energy, sustainability and utility metrics:

•on a per-store basis, our electrical energy usage decreased by approximately 3% for 2022, as compared to 2017, due in part to initiatives such as installing LED lighting in certain locations, accelerating the replacement of older HVAC units with newer, more energy-efficient units, and emphasizing stricter controls regarding in-store temperature/thermostat settings; and
•the average amount of electricity used at each of our fulfillment centers in 2022 decreased by approximately 23%, as compared to 2017, due in part to initiatives such as installing more energy-efficient lighting, including LED lighting and installing motion sensors to activate and deactivate lighting by zone.

More specifically, our efforts to retrofit our locations with LED lighting has reduced the average monthly kilowatt hours of electricity by 8% and 18% at the 3 fulfillment centers and 609 store where such retrofits are complete, respectively.
During 2022, the Company-owned Aaron's stores used a total of approximately 1.9 million therms of natural gas, the fulfillment centers used a total of approximately 143 thousand therms of natural gas, and the store support centers used a total of approximately 9 thousand therms of natural gas.

According to data provided by Vervantis: (i) on a per-store basis, our natural gas usage increased by approximately 33% for 2022, as compared to 2017; and (ii) the average amount of natural gas used at each of our fulfillment centers in 2022 decreased by approximately 5%, as compared to 2017.

During 2022, the Company-owned Aaron's stores created approximately 110 million pounds of CO2, the fulfillment centers created approximately 7 million pounds of CO2, and the store support centers created approximately 601 thousand pounds of CO2, all of which were reduced when compared against 2017 by 22%, 37%, and 37% respectively, according to data provided by Vervantis.

During 2022, we believe our fleets of delivery, long-haul, service and other trucks decreased fuel usage due in part to our initiatives such as removing and/or replacing our fleet with lighter, more fuel-efficient vehicles; adopting a strict no-idling policy; regulating our trucks to a maximum speed of 65 miles-per-hour; and closing and consolidating stores to improve operating efficiencies, including reducing the number of trucks we need to deliver products to customers.

Water

We believe clean drinkable water and sanitation are human rights and essential to maintaining human and environmental health. Our business operations rely very little on water usage outside of the use of steam cleaners for our quality assurance procedures. To reduce the chance and severity of potential contamination we implemented and have maintained a storm-water run-off program since 2018 at our Woodhaven manufacturing operations.
Corporate Social Responsibility
Our Board of Directors and management team recognize that being a responsible corporate citizen is important to our investors and helps drive shareholder value. We are committed to making a positive impact on the environment and the communities where our customers and team members live and work. We have a long history of corporate philanthropy. Through our initiative known as Aaron's Gives, we provide monetary, in-kind and team member resources.

Through our Aaron's Gives program, funds from the earnings of our Company are donated to worthwhile non-profit organizations through the Aaron's Foundation, Inc. We believe the organizations supported by the Aaron's Foundation and the Aaron's Community Outreach Program are helping build stronger communities where our customers and team members live and work, with a special focus on improving the lives of underserved youth. With our Matching Gift Program we match employee donations to not-for-profit organizations within the areas of arts and culture, health and human services, civic and community concerns, and education, on a dollar-for-dollar basis, up to $1,000 per team member. Under the Aaron's Gives program, we have a goal of contributing 1% of our annual, consolidated pre-tax profits through our Aaron's Gives program each year and for the year ended December 31, 2022, we contributed over $1.2 million to nearly 300 individual organizations.

Long Standing National Partnerships

•Boys and Girls Clubs of America (BGCA). In addition to the $10 million the Aaron's Foundation has committed to the BGCA since 2015, we are continuing our partnership through $800,000 of additional funding committed through June 2023. As part of this partnership, in 2022 we completed 5 BGCA teen center makeovers and we were the primary sponsor of the BGCA National Keystone Conference, a character and leadership development event that brings together teen club members and their advisors from around the country. During the year we also sponsored the

Southeast Youth of the Year celebration, as well as served as a sponsor for the BGCA's inaugural Summit for America's Youth even in Washington, D.C.

•Warrick Dunn Charities and Kurt Warner's First Things First Foundation's "Home for the Holidays". In 2022 the Company contributed approximately $80,000 in merchandise to the Warrick Dunn Charities’ to furnish eight homes and approximately $30,000 in merchandise to Kurt Warner’s First Things First Foundation’s "Home for the Holidays" program to furnish three homes, both of which assist single parents in becoming first-time homeowners, through a partnership with Habitat for Humanity.

•Cristo Rey Atlanta Jesuit High School ("Cristo Rey"). Each year we sponsor eight students in connection with the Cristo Rey Corporate Work Study Program, through which students of limited economic means gain valuable real-world job skills, contacts, and experience, while helping defray tuition costs of a rigorous four-year college preparatory education. We have sponsored this program for each of the past seven years.

•Martin Luther King Center. We continued our support of The King Center through a donation commemorating the life and legacy of Dr. Martin Luther King Jr. Day.

Local Community Giving

•Providing community-level assistance to veterans, youth organizations and community centers through approximately $380,000 in-kind donations from our Aaron’s Community Outreach Program, which is our local, store-based giving initiative.

•Providing funding to non-profit organizations within South Florida communities. BrandsMart also (i) hosted approximately 100 children, from a local Boys & Girls Club, for a Miami Dolphins pre-season football game (ii) provided an in-store holiday shopping experience for approximately 100 homeless children through HANDY, Inc., a Broward County, Florida based nonprofit that assists homeless families and (iii) donated time and resources to a Boys & Girls Teen Center refresh project in Lauderhill, Florida.

Social Justice (giving in partnership with our EBRGs)

•Donating over $125,000 to various charities supporting racial and sexual orientation equality, such as the National Black Child Development Institute, The Trevor Project, Latin American Association, LaAmistad, Westside Future Fund, SafeNest, Girls, Inc., Atlanta Neighborhood Charter School, and the Agape Community Center, among others.

Human Capital Management
We believe in being an inclusive workplace for all of our team members and are committed to having a diverse workforce that is representative of the customers that choose to shop with us in-store or online and the communities in which we operate our businesses. We believe that a variety of perspectives enriches our culture, leads to innovative solutions for our business, enables us to better meet the needs of a diverse customer base, and reflects the communities we serve. Team members are encouraged and supported to create value and drive professional and personal growth, and we are committed to respecting each other in all interactions.
On December 31, 2022, we employed 10,060 full-time and part-time team members, the majority of which were full-time team members. Approximately 7,262 of our team members were Aaron's store, fulfillment center, service center or divisional/regional staff; 1,427 of our team members were BrandsMart store and warehouse staff; 369 of our team members were Woodhaven staff; and 1,002 of our team members were store support center staff supporting Aaron’s, BrandsMart, and Woodhaven. None of our team members are covered by a collective bargaining agreement, and we believe that our relations with team members are good, driven by our commitment to listen, learn, and continually improve.
Diversity and Inclusion
Our aim is to develop inclusive leaders and an inclusive culture, while also recruiting, developing, mentoring, training, and retaining a diverse workforce, including a diverse group of management-level team members. The information in the tables below summarizes our gender, ethnicity and race diversity, and age metrics as of December 31, 2022 for our total workforce and management (which we define as management level employees and above).

	Year Ended December 31, 2022
	Male	Female	Undisclosed
Total Workforce	66.4%	32.4%	1.2%
Management	71.2%	28.7%	0.1%

	Year Ended December 31, 2022
	Hispanic or Latino	White	Black or African American	Native Hawaiian or Pacific Islander	Asian	American Indian or Alaskan Native	Two or More Races	Undisclosed
Total Workforce	19.6%	34.0%	28.1%	0.3%	0.9%	0.8%	2.1%	14.2%
Management	14.5%	46.0%	17.2%	0.3%	1.1%	0.6%	1.3%	19.0%

	Year Ended December 31, 2022
	Baby Boomer[1]	Gen-X2	Millennial[3]	Post Millennial/Gen-Z4
Total Workforce	8.5%	28.1%	45.8%	17.6%
Management	9.6%	49.4%	39.2%	1.8%
1 Born between 1946 – 1964 (i.e., Baby Boomer)
2 Born between 1965 – 1980 (i.e., Gen X)
3 Born between 1981 – 1996 (i.e., Millennial)
4 Born in 1997 or later (i.e., Post Millennial/Gen Z)
As noted in our Code of Conduct, we maintain an inclusive work environment where differences are valued and respected. We make employment decisions based on merit, and we prohibit any form of discrimination or conduct based on race, color, sex, sexual orientation, gender identity, gender expression, national origin, age, religion, disability, pregnancy, veteran status, military duty, genetic information, or any other factor protected by applicable law.
Fostering a diverse and inclusive environment and creating a true sense of belonging are among our top priorities. Our vision starts with our belief that we are stronger together. We believe our best future is one we build together. We embrace diverse backgrounds, experiences, and perspectives. We are passionate about creating a community where everyone is valued and has opportunities to thrive. To support these efforts, we are dedicated to building diversity, inclusion, and belonging into all aspects of our operations and company culture.
Our diversity and inclusion initiatives for the Aaron's Business include the following, and we look forward to extending many of these initiatives to our recently acquired BrandsMart segment in 2023 and beyond:
•Delivering on our Diversity and Inclusion vision, designed with the support and guidance of a strategic consulting firm, through our Diversity and Inclusion strategic priorities that include:
◦Developing, retaining, and attracting team members from diverse backgrounds;
◦Fostering a supportive environment that builds trust and makes team members feel comfortable;
◦Actively listening to the voice of team members to champion the best ideas; and
◦Enhancing communication channels to facilitate collaboration and promote transparency;
•Responding to Aaron's Business team member sentiments regarding Diversity and Inclusion gathered through an all-employee voluntary and anonymous survey, available to more than 9,000 Aaron's Business team members, one-on-one interviews and focus groups, and leadership culture sessions to inform future Diversity and Inclusion planning and programming, which resulted in actions that included, but were not limited to, adding two new Employee Business Resource Groups ("EBRGs") in 2022 with the creation of Aaron’s Veterans and Allies and Aaron’s Disability Education Collective;
•Successfully filling our newly created Diversity and Inclusion role focused on advancing the Company's Diversity and Inclusion vision and strategic priorities;
•Providing our full-time Aaron’s Business team members with a floating holiday that provides one additional day of leave time to celebrate a day that is special to them;
•Connecting an incentive compensation goal in the Aaron's Annual Incentive Plan ("AIP") to the completion of two or more hours of curated Diversity and Inclusion related content by each eligible team member through our third-party learning content platform, resulting in more than 785 hours of Diversity and Inclusion content consumed by this AIP eligible population;
•Providing in-person unconscious bias training through a Diversity and Inclusion expert to all Aaron's Business Vice Presidents and above and incorporating this training as a component of the executive incentive compensation plan;
•Providing access to unconscious bias training for all people leaders across the Aaron's Business through an e-learning platform;
•Providing executive sponsorship, monetary, and other support to each of the Aaron's Business EBRGs, each of which allow a safe space for traditionally underrepresented team members and their allies to connect and discuss experiences, provide educational and motivational events, enable mentorship opportunities for team members, provide professional development opportunities, and support the Company’s objectives related to developing team members and creating diversity awareness. Our active EBRGs include:
•Aaron's Women's Leadership Network (AWLN), whose mission is to connect team members who want to attract, develop, and advance talented women leaders at Aaron’s;
•Aaron's Black Leadership Exchange (ABLE), whose mission is to exchange information and ideas that create a path for personal and professional development of Black team members while strengthening our connection with our customers and community;
•Aaron's Pride Alliance (PRIDE), whose mission is to increase awareness, inclusion and wellbeing of lesbian, gay, bisexual, transgender, and questioning team members at Aaron’s, and to provide resources for community members and allies;
•Inspiring Growth and Unity at Aaron's for Latinos/Hispanics (IGUAL), whose mission is to create a foundation that empowers Latinos at Aaron’s by advocating for the betterment of the Latino community, both internally and externally, with various areas of focus such as business transformation, engagement, growth and leadership development within the organization;
•Aaron's Veterans and Allies (AVA), whose mission is to connect veterans and allies within Aaron’s for the purpose of providing support and education, engaging the communities we serve, and fostering personal and professional development through mentorships and access to resources; and
•Aaron's Disability Education Collective (ADEC), whose mission is to connect disabled team members and their allies within Aaron’s to provide support, education, and tools for interactions with the disabled community, engage with the communities we serve to support and advocate for the disabled community, and support disabled team members with both personal and professional growth opportunities;
•Engaging the Aaron's Business Diversity and Inclusion Council, which includes leaders from multiple functional areas and executive leadership, to provide management with support and oversight to our EBRGs;
•Celebrating cultural events for our Aaron's Business team members led by our EBRGs, including, but not limited to, Black History Month, Women's History Month, National Hispanic Heritage Month, Pride Month, Día de los Muertos, Juneteenth, International Day of Tolerance, International Women's Day, Martin Luther King, Jr. Day, Veteran's Day,

National Disability Independence Day, BIPOC Mental Health Awareness Month, Family and Caregivers Month, and National Crown Day;
•Providing more inclusive ways for Aaron's Business team members to self-identify from a gender identity perspective;
•Utilizing diversity job boards to advertise job opportunities within the Aaron's Business;
•Participating in the Metro Atlanta Chamber's ATL Action for Racial Equity; and
•Conducting a talent review process designed to utilize a multi-factor approach to understand the talents of our Aaron's Business field leadership team members and their potential to become future Company leaders.
Development and Career Opportunities
We believe in attracting top talent with a competitive wage and benefits offering and retaining them by providing an environment where team members can see that their career has a clear path of growth. To help facilitate that growth, we provide tools, resources and programs that adapt and grow with our team members. Our efforts include:
•Providing all Aaron’s Business store support team members and all Aaron's Business management access to a library of more than 16,000 third-party courses enabling the development of new skills that contribute to career growth and development. Team members consumed more than 5,300 hours of learning via this third-party platform in 2022. In addition, this learning content is scanned and reviewed internally, leading to targeted library content that focuses on topics and content areas determined to be of greatest relevance and importance to the organization;
•Delivering an in-house designed continuous learning program to avail Aaron's store team members a career path with the destination of their choosing while using custom learning solutions designed to add and confirm both competencies and proficiencies throughout all levels of their career. The learning takes a blended approach involving formal courses, self-directed learning, and on-the-job applications. In addition, the curriculum features internal experts educating and coaching others;
•Coordinating and deploying training to our management-level team members in 2022, including compliance, ethics and leadership training;
•Providing team members with recurring training on critical issues such as safety and security, compliance, ethics and integrity, and information security;
•Gathering engagement feedback from our team members on a regular basis and responding to that feedback in a variety of ways including personal, one-on-one interactions, team meetings, leadership communications, and town hall meetings with team members, led by senior executives;
•Offering health, dental, and vision benefits for all eligible team members, including our eligible hourly store-based, fulfillment center, manufacturing, and call-center team members;
•Matching team members’ 401(k) plan contributions of up to 5% of eligible pay after one year of service;
•Providing paid time off (including volunteer activities in the community for eligible team members);
•Providing employee discounts for merchandise purchased;
•Providing confidential counseling for Aaron's Business team members through our Employee Assistance Program (“EAP”);
•Providing a comprehensive suite of wellbeing offerings, including unlimited health coaching sessions, unlimited financial coaching sessions with a certified financial planner, and emotional support through our EAP counseling sessions and unlimited behavioral health coaching sessions via text, at no cost to our Aaron's Business team members;
•Providing paid parental leave to eligible Aaron's Business team members – maternity, paternity and adoption;
•Offering a tuition reimbursement program that provides eligible Aaron’s Business team members up to $3,000 per year (increased from $1,500 in prior years) for courses related to current or future roles at the Company; and
•Offering an employee stock purchase program for eligible Aaron's Business team members with a lookback and discount.
We strive to help team members maintain job stability so they are encouraged to stay with the Company and positioned to grow their skills and knowledge on the job. To reduce team member turnover, we engage in surveys with team members, conduct stay interviews to help identify any issues before they cause a team member to leave the Company, and review exit interview data, hotline calls and root cause analysis to help deter turnover.
Compliance Management Program
As a company with a formal Compliance Management Program, we maintain a robust program with oversight of policy and procedures, training, third party oversight, issues management, and monitoring and testing. The Compliance Management Program fosters collaboration between line of business owners to create a culture of compliance by assisting the business owners with establishing and maintaining current policies and procedures that align with the Company’s goals, strategy, and business objectives, including adherence to applicable laws and regulations.
We are committed to compliance with all applicable federal, state, provincial and local laws and regulations and conduct ongoing monitoring for new laws or regulations that impact our industry, business, or operational risk. We have mechanisms in place for consumers to submit complaints or feedback.
Compliance training is completed for new hires during onboarding and supplemented with annual and periodic refresher training thereafter to reinforce core compliance principles. Our compliance training is customized to our risk profile, business strategy and operations. Training of the Board, management and other team members is essential. Our training is comprehensive and specifically tailored to the particular responsibilities of the team members receiving it.
Under our Compliance Management Program, we are making ongoing improvements to our compliance-related policies and procedures, training, third party oversight, issues management, and testing and monitoring programs. This program is overseen by the Audit Committee as well as our management-level Compliance Committee.
Health and Safety of Team Members and Customers
Aaron's takes the safety of our team members and our customers seriously. Aaron's policies and training programs support our health and safety practices. Throughout the year, team members complete safety and compliance training relevant to their role. Completion of required safety and compliance training is closely managed to ensure that team members have the required skills and knowledge to perform safely and ethically. The following summarizes the Aaron's Business Health & Safety Program:
•Dedicated health & safety team providing program oversight and continued maturation efforts;
•Required annual and new hire formal safety training curriculum;
•Environmental, Health & Safety Audit Program for our fulfillment centers, service centers and manufacturing operations;
•Three lines of defense for safety auditing and checklist at Company operated retail stores;
•Driver qualification program;
•Continued investment in equipment and technology to provide our team members with the safest experience;
•Reporting on safety Key Performance Indicators to field and senior management regularly; and
•Oversight and governance by our Safety Committee made up of key executives and other members of management.
Our business has been, and may in the future be, impacted by COVID-19 or any related pandemic or health crisis. We continually evaluate our existing COVID-19 prevention controls and the need for different or additional controls, and conduct periodic inspections at our stores to identify unhealthy conditions, work practices, and work procedures related to COVID-19 to help ensure compliance with our COVID-19 policies and procedures.
Labor Practices and Human Rights
All of our team members earn more than the federal minimum wage. The average hourly wage of a full-time hourly operations employee in our Company-operated stores, fulfillment and service centers, and divisional support staff, as of December 31, 2022, is $15.65, with a meaningful portion of those team members earning an average hourly wage of $16.50 or more. The average total compensation and benefits for a full-time hourly operations employee in our Company-operated stores, fulfillment -and service centers, and divisional support staff is approximately $35,000 including wages, bonuses and benefits, such as paid time off. Also, more than 97% of our Company-operated stores, fulfillment and service center, and divisional support staff team members are eligible to earn an incentive payment which allows us to meaningfully reward our high performing team members.
In addition to team member surveys and the analysis of exit interview data to deter turnover and support our team members in their job stability and growth, we maintain a Team Member Hotline, available 24 hours a day, through which team members may report (including anonymous reporting, if desired by the team member) concerns via phone or via an online portal. All reported matters are taken seriously and routed to the appropriate departments (i.e., Human Resources, Compliance, or Legal) for review, investigation, and closure after appropriate resolution. The 2022 annualized voluntary turnover rate in all corporate, stores, fulfillment centers and warehouse operations was 74%, and the 2022 annualized involuntary turnover rate in all corporate stores, fulfillment centers and warehouse operations was 33%.
The Company respects the rights of workers who offer services and create the products that we purchase from our suppliers. We communicate our expectations to provide us with safe, energy-efficient, high-quality products, and we hold our suppliers to a high standard because we strive to be an example of good human rights and labor practices throughout our business activities. We take care in the selection of our suppliers, and Aaron's also communicates its expectations on social conditions, worker safety and integrity in the workplace, and compliance with applicable laws through Aaron's Supplier Code of Conduct. The Supplier Code of Conduct outlines Aaron's expectations with respect to hiring practices, forced labor, child labor, discrimination, and other labor rights. Aaron's suppliers must comply with the Supplier Code of Conduct, conduct their business with a high level of integrity, and maintain accurate records to demonstrate that compliance. Specifically, Aaron's requires its suppliers, in accordance with applicable laws, to meet the following standards per the Supplier Code of Conduct and standard terms and conditions:
•Treat all workers with dignity and respect;
•Provide a safe, healthy, and clean work environment;
•Provide safe and healthy housing if supplier provides residential housing for its team members;
•Provide a discrimination, harassment, and punishment free environment;
•Pay workers at least the minimum wage and benefits required;
•Follow minimum working hour restrictions;
•Prohibit child labor, forced labor and human trafficking; and
•Comply with applicable laws (including any changes from time to time).
One of Aaron's largest suppliers is our own Woodhaven Furniture Industries manufacturing division, which supplies a significant portion of the upholstered furniture we lease or sell in Aaron's stores. All of Woodhaven's operations are based in the U.S., creating U.S. jobs, and all of the products manufactured are made in the U.S.
In December 2022, the Company adopted a Human Rights Policy that affirms our commitment to operating our business in a manner that recognizes the importance of human rights both locally and abroad. As such, the Company believes in upholding fundamental human rights and operating in compliance with human rights laws. The Company does not use or condone the use of slave labor or human trafficking. The Company also believes that team members should be treated fairly and with dignity by providing a work environment that is free from conduct that can be considered harassing, discriminatory, intimidating and/or disruptive, including sexual harassment. The Company does not tolerate harassment or discrimination and is committed to a workplace that fosters respect and dignity for all.
From time to time, we are party to legal proceedings arising in the ordinary course of business, including those alleging employment discrimination or violations of wage-and-hour laws. During 2022, the total amount we paid to resolve proceedings alleging employment claims was immaterial to our earnings. In our efforts to have all team members comply with applicable employment-related laws, to drive positive workplace conduct, to strive to foster a fair and equitable workplace, and to reduce the number of employment discrimination claims brought against us, we provide a variety of resources, including diversity, non-discrimination and anti-harassment training as part of the Company’s mandatory compliance training, for all eligible Aaron's Business team members, including team members in our call centers, fulfillment and service centers, store support center, and stores. We also have a team member hotline accessible to our team members via phone or the internet so that any concerns can be investigated promptly and thoroughly.

Supply Chain
Master Supply Agreement. We expect our suppliers to provide us with safe, energy-efficient, high quality products. We strive to set high expectations for our suppliers. Suppliers that enter into our Master Supply Agreement represent and warrant that all products are manufactured, packaged, tagged and sold in compliance with all applicable laws and are legal for retail re-sale in each store that we operate without violation of any law. Specifically, all products must be packaged, labeled and tested in compliance with all applicable laws and the supplier must obtain and maintain all permits, licenses, certifications and registrations required by all applicable laws to provide their products.
Vendor Oversight Program. The Aaron's Business has a Third Party Oversight Program that manages the risk of our third party relationships. We assess our vendors' compliance with applicable laws, regulations, and industry standards and negotiate appropriate contractual provisions to mitigate risk. We expect each of our vendors to appropriately manage its internal risks as well as risks the relationship poses to our Company.
Corporate Governance
Corporate Governance Highlights
The Board remains committed to strong corporate governance and protection of long-term shareholder value. We encourage you to visit the "Corporate Governance" section of our Investor Relations website where you will find information about our corporate governance practices, including our key governance documents. We have taken steps to adopt many corporate governance best practices including:
Board Independence
•Majority independent Board;
•Independent Lead Director;
•Fully independent standing committees; and
•Executive session of non-employee directors at all regularly scheduled Board meetings.
Other Board and Committee Practices
•Separate Chief Executive Officer and Chairman of the Board roles;
•Risk oversight;
•Oversight of political and social engagement, including the Company's Government Relations Program;
•Robust stock ownership guidelines;
•Anti-hedging and anti-pledging policy;
•Periodic review of governance policies and committee charters;
•Oversight of ESG initiatives by the Nominating and Corporate Governance Committee;
•Broad director diversity search criteria;
•Limit directors who serve as executive officers at other companies to one public company directorship in addition to the Board and limit all other directors to four public company directorships in addition to the Board; and
•Director orientation and continuing education.
Board Performance
•Board oversight of company strategy;
•Annual Board evaluations;
•Commitment to Board refreshment and succession planning; and
•Focus on management succession planning.
Shareholder Rights
•Right of shareholders to call special meeting;
•No supermajority voting requirements; and
•Majority voting in director elections.

Shareholder Outreach and Engagement and Investor Relations
We value regular engagement with and feedback from a wide variety of stakeholders, including customers, team members, suppliers and communities. We also recognize the value of listening to the views of our shareholders and other stakeholders, and the relationship with our shareholders is an integral part of our corporate governance practices. We conduct shareholder outreach throughout the year to ensure that management and the Board understand and consider the issues of importance to our shareholders when setting and executing strategies.
In order to gather investor feedback, the Company conducts outreach to the Company's largest 25 shareholders. Company management intends to continue this shareholder engagement on an annual basis. In addition to our shareholder engagement, we participate at industry and investment community conferences, investor roadshows and analyst meetings. Management reports quarterly to the Board about these meetings, including feedback received during these meetings.
Shareholders may communicate with the Board of Directors, the non-management or independent directors as a group, or individual directors by writing to them in care of the Corporate Secretary at The Aaron's Company, Inc., 400 Galleria Parkway SE, Suite 300, Atlanta, Georgia 30339. Appropriate correspondence will be forwarded as directed by the writer. The Company may first review, sort, and summarize such communications and screen out solicitations for goods or services and similar inappropriate communications unrelated to the Company or its business. All concerns related to audit or accounting matters will be referred to the Audit Committee.
Disclosure Committee
We have a Disclosure Committee that assists in fulfilling management's responsibility regarding public disclosures made by the Company to its shareholders and the investment community. The committee works to help ensure that Company disclosures are accurate, complete and timely; fairly present the Company's financial condition, results of operations and cash flows in all material respects; and comply with applicable laws, regulations and stock exchange requirements. The committee also oversees our SOX Compliance Working Group which assists with the formulation and documentation of the Company's disclosure controls and procedures.
Membership of the committee includes team members representing key areas of the Company's operations that may be relevant to the Company's filings with the SEC and other public disclosures including representatives from finance and accounting, legal, operations and internal audit.
NON-EMPLOYEE DIRECTOR COMPENSATION IN 2022
The compensation program for our non-employee directors is designed to fairly compensate them for the effort and responsibility required to serve on the board of a company of our size and scope as well as to align our directors’ interests with those of our shareholders more generally. Directors who are team members of the Company receive no compensation for their service on our Board of Directors.
Under the 2022 compensation program, non-employee directors received an annual cash retainer of $80,000 and an annual award of restricted stock units having a value of $135,000, which generally vests one year following the grant date. Non-employee directors serving as the chairperson of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee also received an additional annual retainer of $25,000, $20,000 and $15,000, respectively, for their service in these roles and the additional time commitments required. Additionally, non-employee directors serving on the Audit Committee, Compensation Committee and Nominating & Corporate Governance Committee received an annual member retainer of $15,000, $10,000 and $7,500, respectively. The non-employee directors may also elect to participate in the Deferred Compensation Plan.
Following the annual review of director compensation relative to our peer group, for 2023, the Compensation Committee made no changes.
The table below provides the compensation earned by our non-employee directors for 2022.

2022 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards($)(1)	Total ($)
Laura A. Bailey(2)(3)	102,500	135,000	237,500
Kelly H. Barrett (2)(4)	130,000	135,000	265,000
Walter G. Ehmer(2)(5)	117,500	135,000	252,500
Hubert L. Harris, Jr. (2)(6)	142,500	135,000	277,500
Timothy A. Johnson(2)(7)	105,000	135,000	240,000
Marvonia P. Moore(2)(8)	97,500	135,000	232,500
John W. Robinson(2)(9)	180,000	135,000	315,000
(1)Represents the grant date fair value of restricted stock unit awards pursuant to FASB ASC Topic 718.
(2)As of December 31, 2022, each director held 6,332 restricted stock units subject to vesting, which is the number of units of restricted stock granted to them in May 2022.
(3)Includes $25,625 in fees earned for services in the fourth quarter of 2022 which will be paid in 2023.
(4)Includes $32,500 in fees earned for services in the fourth quarter of 2022 which will be paid in 2023.
(5)Includes $29,375 in fees earned for services in the fourth quarter of 2022 that Mr. Ehmer deferred under the Company's Nonqualified Deferred Compensation Plan.
(6)Includes $35,625 in fees earned for services in the fourth quarter of 2022 which will be paid in 2023.
(7)Includes $26,250 in fees earned for services in the fourth quarter of 2022 which Mr. Johnson deferred under the Company's Nonqualified Deferred Compensation Plan.
(8)Includes $24,375 in fees earned for services in the fourth quarter of 2022 which will be paid in 2023.
(9)Includes $45,000 in fees earned for services in the fourth quarter of 2022 which will be paid in 2023.
Stock Ownership Guidelines
Under the current stock ownership guidelines each director is expected to own or acquire shares of our common stock and common stock equivalents (including restricted stock and restricted stock units) having a value of at least four times the annual cash retainer within five years from the earlier of November 3, 2021 and when the director first joined our Board of Directors. As of December 31, 2022, each of our directors currently serving on the Board of Directors is in compliance with the requirements established in these guidelines or otherwise on track to meet those guidelines within the compliance period.

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
The purpose of this section is to provide material information about the compensation objectives and policies for our named executive officers and to explain how the Compensation Committee made compensation decisions for 2022. For 2022, our NEOs are listed below.

Named Executive Officer	Position with Company
Douglas A. Lindsay	Chief Executive Officer
Stephen Olsen	President
C. Kelly Wall	EVP – Chief Financial Officer
Rachel G. George	EVP – General Counsel, Corporate Secretary, Chief Compliance Officer & Chief Corporate Affairs Officer
Douglass L. Noe	VP – Corporate Controller and Principal Accounting Officer

Our compensation program is designed to attract, motivate, and retain key executives by offering market-competitive pay opportunities with an emphasis on incentive compensation and pay for performance. We believe our 2022 performance and pay results are indicative of our objective, demonstrating a strong link between pay and performance.
In addition, we employ sound compensation and governance principles and policies, while avoiding problematic or disfavored practices, as noted below:

What We Do	What We Don’t Do

✓ Independent Compensation Committee assisted by an independent consultant	✗ No repricing or cash buyouts of stock options without shareholder approval

✓ We annually assess Company compensation policies to ensure that the features of our program do not encourage undue risk	✗ No excise or other tax gross-ups on change-in-control payments

✓ All executives are "at will" team members, with no employment agreements for NEOs	✗ No hedging or pledging of Company stock

✓    Pay mix that emphasizes performance-based compensation over fixed compensation (approximately 84% is at risk based on performance or time-based vesting requirements for CEO and approximately 66% for all other NEOs)
✗ No excessive perquisites or other benefits

✓ Pay mix that emphasizes long-term, equity-based incentives over short-term cash incentives	✗ No single-trigger severance benefits upon a change-in-control

✓ Incentive plans that measure financial success through various measures, focused on growth, profitability, and returns	✗ No payment of dividends on unearned or unvested shares

✓ Robust and meaningful incentive plan targets and ranges, with capped incentive payouts	✗ No guaranteed bonus payments

✓ Double-trigger equity vesting acceleration upon a change of control

✓ Meaningful stock ownership requirements

✓ Formal clawback policy to recoup performance-based compensation from our senior executives, including NEOs, under certain prescribed acts of misconduct

Components of the Executive Compensation Program
The three primary components of each NEO's total direct compensation for 2022 were as follows:

Component	Terms and Objectives

Base Salary
•Fixed amount of compensation for performing day-to-day job responsibilities intended to reflect the scope of an executive’s role.
•Reviewed annually for potential adjustment based on factors such as market levels, individual performance, and scope of responsibility.

Annual Cash Incentive Award	•Variable performance-based annual award opportunity based on achievements with respect to financial and operational performance goals.

Long-Term Equity Incentive Award
•Aligns executive interests with shareholders.
•To balance long-term performance and retention, regular annual 2022 equity awards were made in the form of 50% performance shares, 20% stock options, and 30% time-based restricted stock awards.

The Compensation Committee did not set a prescribed mix or allocation for each component, but rather focused on total direct compensation when making compensation decisions for our executives. In making these decisions, the Compensation Committee also considered the following related factors: (i) performance against corporate and individual objectives for the fiscal year; (ii) performance of general management responsibilities; (iii) the value of any unique skills and capabilities; (iv) contributions as a member of the executive management team; and (v) competitive market considerations.
Total direct compensation for our NEOs in 2022 emphasized variable and performance-based compensation. This reflects our philosophy that a significant portion of NEO compensation should be linked to financial, operating, and stock price performance, helping to ensure alignment of pay and performance.
The following graphs demonstrate this philosophy by showing the mix of target pay established in early 2022 for our Chief Executive Officer and for our other NEOs as a group. These graphs do not reflect the special bridge grants of restricted stock that were made to our NEOs in 2022 and are further described below.

2022 Performance and Incentive Pay Outcomes
Our 2022 compensation program was designed to attract, motivate, and retain key executives by offering market-competitive pay opportunities with an emphasis on incentive compensation and pay for performance.
The following table and related footnotes summarize and define the performance measures associated with our NEOs' 2022 annual cash incentive awards and highlight key performance results under the annual cash incentive program for 2022. As discussed in further detail below, we moved to a 3-year performance period with respect to our performance shares in 2022 and therefore, final performance and payout of such awards will not be certified by the Compensation Committee until after then end of the 3-year performance period.

2022 Performance	2022 Executive Pay Results
•Adjusted EBITDA[1] was $144.1 million, which was which was 77.7% of the EBITDA target of $185.4 million for 2022.	•Adjusted EBITDA performance fell below threshold resulting in no payout for that component (weighted at 80%).
•All Strategic/Compliance Goals[2], established in the first quarter of 2022, for the Company were fully achieved	•Strategic/Compliance goal performance (weighted at 20%) resulted in 125% achievement, however, due to the shortfall in Adjusted EBITDA performance, awards were reduced by 50%.
•Annual cash incentive awards based on financial and strategic performance as described above were earned at of 12.5% of target.

[1] Adjusted EBITDA is a measurement of our performance not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”) and is based on GAAP earnings before interest expense, taxes, depreciation, and amortization for the Company, adjusted for certain non-GAAP items related to non-routine items that are not reflective of ordinary earnings activity. Adjusted EBITDA results reflect adjustments to exclude restructuring charges, separation costs associated with the separation and distribution that resulted in our spin-off into a separate publicly-traded company, acquisition-related costs and a goodwill impairment charge recognized for the Aaron's Business reporting unit. The Adjusted EBITDA result listed above also excludes the results of BrandsMart for the year ended December 31, 2022, as the targets for 2022 incentive performance were established prior to the closing of the acquisition of BrandsMart. For a reconciliation of Adjusted EBITDA to the closest GAAP measurement, refer to the reconciliation set forth in Appendix A.

[2] Strategic/Compliance Goals established in the first quarter of 2022 focused on (1) digitizing customer files, (2) enhancing store-based training for key operational compliance policies, (3) enhancing corporate monitoring and testing, (4) requiring Diversity and Inclusion training, and (5) introducing an in-cab camera pilot program.

Say on Pay Vote. Last year, our shareholders cast an advisory vote to approve our named executive officer compensation as described in our 2022 proxy statement, with the result that over 98% of the total votes cast approved the compensation of our NEOs. The Compensation Committee considered these results, and given the high level of support, did not make any changes to our executive compensation policies or practices that were directly driven by the say on pay vote. However, the Compensation Committee regularly evaluates and revises the executive compensation program as it considers necessary to better reflect our evolving business circumstances. During 2022, the Compensation Committee conducted an in-depth review of the executive compensation program and made several changes to our long-term equity incentive award program, including (1) rebalancing the weight of the different equity award types granted during 2022, (2) changing the performance metrics used for performance share grants, and (3) moving from a 1-year performance period to a 3-year performance period for performance share grants, as further described below.
Objectives of Executive Compensation
The primary objectives and priorities of our executive compensation program are to:
• attract, motivate, and retain quality executive leadership;
• align the incentive goals of executive officers with the interests of shareholders;

• motivate the individual performance of each executive officer;
• improve overall Company performance; and
• support achievement of our business plans and long-term goals.
To accomplish these objectives, the Compensation Committee considered a variety of factors when approving the compensation program, including (i) changes in business strategy, (ii) Company performance expectations, (iii) external market data, (iv) Company and business performance, (v) individual performance, and (vi) internal equity. A more complete description of the process for establishing our 2022 executive compensation programs is described below and throughout this Compensation Discussion and Analysis.
Compensation Process Summary for 2022
Role of the Compensation Committee. The Compensation Committee’s role was to oversee (i) executive and outside director compensation, (ii) benefit plans and policies, including equity compensation plans and other forms of compensation, and (iii) other significant human resources matters.
More specifically, the Compensation Committee reviewed and discussed proposed compensation for our NEOs, evaluated their performance, and set their compensation. In addition, the Compensation Committee approved all equity awards for NEOs and other executive officers.
Role of Management. The Compensation Committee considered the input and recommendations of the Chief Executive Officer with respect to our executive compensation programs and decisions that impacted other NEOs. Although management and other invitees at the Compensation Committee meetings may participate in discussions and provide input, all votes and final decision-making on NEO compensation are solely the responsibility of the Compensation Committee, and those final deliberations and votes are conducted in executive sessions in which no executive officers participate.
Role of Independent Compensation Consultant. The Compensation Committee has the authority to retain independent consultants and other advisors. During 2022, the Compensation Committee retained the services of Exequity, LLP ("Exequity") which reported directly to the Compensation Committee. The Compensation Committee assessed the independence of the advisors, including the potential for conflicts of interest as required by the Securities and Exchange Commission ("SEC") and "NYSE" listing standards, and concluded that Exequity was appropriately independent and free from potential conflicts of interest.
Although the specific services of the independent consultant could vary from year to year, the following are the services generally provided by the independent consultant:
• providing information on trends and related legislative, regulatory, and governance developments;
• reviewing and recommending any changes to the peer group used for comparative market analysis for the consideration and approval of the Compensation Committee;
• conducting competitive assessments of executive compensation levels and incentive program designs;
• consulting on compensation for outside directors;
• conducting a review of the compensation programs from a risk assessment perspective;
• assisting with review and disclosures regarding the executive compensation programs; and
• reviewing the Compensation Committee’s annual calendar and related governance matters.
Representatives from Exequity attended all the Compensation Committee meetings pertaining to 2022 executive compensation decisions, and also participated in executive sessions as requested by the Compensation Committee.
Comparative Market Data
Role of Market Data. Our Compensation Committee used compensation market data as a reference for understanding the competitive positioning of each element of our executive pay program and total compensation. The market data is used to inform pay levels for our executive officers.
In referencing these market studies, the Compensation Committee does not manage total compensation for our NEOs to a prescribed competitive position or percentile of the compensation market. Rather, the Compensation Committee reviews compensation for each NEO relative to market data and considers other internal and external factors when exercising its business judgment as to compensation decisions. Other factors material to the Compensation Committee’s deliberations include: (i) objective measurements of business performance, (ii) accomplishment of compliance, strategic, and financial objectives, (iii) development and retention of management talent, (iv) enhancement of shareholder value, and (v) other matters the Compensation Committee deems relevant to our short-term and long-term success.
Peer Groups. With respect to 2022 compensation decisions, the Compensation Committee referenced the market benchmarking study that was conducted by Exequity in 2021, which included peer group and survey data. The peer group used in that study was proposed by Exequity and approved by the Compensation Committee. That peer group, which is listed below includes 15 companies representing a blend of retail and consumer finance companies selected based on similarity in terms of size, complexity, and business focus. The peer group served as the principal reference group for our Company's executives. The survey data serves as a secondary reference and includes general industry companies with similar revenues sourced from Willis Towers Watson 2021 General Industry Executive Compensation Survey.

Company Peer Group1

Consumer Finance Companies	Retail Companies
OneMain Holdings, Inc.	Big Lots, Inc.
FirstCash Holdings, Inc.	Rent-A-Center, Inc.
Encore Capital Group, Inc.	RH
CURO Group Holdings Corp.	Sleep Number Corporation
EZCORP, Inc.	Ollie’s Bargain Outlet Holdings, Inc.
Enova International, Inc.	Conn’s, Inc.
Credit Acceptance Corporation	Haverty Furniture Companies, Inc.
Ethan Allen Interiors, Inc.
1 Five Below and The Michaels Companies, Inc. were eliminated from the peer group.
In 2022, the Compensation Committee conducted an in-depth review of the peer group for 2023 compensation decisions, including the removal of Ethan Allan and EZCORP and the addition of Franchise Group, Inc., La-Z-Boy Incorporated, Sally Beauty Holdings, Inc., and PROG Holdings, Inc. The revised peer group is reflective of the Company's current size and operating characteristics.
Base Salary
Base salary is intended to reflect the scope of an executive’s role. The Compensation Committee reviews executive officer base salaries annually and adjusts as necessary to help ensure that salary levels remain appropriate and competitive. Salary increases are made after considering relevant factors, including:
• breadth and scope of an executive’s role, including any significant change in duties;
• competitive market pay levels;
• internal comparisons to similar roles;
• individual performance throughout the year; and
• overall economic climate and Company performance.
Base Salary for 2022. The Compensation Committee adjusted base salaries of our NEOs (other than Messrs. Lindsay and Noe) in 2022 as a result of the annual market review and in connection with Mr. Olsen taking over leadership of the BrandsMart business segment. The 2022 annual base salary rates for our NEOs, as well as such rates for 2021, are set forth in the table below:

Named Executive Officer	2021 Base Salary Rate	2022 Base Salary Rate
Douglas A. Lindsay	$850,000	$850,000
Stephen Olsen	$600,000	$625,000
C. Kelly Wall	$500,000	$525,000
Rachel G. George	$475,000	$500,000
Douglass L. Noe	$255,000	$255,000

Annual Cash Incentive Awards
Our annual cash incentive plan provides the opportunity to earn cash rewards for meeting Company financial and operational performance goals. Under the annual cash incentive plan, our NEOs have the potential to earn cash incentive awards based on performance against predetermined performance goals, with amounts varying based on the degree to which the related goals were achieved.
Target Awards. The Compensation Committee approved a target award opportunity in 2022 for each NEO as outlined below under the annual cash incentive plan. The Chief Executive Officer consulted with the Compensation Committee on the targets of our NEOs. The target award opportunity for each NEO increased from 2021 to 2022 as shown below as a result of the annual market review and in connection with Mr. Olsen taking over leadership of the BrandsMart business segment.

Named Executive Officer	2021 Target Annual Incentive	2022 Target Annual Incentive
Douglas A. Lindsay	$1,000,000	$1,200,000
Stephen Olsen	$600,000	$675,000
C. Kelly Wall	$325,000	$375,000
Rachel G. George	$310,000	$325,000
Douglass L. Noe	$87,534	$89,250
Performance Goals and Results. For the 2022 annual cash incentive plan, we returned to an annual plan with Adjusted EBITDA weighted at 80% and Strategic/Compliance Goals weighted at 20% to assess Company financial and strategic performance. For Adjusted EBITDA, the payout range was from 25% of target (if threshold performance was achieved) to 200% of target (if maximum performance was achieved), with interpolation of performance between the threshold and target zone and interpolation between target zone and maximum levels. For Strategic/Compliance Goals, the payout ranged from 25% (if threshold performance was achieved) to 125% of target (based on the number of Strategic/Compliance Goals achieved). At the start of the year, the Compensation Committee established five discrete Strategic/Compliance goals for the NEOs as described above, performance against which was evaluated by the Compensation Committee following the 2022 fiscal year. The overall payout range factoring in both Adjusted EBITDA and Strategic/Compliance Goals is 5% (if threshold performance was achieved) to 185% of target.
The following tables summarize the performance goals, performance results, and related incentive payout levels as a percent of target for each NEO. The terms of the 2022 annual cash incentive plan provide that in the event that the applicable Adjusted EBITDA threshold level is not achieved, any payout with respect to the Strategic/Compliance Goals will be reduced by 50%. Adjustments to the applicable financial metrics are described above under the heading "2022 Performance and Incentive Pay Outcomes". The level of performance under the 2022 annual cash incentive plan was determined by the Compensation Committee in February of 2023, based on actual performance (and reduced by 50% due to the lack of attainment of the Adjusted EBITDA threshold).

Annual Cash Incentive Plan Performance
($ Million)	Weight	Plan Performance Range					Actual Performance and Payout
Metric		Threshold	Target Zone(1)			Maximum	Year Ending 12/31/2022	% of Target	Payout Calculation
Adjusted EBITDA	80%	$157.6	$180.7	-	$190.0	$222.4	$144.1	77.7%	0%
Potential Payout %		25%	100%			200%
Strategic/Compliance Goals	20%	3 Projects	4 Projects			5 Projects	5 Projects	125.0%	62.5%
Potential Payout %		25%	100%			125%	Final Payout		12.5%

(1) If actual performance falls within this range, then payout is at 100% of target.

Based on the above performance results, the chart below states the annual cash incentive award payments for each of our NEOs for 2022 performance relative to targets established for the year.

Named Executive Officer	Target Annual Cash Incentive	Award Payout under Annual Cash Incentive Plan
Douglas A. Lindsay	$1,200,000	$150,000
Stephen Olsen	$675,000	$84,400
C. Kelly Wall	$375,000	$46,900
Rachel G. George	$325,000	$40,600
Douglass L. Noe[1]	$89,250	$16,500

(1) Although Mr. Noe’s final annual incentive award payout is generally calculated in the same manner as the other NEOs, he is eligible to receive quarterly payments based upon performance during the first three quarters of the fiscal year (capped at 20% of the annual target award per quarter), with an adjustment at the end of the year based on the overall annual performance against the same targets applicable to the other NEOs. His bonus amount reflects a payout made after the first quarter of 129.2% of target for such quarter. This reflects 111.3% achievement on the Q1 EBITDA target of $40.8M - $50.4M, and on target compliance achievement. Subsequent quarterly performance was below threshold and as a result, no additional payouts were made to Mr. Noe. Mr. Noe’s payout based on Q1 performance resulted in a slightly higher payout than he would have received based on the full annual results; however, for administrative convenience and given that the overpayment was not material, the company elected not recover the excess amount. As a result, Mr. Noe’s final payout as a percentage of his annual target award was 18.5% (instead of 12.5% like the other NEOs).

For 2023, the Compensation Committee added total revenue as an additional metric to assess financial performance. Total revenue is an important metric to assess financial performance of the Company. The metrics and weighting for the 2023 annual incentive plan includes 50% Adjusted EBITDA, 30% Revenue and 20% Strategic/Compliance goals.
Long-Term Equity Incentive Awards
2022 long-term equity incentive ("LTI") awards are intended to:
• reward the achievement of business objectives that the Compensation Committee believed would benefit shareholders;
• further align the interests of senior management with those of shareholders; and
• assist with retaining senior management to help ensure continuity of leadership.
Beyond these objectives, the Compensation Committee also considered market design practices, equity dilution, accounting expense, and other internal considerations when deciding on the structure and size of 2022 equity awards.
Several enhancements were made to the LTI awards for 2022, including:
•Increasing the weighting of performance share units from 33% to 50% for a total of 70% of long-term incentives being performance-based.
•Moving from a 1-year to a 3-year performance period for performance share units.
•Incorporating relative Total Shareholder Return (rTSR) as a metric for performance share units, with awards equally weighted on Adjusted EBITDA and rTSR performance.

Award Type and Mix. For 2022, regular annual equity awards were made in the form of performance shares ("PSUs"), stock options, and time-based restricted stock awards ("RSAs"). To balance long-term performance and retention, regular annual 2022 equity awards were weighted across vehicles at 50% PSUs, 20% stock options, and 30% RSAs for Messrs. Lindsay, Olsen, and Wall, and Ms. George. The 2022 regular annual equity awards to Mr. Noe, who is our Vice President, Controller and Principal Accounting Officer, were made in the form of 50% PSUs and 50% time-based RSAs, consistent with other Vice Presidents in the organization.
The graphic below depicts the 2022 regular annual equity award mix for Messrs. Lindsay, Olsen, Wall and Ms. George:
The graphic below depicts the 2022 regular annual equity award mix for Mr. Noe:

Equity Award	Objective	Key Features

Performance Shares (PSUs)
•50% of the award is tied to Adjusted EBITDA performance with the intention of continuing the emphasis on earnings growth over the long term.
•50% of the award is tied to rTSR to ensure alignment with shareholder returns.
•3-year performance period.

•The Adjusted EBITDA performance metric has a 3-year performance period with three annual performance goals set at the beginning of the performance period. Any shares earned will vest at the end of the 3-year performance period.
•The rTSR performance metric has a 3-year performance period, and any shares earned will vest at the end of the 3-year performance period.

Stock Options	•Aligns executives with shareholders, with the value of an award realized only if the stock price appreciates following the date of grant.	•Pro rata annual 3-year vesting, with vesting generally occurring in three equal increments following the first, second, and third anniversaries of the grant.

Restricted Stock	•Addresses competitive concerns with a focus on retaining key executives needed to realize long-term performance objectives.	•Pro rata annual 3-year vesting, with vesting generally occurring in three equal increments following the first, second, and third anniversaries of the grant.
Target Awards. The Compensation Committee adjusted LTI targets for our NEOs (other than Messrs. Lindsay and Noe) in 2022 as a result of the annual market review and in connection with Mr. Olsen taking over leadership of the BrandsMart business segment. Target annual awards for 2022 for our NEOs are shown below, with a comparison against the 2021 LTI target for each NEO.

Named Executive Officer	2021 LTI Target	2022 LTI Target
Douglas A. Lindsay	$3,550,000	$3,550,000
Stephen Olsen	$800,000	$950,000
C. Kelly Wall	$500,000	$625,000
Rachel G. George	$475,000	$550,000
Douglass L. Noe	$127,500	$127,500
The annual LTI target awards that were granted to our NEOs pursuant to the 2022 program structure are set forth in the table below:
2022 Equity Awards
LTI Target Value

Named Executive Officer	Stock Options	+	Restricted Stock	+	PSUs	=	2022 LTI Value Target
Douglas A. Lindsay[1]	$710,000		$1,065,000		$1,775,000		$3,550,000
Stephen Olsen[1]	$190,000		$285,000		$475,000		$950,000
C. Kelly Wall[1]	$125,000		$187,500		$312,500		$625,000
Rachel G. George[1]	$110,000		$165,000		$275,000		$550,000
Douglass L. Noe[2]	$—		$63,750		$63,750		$127,500

[1] Equity awards were made in the form of 50% performance shares, 20% stock options, and 30% time-based restricted stock awards in 2022.
[2] Equity awards were made in the form of 50% performance shares and 50% time-based restricted stock awards in 2022.

Number of Shares Underlying LTI Awards (at target)

Named Executive Officer	Stock Options	+	Restricted Stock	+	PSUs	=	2022 LTI Shares at Target
Douglas A. Lindsay	75,150		49,680		82,760		207,590
Stephen Olsen	20,130		13,290		22,160		55,580
C. Kelly Wall	13,230		8,760		14,580		36,570
Rachel G. George	11,640		7,710		12,840		32,190
Douglass L. Noe	—		3,000		2,980		5,980
2022 Performance Goals and Results. For 2022, 50% of the PSUs granted were tied to Adjusted EBITDA and 50% tied to rTSR (relative TSR) measured against the S&P 600 Specialty Retail Group. The Compensation Committee established annual goals for Adjusted EBITDA performance, including threshold, target, and maximum performance for each of the three years within the performance period (2022, 2023 and 2024). The number of shares that may be earned based on Adjusted EBITDA results ranges from 25% to 200% of target. The number of shares ultimately awarded with respect to PSUs tied to Adjusted EBITDA results will be based on the average payout percentage for the three year performance period.

The Compensation Committee established goals for the rTSR performance measure in the PSU program, consisting of a threshold, target, and maximum performance goal for the full 3-year performance period ending in 2024. The number of shares that may be earned based on rTSR results ranges from 50% to 200% of target. For purposes of the 2022 PSU awards, “rTSR” performance is determined by the percentile rank of the Company’s total shareholder return among the total shareholder returns of the members of the S&P 600 Specialty Retail Index (the “rTSR Peer Group”) for the 3-year performance period. The members of the rTSR Peer Group will be adjusted during the performance period upon certain events, such as if a member of the rTSR Peer Group files for bankruptcy, is delisted or no longer publicly traded, or is acquired. “Total shareholder return” for the Company and each member of the rTSR Peer Group is a rate of return reflecting stock price appreciation, plus the reinvestment of dividends. The number of shares ultimately awarded with respect to the PSUs tied to rTSR results will be based on the Company's ranking at the end of the three-year performance period in 2024.
The following tables summarize the performance goals and corresponding payout levels for the 2022 PSUs:

($ Million)	Weight	Plan Performance Range
Metric		Threshold	Target Zone[1]			Maximum
Adjusted EBITDA - 2022	50%	$157.6	$180.7	-	$190.0	$222.4
Adjusted EBITDA - 2023		$156.2	$190.4	-	$200.2	$234.4
Adjusted EBITDA - 2024		$166.1	$202.4	-	$212.8	$249.1
Payout Percentage		25%	100%			200%

rTSR	50%	25th Pctl	50th Pctl			75th Pctl
Payout Percentage		50%	100%			200%

(1) If actual performance falls within this range for Adjusted EBITDA, the payout is 100% of target.

In February 2023, the Compensation Committee determined that Adjusted EBITDA for the year ending December 31, 2022 was $144.1 million, which was below the threshold performance level for 2022. Therefore, the payout percentage for 2022 is 0%. The Compensation Committee will calculate Adjusted EBITDA for each of 2023 and 2024 following such years, and the final payout of the PSUs will be determined and certified by the Compensation Committee following the end of the full 3-year performance period, using the average of the payout percentages for each of 2022, 2023 and 2024 based on the Adjusted EBITDA results for such years. The PSUs ultimately earned by the NEOs will generally vest at the end of the performance period on March 7, 2025.
2022 Equity Transition (Bridge) Awards
In 2022, we transitioned our performance shares from a 1-year performance period with additional annual vesting, to a true 3-year performance plan. In connection with this design change, which more closely aligns with market norms and more accurately measures multi-year performance, plan participants will realize a liquidity reduction during the transition period. In recognition of this, and in order to retain and incentivize our key executives, the Compensation Committee approved a special, one-time RSA award to our NEOs to offset the value loss in the initial two years of the new PSU awards. These special RSAs vest on the typical RSA vesting schedule used for our LTI program (in three equal installments on March 7 of each of 2023, 2024, and 2025). Our NEOs’ total target direct compensation for 2022, including these special bridge RSA awards, continues to be reflective of market practice.
Bridge Award of Restricted Stock

Named Executive Officer	Number of Restricted Shares	Grant Date Value of Shares Awarded
Douglas A. Lindsay	41,400	$888,030
Stephen Olsen	15,300	$328,185
C. Kelly Wall	14,580	$312,741
Rachel G. George	12,840	$275,418
Douglass L. Noe	3,000	$64,350
Executive Compensation Policies
Stock Ownership Guidelines. The Compensation Committee, at its first meeting in early 2021, adopted stock ownership guidelines, requiring compliance within five years of policy adoption or appointment to role, to further align the interests of our senior executives with our shareholders. The table below summarizes the guidelines that apply to our executives. All of the NEOs that are subject to these requirements are currently in compliance with these guidelines or on target to be in compliance with these guidelines within the timeframe. Douglass Noe is not subject to stock ownership guidelines based on his current role and reporting level in the organization.

Feature	Provision

Required levels	5x base salary: Chief Executive Officer 2x base salary: President, EVP Chief Financial Officer, and EVP, General Counsel, Corporate Secretary, Chief Compliance Officer & Chief Corporate Affairs Officer

Shares counted toward guidelines	Stock owned outright Shares held in retirement accounts Unvested time-based RSUs and RSAs Earned but unvested PSUs "In the money" value of vested but unexercised stock options
Clawback Policy. The Company has adopted a policy that provides annual incentive and equity awards to our executive officers may be recouped if we restate our consolidated financial statements. Under this policy, covered team members including our NEOs may be required to repay to the Company the difference between the amount of incentives and awards received and the amount that would have been payable under the restated financial statements.
The Compensation Committee is in the process of further evaluating our clawback policy in light of the new SEC final rules and will make necessary changes as required to comply with the listing standards once they have been finalized.
Securities Trading Policy. As part of our Insider Trading Policy, all of our officers and directors are prohibited from trading any interest or position relating to the future price of our securities. These prohibited transactions include trading in puts, calls, short sales, or hedging transactions, but do not generally prohibit other purchases and sales of our common stock made in compliance with the limitations contained in our Insider Trading Policy. Pledging of Company securities is prohibited under our Insider Trading Policy.
Tally Sheets. The Compensation Committee reviewed tally sheets for select executives. These tally sheets provide a comprehensive view of target, actual, and contingent executive compensation payouts under a variety of termination and performance scenarios. The tally sheets allowed the Compensation Committee to understand the cumulative effect of prior pay decisions and stock performance, as well as the retentive ability of existing LTI, severance, and change-in-control arrangements. The tally sheets were intended to facilitate the Compensation Committee’s understanding of the nature and amounts of total compensation under our executive compensation program and to assist the Compensation Committee in its overall evaluation of the compensation program.

Executive Benefits and Perquisites
Our executive compensation program provides certain benefits and perquisites to our NEOs. The value of these benefits and perquisites generally represents a small portion of a NEO’s overall total compensation opportunity and does not materially influence the Compensation Committee’s decisions with respect to the salary and incentive elements of the compensation of our NEOs. The Compensation Committee expects to periodically review the perquisites and other personal benefits that we provide to senior management to help ensure they remain in the best interests of the Company and its shareholders.
Healthcare Benefits. Our NEOs receive a full range of standard benefits, including the medical, dental, vision, life and voluntary disability coverage available to our team members generally.
Retirement Plans. Our NEOs participate on the same basis as other team members in our 401(k) retirement plan, which we refer to as the 401(k) Plan, for all full-time team members. Team members with at least one year of service who meet certain eligibility requirements are eligible for a Company match.
Our 401(k) Plan uses a safe harbor formula that allows team members to contribute up to 75% of their annual compensation with 100% matching by the Company on the first 3% of compensation and an additional 50% match on the next 2% of compensation. All matching by the Company is immediately vested under the Company’s 401(k) Plan and any prior contributions will continue to vest under the preceding vesting schedule that applied under the Former Parent’s 401(k) retirement plan.
Under the Company’s Deferred Compensation Plan (as defined below), a select group of management or highly compensated team members are eligible to elect to defer up to 75% of their base salary and up to 75% of their annual bonus on a pre-tax basis. Should they so elect, the Company will make discretionary matching contributions under the same formula that applies for our 401(k) Plan, with the benefit not exceeding the 401(k) Plan statutory limit.
Perquisites. Our NEOs may use company aircraft from time to time for non-business use. Incremental operating costs associated with such personal use is paid by the Company. The amount of income attributed to each NEO for income tax purposes from personal aircraft use is determined by the Standard Industry Fare Level method, and the executives are responsible for paying the tax on this income. The aggregate incremental cost of such use by each NEO, if any, is included under the "All Other Compensation" column of "Executive Compensation - 2022 Summary Compensation Table."
Post-Termination Protections
To attract and retain talented executives, we recognize the need to provide protection to our executives in the event of certain termination situations. The highly competitive nature of the relevant market for key leadership positions means we may be at a competitive disadvantage in trying to retain our current leaders or hire executives from outside the Company if we are not able to offer them the type of protections typically found in the market.
Accordingly, we are party to a severance and change in control agreement with each of Mr. Lindsay and Mr. Wall that details the benefits he would receive in the event his employment is terminated under various scenarios. Our other NEOs are covered by our severance plan, which is intended to provide certain benefits in the event employment is terminated other than for cause, disability or death. The severance and change-in-control agreements and the severance plan aid us in retaining key leaders who are critical to the ongoing stability of our business, foster objectivity across the participants should they be asked to evaluate proposals that may result in the loss of their employment, and provide important protections to us in terms of confidential information and competitive matters that could arise after their employment is terminated. We have not entered into any employment agreements with our NEOs.
The specific details of the severance and change in control agreements and our severance plan are described later in this Proxy Statement, in the section titled "Executive Compensation - Potential Payments Upon Termination or Change in Control."
Tax Effects of Compensation
Under Section 162(m) of the Internal Revenue Code, compensation paid to certain executive officers (and, beginning in 2018, certain former executive officers) in excess of $1 million is not tax deductible. The Compensation Committee believes that the tax deduction limitation should not be permitted to compromise the Company’s ability to design and maintain executive compensation arrangements that will attract and retain the executive talent to compete successfully. Accordingly, achieving the desired flexibility in the design and delivery of compensation may result in compensation that in certain cases is not deductible for federal income tax purposes.

Risk Assessment in Compensation Programs
We believe our compensation programs encourage and reward prudent business judgment without encouraging undue risk. The Compensation Committee reviews our compensation programs for features that might encourage inappropriate risk-taking. We believe our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us. In addition, the independent compensation consultant conducted a third party assessment of potential compensation risk and concluded the same.
Consideration of Shareholder Advisory Vote. This Compensation Discussion and Analysis will be subject to an advisory say-on-pay vote at the Annual Meeting. Our Board and the Compensation Committee value the benefits of maintaining a dialogue with our shareholders and understanding their views. Although the say-on-pay vote is non-binding, the Compensation Committee intends to consider the outcomes of say-on-pay votes when making future compensation decisions for our NEOs and will consider adjustments to support our strategies and to remain market competitive.

COMPENSATION COMMITTEE REPORT
The Compensation Committee operates pursuant to a written charter adopted by the Board of Directors and available through the Company's website, https://investor.aarons.com under "Corporate Governance"—"Highlights". The Compensation Committee is comprised of four independent members of the Board as defined under the listing standards of the NYSE and under the Compensation Committee's charter. The Compensation Committee is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities with respect to executive and director compensation.
In keeping with its responsibilities, the Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section included in this Proxy Statement. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
This report is respectfully submitted by the Compensation Committee of the Board of Directors.

Walter G. Ehmer (Chair)
Kelly H. Barrett
Timothy A. Johnson
Marvonia P. Moore

EXECUTIVE COMPENSATION
2022 Summary Compensation Table
The following Summary Compensation Table summarizes the total compensation earned by, or awarded to, our named executive officers in 2022.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1)($)	Option Awards(2)($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation ($)		Total ($)
Douglas A. Lindsay	2022	850,000	—	4,169,151	710,168	150,000	29,644	(4),(5),(6)	5,908,963
Chief Executive Officer	2021	850,000	—	2,367,053	996,630	1,771,900	12,842		5,998,425
	2020	624,425	—	1,506,953	1,430,671	1,184,800	25,199		4,772,048
Stephen Olsen	2022	621,154	—	1,206,479	190,229	84,400	28,199	(4),(5),(6)	2,130,461
President	2021	600,000	—	533,990	224,851	1,063,100	22,385		2,444,326
	2020	547,115	—	625,947	306,312	743,400	22,800		2,245,574
C. Kelly Wall	2022	521,154	—	890,950	125,024	46,900	25,210	(4),(5),(6)	1,609,238
Chief Financial Officer	2021	500,000	—	334,234	140,532	575,800	24,010		1,574,576
	2020	393,395	250,000	364,684	156,209	382,300	22,800		1,569,388
Rachel G. George	2022	496,154	—	784,524	109,998	40,600	—		1,431,276
EVP — General Counsel, Corporate Secretary, Chief Compliance Officer and Chief Corporate Affairs Officer	2021	475,000	200,000	317,261	133,362	549,200	226,702		1,901,525
	2020	45,673	200,000	—	—	—	—		245,673
Douglass L. Noe	2022	255,000	—	208,475	—	16,500	12,766	(4),(5)	492,741
VP — Corporate Controller and Principal Accounting Officer	2021	250,096	—	128,602	—	155,000	—		533,698
(1)Amounts in this column include the aggregate grant date fair value of awards of RSAs and PSUs as calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification ("FASB ASC") Topic 718. See Note 13 to the Company’s consolidated and combined financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 for a discussion of the assumptions used in calculating these amounts. For the time-based RSAs granted in 2022, the grant date fair value is calculated using the Company's closing stock price on the date of grant. The PSUs granted in 2022 were split between awards that are dependent on Adjusted EBITDA ("Adjusted EBITDA PSUs") determined at the end of a 3-year performance period, and awards that are dependent on the Company's total shareholder return performance relative to a specified peer group's total shareholder return at the end of a 3-year performance period ("rTSR PSUs"). For the Adjusted EBITDA PSUs granted in 2022, the grant date fair value is also based on the closing stock price of our common stock on the date of grant, multiplied by a number of shares that is based on the targeted attainment level, which represents the probable outcome of the performance condition on the date of grant. The amounts do not reflect the value actually realized or that may ultimately be realized by our named executive officers. Assuming the highest performance conditions for the Adjusted EBITDA PSU awards granted in 2022 are achieved, the grant date fair value of the 2022 Adjusted EBITDA PSU awards would be: for Mr. Lindsay, $1,775,202; for Mr. Olsen, $475,332; for Mr. Wall, $312,741; for Ms. George, $275,418; and for Mr. Noe, $63,921. For the rTSR PSUs granted in 2022, the grant date fair value is determined using a Monte Carlo simulation, resulting in a different grant date fair value as compared to the Adjusted EBITDA PSU awards. Similar to the Adjusted EBITDA PSU awards, the grant date fair value amounts for the rTSR PSUs do not reflect the value actually realized or that may ultimately be realized by our named executive officers. Assuming the highest performance conditions for the rTSR PSU awards granted in 2022 are achieved, the grant date fair value of the 2022 rTSR PSU awards would be: for Mr. Lindsay, $2,655,768; for Mr. Olsen, $711,114; for Mr. Wall, $467,872; for Ms. George, $412,036; and for Mr. Noe, $95,628.
(2)Amounts in this column include the grant date fair value of awards of stock options as calculated in accordance with FASB ASC Topic 718. For the stock options awarded in 2022, the Company determined the fair value of stock options on the grant date using a Black-Scholes-Merton option pricing model that incorporates expected volatility, expected option life, risk-free interest rates, and expected dividend yields. See Note 13 to the Company’s consolidated and combined financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 for a discussion of the assumptions used in calculating these amounts.
(3)Reflects the value of the annual cash incentive award earned under the annual cash incentive award program.
(4)We provide a limited number of perquisites to our named executive officers and value those perquisites based on their aggregate incremental cost to the Company. We calculated the incremental cost of Company aircraft use based on the average variable operating costs to the Company. Variable operating costs include fuel costs, maintenance fees, positioning costs, catering costs, landing/ramp fees, and the amount, if any, of disallowed tax deductions associated with the personal use of Company aircraft. The total annual variable operating costs are divided by the annual number of flight hours flown by the aircraft to derive an average variable cost per flight hour. This average variable cost per flight hour is then multiplied by the flight hours flown for personal use to derive the incremental cost. This method excludes fixed costs that do not change based on usage, such as pilots’ and other team members’ salaries and benefits and hangar expenses. Aggregate incremental cost, if any, of travel by the executive’s family or other guests when accompanying the executive is also included.
(5)Amounts include matching contributions in the amount of $12,200 made to Mr. Lindsay's, Mr. Wall's, Mr. Olsen's, and Mr. Noe's account as applicable, in the Company’s 401(k) plan.
(6)Amounts also include matching contributions in the amount of $12,200 made to Mr. Lindsay's, Mr. Wall's and Mr. Olsen's account, as applicable, as part of the Company's nonqualified deferred compensation plan. These amounts are also included in the Nonqualified Deferred Compensation table below.

Grants of Plan-Based Awards in Fiscal Year 2022
Our Compensation Committee granted annual cash incentive awards, restricted stock, stock options and performance shares to our named executive officers during 2022. Set forth below is information regarding awards granted in 2022.

Name	Grant Date	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Under- lying Options(4) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Douglas A. Lindsay
AIP(6)		60,000	1,200,000	2,200,000
Adjusted EBITDA PSUs	2/25/2022				10,345	41,380	82,760				887,601
rTSR PSUs(7)	2/25/2022				20,690	41,380	82,760				1,327,884
RSAs	2/25/2022							49,680			1,065,636
2022 Bridge RSAs	2/25/2022							41,400			888,030
Stock Options(7)	2/25/2022								75,150	$21.45	710,168
Stephen Olsen
AIP (6)		33,750	675,000	1,248,750
Adjusted EBITDA PSUs	2/25/2022				2,770	11,080	22,160				237,666
rTSR PSUs(7)	2/25/2022				5,540	11,080	22,160				355,557
RSAs	2/25/2022							13,290			285,071
2022 Bridge RSAs	2/25/2022							15,300			328,185
Stock Options(7)	2/25/2022								20,130	$21.45	190,229
C. Kelly Wall
AIP (6)		18,750	375,000	693,750
Adjusted EBITDA PSUs	2/25/2022				1,823	7,290	14,580				156,371
TSR PSUs(7)	2/25/2022				3,645	7,290	14,580				233,936
RSAs	2/25/2022							8,760			187,902
2022 Bridge RSAs	2/25/2022							14,580			312,741
Stock Options(7)	2/25/2022								13,230	$21.45	125,024
Rachel G. George
AIP (6)		16,250	325,000	601,250
Adjusted EBITDA PSUs	2/25/2022				1,605	6,420	12,840				137,709
rTSR PSUs(7)	2/25/2022				3,210	6,420	12,840				206,018
RSAs	2/25/2022							7,710			165,380
2022 Bridge RSAs	2/25/2022							12,840			275,418
Stock Options(7)	2/25/2022								11,640	$21.45	109,998
Douglass L. Noe
AIP (6)		4,463	89,250	165,113
Adjusted EBITDA PSUs	2/25/2022				373	1,490	2,980				31,961
rTSR PSUs(7)	2/25/2022				745	1,490	2,980				47,814
RSAs	2/25/2022							3,000			64,350
2022 Bridge RSAs	2/25/2022							3,000			64,350
Stock Options(7)	2/25/2022								—	—	—
(1)Represents the amounts that could be earned under the annual cash incentive award program based on performance against pre-determined goals for Adjusted EBITDA and Strategic/Compliance Goals. The amounts actually earned are included in the "Non-Equity Incentive Plan Compensation" column of the 2022 Summary Compensation Table.
(2)Represents the PSUs granted to our NEOs in 2022 under our long-term equity incentive award program. As described in the footnotes to the 2022 Summary Compensation Table above, the PSUs granted in 2022 were split between Adjusted EBITDA and rTSR PSUs. For the Adjusted EBITDA PSUs granted in 2022, the performance metric for all NEOs was Adjusted EBITDA. For all NEOs, the threshold number of shares for the Adjusted EBITDA and rTSR PSUs was 25% and 50% of target, respectively, and the maximum number of shares represents 200% of target. Any awards earned will generally cliff vest at the end of the 3-year performance and service period on March 7, 2025. Based on our financial performance for 2022, the Company does not expect to meet the required threshold level of performance for the Company-specific PSUs for the year ended December 31, 2022, which is the first year of the 3-year performance period.
(3)Represents the time-based RSAs granted to our NEOs in 2022 that are expected to vest in three approximately equal increments over a 3-year period on each of March 7, 2023, 2024 and 2025.

(4)Represents stock options granted to Mr. Lindsay, Mr. Olsen, Mr. Wall, and Ms. George in 2022 that are expected to vest in three approximately equal increments over a 3-year period on each of March 7, 2023, 2024 and 2025.
(5)Represents the aggregate grant date fair value of awards calculated in accordance with FASB ASC Topic 718. See Note 13 to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 for a discussion of the assumptions used in calculating these amounts. As the methodology for determining fair value is different between the Adjusted EBITDA and rTSR PSUs, the grant date fair value for the awards was different as well.
(6)Annual incentive plan.
(7)The dollar value of the target award levels for these annual awards presented in the "Long-Term Equity Incentive Awards" section above differ from the aggregate grant date fair values as reported in the table above because the Compensation Committee determined the number of shares subject to each award based on its view of the appropriate value to assign to each award rather than the accounting expense that would be recognized.
The Aaron’s Company, Inc. Amended and Restated 2020 Equity and Incentive Plan
General. The purpose of The Aaron’s Company, Inc. Amended and Restated 2020 Equity and Incentive Plan, or "the Amended and Restated 2020 Plan," which was approved by the Company’s Board of Directors on July 12, 2021 and by the Company's shareholders on August 25, 2021, is to promote the long-term growth and profitability of the Company and its subsidiaries by (i) providing certain team members, directors, consultants, advisors and other persons who perform services for the Company and its subsidiaries with incentives to maximize shareholder value and otherwise contribute to the success of the Company, and (ii) enabling the Company to attract, retain and reward outstanding individuals to serve as directors, officers and team members.
Administration of the Amended and Restated 2020 Plan. The Board of Directors may appoint the Compensation Committee or such other committee consisting of two or more members (in each case, the "Committee") to administer the Amended and Restated 2020 Plan, and the Board of Directors has currently designated the Compensation Committee to serve this function. The Compensation Committee has the right, subject to the terms of the Amended and Restated 2020 Plan, to select the persons who receive awards under the Amended and Restated 2020 Plan, to set the terms and conditions of such awards (including the term, exercise price, vesting conditions, and the consequences of termination of employment), and to interpret and administer the Amended and Restated 2020 Plan. Subject to the express provisions of the Amended and Restated 2020 Plan, the Compensation Committee is authorized and empowered to do all things that the Compensation Committee in its discretion determines to be necessary or appropriate in connection with the administration and operation of the Amended and Restated 2020 Plan.
Types of Awards. The Amended and Restated 2020 Plan permits grants of non-qualified stock options ("NQSOs"), incentive stock options ("ISOs"), stock appreciation rights ("SARs"), restricted stock, restricted stock units ("RSUs"), performance share units, performance units, annual incentive awards and other stock-based awards to eligible participants. ISOs may only be granted to team members of the Company or its subsidiaries.
Minimum Vesting Requirement. In general, awards granted under the Amended and Restated 2020 Plan (other than cash-based awards) will vest no earlier than the first anniversary of the applicable grant date, except that the following awards are not subject to the minimum vesting requirement: (a) certain awards granted in the substitution or assumption of awards of an entity acquired by the Company, as further described in the Amended and Restated 2020 Plan; (b) common stock delivered in lieu of fully vested cash obligations; and (c) additional awards the Compensation Committee may grant, up to a maximum of 5% of the available share reserve authorized for issuance under the Amended and Restated 2020 Plan. Notwithstanding the foregoing, the Compensation Committee, in its sole discretion, may provide for the continued vesting or accelerated vesting for any award under the Amended and Restated 2020 Plan upon certain events, including in connection with or following a participant's death, disability, or termination of service or a change in control of the Company.
Shares Available for Issuance. The aggregate number of shares available for issuance pursuant to awards granted under the Amended and Restated 2020 Plan is 6,775,000 shares (the "Share Pool"), subject to adjustment as described in the Amended and Restated 2020 Plan, of which 1,297,970 shares remain available for issuance as of March 14, 2023. The shares issued by the Company under the Amended and Restated 2020 Plan will be authorized but unissued shares or shares currently held (or subsequently acquired) as treasury shares, including shares purchased on the open market or in private transactions.
If shares subject to awards under the Amended and Restated 2020 Plan are not issued, or are returned to the Company, including as a result of a forfeiture of restricted stock or an RSU, or the termination, expiration or cancellation of an NQSO, ISO, SAR, RSA, RSU, performance share, performance unit or other stock-based award under the Amended and Restated 2020 Plan, or the settlement of an award in cash in lieu of shares, that number of shares will be added back to the Share Pool. If the exercise price of an option, or the purchase price and/or tax withholding obligation under any award is satisfied by the Company retaining shares or by the participant tendering shares (either by actual delivery or attestation), the number of shares so retained or tendered will be deemed delivered for purposes of determining the Share Pool and will not be available for further awards under the Amended and Restated 2020 Plan. To the extent a SAR is settled in shares of common stock, the gross number of shares subject to such SAR shall be deemed delivered for purposes of determining the Share Pool and shall not be available for further awards under the Amended and Restated 2020 Plan. Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of options will not be added back to the Share Pool.

Amendment and Termination. The Board of Directors or the Compensation Committee may amend or terminate the Amended and Restated 2020 Plan in whole or in part at any time, but the amendment or termination cannot materially adversely affect any rights or obligations with respect to an award previously granted without the affected participant's written consent, unless otherwise required by law. The Company must obtain the approval of the shareholders before amending the Amended and Restated 2020 Plan to the extent required by Section 422 of the Internal Revenue Code or the rules of the NYSE or other applicable law.
The Compensation Committee may amend an outstanding award agreement in a manner not inconsistent with the terms of the Amended and Restated 2020 Plan, but the amendment will generally not be effective without the participant's written consent if the amendment is materially adverse to the participant. The Compensation Committee cannot amend outstanding awards, without shareholder approval, to reduce the exercise price of outstanding awards, or cancel outstanding options or SARs in exchange for cash, another award or stock option or SAR with an option exercise price or SAR price that is less than the option exercise price or SAR price of the original stock option or SAR.
The Aaron’s Company, Inc. Employee Stock Purchase Plan
The Company also maintains an Employee Stock Purchase Plan, an amendment and restatement of which is being submitted to shareholders for a vote at the 2023 Annual Meeting of Shareholders. See Proposal 4 for more information about this plan, as well as the proposed changes thereto.
Individual Executive Agreements and Pay Mix
For information regarding the individual agreements we have entered into with certain of our NEOs, see "Potential Payments Upon Termination or Change of Control" below. For information regarding the amount of salary and annual incentive compensation in proportion to total compensation, see "Compensation Discussion and Analysis—Components of the Executive Compensation Program."

Outstanding Equity Awards at 2022 Fiscal Year-End
The following table provides information on outstanding stock option and stock awards with respect to the Company's common stock held by the named executive officers, including both unexercised and unvested awards, as of December 31, 2022. The market value of the stock awards is based upon the closing market price for the Company’s common stock as of December 30, 2022 (the last trading day of 2022), which was $11.95.

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Douglas A. Lindsay
	2/1/2016	63,597		—		6.55	2/1/2026	—		—	—		—
	2/24/2017	48,969		—		7.86	2/24/2027	—		—	—		—
	3/2/2018	78,447		—		13.67	3/2/2028	—		—	—		—
	2/21/2019	60,184		—		15.67	2/21/2029	—		—	—		—
	3/6/2020	56,311	(2)	28,155	(2)	10.06	3/6/2030	—		—	—		—
	3/2/2021	34,750	(3)	69,500	(3)	21.76	3/2/2031	—		—	—		—
	2/25/2022	—		75,150	(4)	21.45	2/25/2032	—		—	—		—
	3/6/2020	—		—		—	—	9,961	(5)	119,034	—		—
	3/2/2021	—		—		—	—	36,260	(6)	433,307	—		—
	2/25/2022	—		—		—	—	49,680	(7)	593,676	—		—
	2/25/2022	—		—		—	—	41,400	(8)	494,730	—		—
	3/6/2020	—		—		—	—	39,845	(9)	476,148	—		—
	3/2/2021	—		—		—	—	70,924	(10)	847,542	—		—
	2/25/2022	—		—		—	—	—		—	82,760	(11)	988,982
Stephen Olsen
	3/2/2018	5,257		—		13.67	3/2/2028	—		—	—		—
	2/21/2019	12,036		—		15.67	2/21/2029	—		—	—		—
	2/25/2020	21,168	(2)	10,584	(2)	12.35	2/25/2030	—		—	—		—
	3/2/2021	7,840	(3)	15,680	(3)	21.76	3/2/2031	—		—	—		—
	2/25/2022	—		20,130	(4)	21.45	2/25/2032	—		—	—		—
	2/25/2020	—		—		—	—	3,735	(5)	44,633	—		—
	3/2/2021	—		—		—	—	8,180	(6)	97,751	—		—
	2/25/2022	—		—		—	—	13,290	(7)	158,816	—		—
	2/25/2022	—		—		—	—	15,300	(8)	182,835	—		—
	2/25/2020	—		—		—	—	14,873	(9)	177,732	—		—
	3/2/2021	—		—		—	—	16,000	(10)	191,200	—		—
	2/25/2022	—		—		—	—	—		—	22,160	(11)	264,812
C. Kelly Wall
	2/24/2017	5,879		—		7.86	2/24/2027	—		—	—		—
	3/2/2018	6,986		—		13.67	3/2/2028	—		—	—		—
	2/21/2019	8,093		—		15.67	2/21/2029	—		—	—		—
	2/25/2020	7,402	(2)	3,701	(2)	12.35	2/25/2030	—		—	—		—
	3/2/2021	4,900	(3)	9,800	(3)	21.76	3/2/2031	—		—	—		—
	2/25/2022	—		13,230	(4)	21.45	2/25/2032	—		—	—		—
	2/25/2020	—		—		—	—	1,315	(5)	15,714	—		—
	7/31/2020	—		—		—	—	2,830	(5)	33,819	—		—
	3/02/2021	—		—		—	—	5,120	(6)	61,184	—		—
	2/25/2022	—		—		—	—	8,760	(7)	104,682	—		—
	2/25/2022	—		—		—	—	14,580	(8)	174,231	—		—
	2/25/2020	—		—		—	—	3,517	(9)	42,028	—		—
	3/2/2021	—		—		—	—	10,014	(10)	119,667	—		—
	2/25/2022	—		—		—	—	—		—	14,580	(11)	174,231

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Rachel G. George
	3/2/2021	4,650	(3)	9,300	(3)	21.76	3/2/2031	—		—	—		—
	2/25/2022	—		11,640	(4)	21.45	2/25/2032				—		—
	3/2/2021	—		—		—	—	4,860	(6)	58,077	—		—
	2/25/2022	—		—		—	—	7,710	(7)	92,135	—		—
	2/25/2022	—		—		—	—	12,840	(8)	153,438	—		—
	3/02/2021	—		—		—	—	9,506	(10)	113,597	—		—
	2/25/2022	—		—		—	—	—		—	12,840	(11)	153,438
Douglass L. Noe
	3/2/2021	—		—		—	—	2,620	(6)	31,309	—		—
	2/25/2022	—		—		—	—	3,000	(7)	35,850	—		—
	2/25/2022	—		—		—	—	3,000	(8)	35,850	—		—
	3/2/2021	—		—		—	—	2,568	(10)	30,688	—		—
	2/25/2022	—		—		—	—	—		—	2,980	(11)	35,611
(1)Reflects award value based on a share price of $11.95, the closing price of our common stock on December 30, 2022 (the last trading day of 2022).
(2)These options vest in three equal increments on each of March 7, 2021, 2022 and 2023.
(3)These options vest in three equal increments on each of March 7, 2022, 2023 and 2024.
(4)These options vest in three equal increments on each of March 7, 2023, 2024 and 2025.
(5)These RSAs vested on March 7, 2023.
(6)One half of these RSAs vested on March 7, 2023, and the remaining one-half are expected to vest on March 7, 2024.
(7)These RSAs vest in three equal increments on each of March 7, 2023, 2024, and 2025.
(8)These RSAs vest in three equal increments on each of March 7, 2023, 2024 and 2025 and relate to the 2022 special bridge RSA awards described in the CD&A section.
(9)Amounts shown reflect earned PSUs that vested on March 7, 2023.
(10)Amounts shown reflect earned PSUs, one half of which vested on March 7, 2023 and the remaining one-half are expected to vest on March 7, 2024.
(11)Amounts shown reflect performance shares granted in 2022 with specific Company performance goals or market conditions in addition to service periods, which are reflected at the target award level. These performance shares have been reflected as unearned as the awards will cliff vest at the end of a 3-year service period ending on March 7, 2025 based upon performance and market achievement over a 3-year performance period. Based on our financial performance for 2022 as determined by the Compensation Committee, the Company did not meet the required threshold level of performance for the Adjusted EBITDA PSUs for the year ended December 31, 2022, which is the first year of the 3-year performance period, but the final certification of such results will occur following the end of such performance period.
Options Exercised and Stock Vested in Fiscal Year 2022
The following table provides information for the named executive officers regarding (i) Company stock option exercises during 2022, including the number of shares acquired upon exercise and the value realized and (ii) the number of shares acquired upon the vesting of Company stock awards, each before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2) ($)
Douglas A. Lindsay	—	—	106,063	2,297,325
Stephen Olsen	—	—	31,235	676,550
C. Kelly Wall	—	—	15,616	338,243
Rachel G. George	—	—	7,183	155,584
Douglass L. Noe	—	—	2,594	56,186

(1)Reflects the value of options exercised based on the difference between the closing price of our common stock on the day of exercise and the applicable exercise price.
(2)Reflects the value of shares that vested based on the closing price of our common stock on the applicable vesting date.

Nonqualified Deferred Compensation
The Company maintains The Aaron's Company, Inc. Deferred Compensation Plan (the "Deferred Compensation Plan"), which is an unfunded, nonqualified deferred compensation plan for a select group of management, highly compensated team members and non-employee directors. Prior to the separation and distribution date, eligible team members participated in the Former Parent's Deferred Compensation Plan. Following the separation and distribution, the rights and obligations of the Deferred Compensation Plan related to the Company's team members were transferred from Former Parent to the Company pursuant to the Employee Matters Agreement entered into in connection with the separation. On a pre-tax basis, eligible team members can defer receipt of up to 75% of their base compensation and up to 75% of their incentive pay compensation, and eligible non-employee directors can defer receipt of up to 100% of their cash director fees.
Compensation deferred under the Deferred Compensation Plan is recorded as a deferred compensation liability, which is recorded in accounts payable and accrued expenses in our consolidated balance sheets. The deferred compensation plan liability was $8.6 million and $10.9 million as of December 31, 2022 and 2021, respectively. Liabilities under the Deferred Compensation Plan are recorded at amounts due to participants, based on the fair value of participants’ selected investments, which consist of equity and debt "mirror" funds. The obligations are unsecured general obligations of the Company and the participants have no right, interest or claim in the assets of the Company, except as unsecured general creditors. The Company has established a rabbi trust to fund obligations under the Deferred Compensation Plan primarily with Company-owned life insurance policies. The value of the assets within the rabbi trust, which is primarily the cash surrender value of the life insurance, was $13.4 million and $15.7 million as of December 31, 2022 and 2021, respectively, and is included in prepaid expenses and other assets in our consolidated balance sheets. The Company recorded a loss of $2.3 million during the year ended December 31, 2022 and gains of $1.6 million and $1.7 million during the years ended December 31, 2021, and 2020, respectively, related to changes in the cash surrender value of the life insurance plans.
The terms of the Deferred Compensation Plan include a discretionary match. The match allows eligible team members to receive 100% matching by the Company on the first 3% of contributions and 50% on the next 2% of contributions for a total of a 4% match. The annual match is not to exceed $12,200 for an individual employee for 2022 and is subject to a 3-year cliff vesting schedule. Deferred compensation expense charged to operations for the matching contributions was not significant during the periods presented herein.
The following table provides information on accounts of and compensation deferred by our named executive officers pursuant to the Deferred Compensation Plan.

Name	Executive Contributions in 2022 ($) (1)	Registrant Contributions in 2022 ($) (2)	Aggregate Earnings in 2022 ($) (3)	Aggregate Withdrawals / Distributions in 2022 ($)	Aggregate Balance at December 31, 2022 ($) (4)
Douglas A. Lindsay	$42,500	$12,200	$(22,980)	$107,548	$161,106
Stephen Olsen	84,213	12,200	(31,458)	—	238,934
C. Kelly Wall	15,635	12,200	(39,636)	45,611	167,868
Rachel G. George(5)	—	—	(6,172)	—	23,380
Douglass L. Noe(6)	—	—	—	—	—
(1)Amounts in this column are included as "Salary" or "Non-Equity Incentive Plan Compensation" in the 2022 Summary Compensation Table.
(2)Company discretionary match is calculated and allocated in Q1 of 2023 based on contributions made in 2022. Also included in the "All Other Compensation" column of the 2022 Summary Compensation Table.
(3)Amounts in this column are not included in the 2022 Summary Compensation Table because the NEOs did not receive above-market or preferential earnings on amounts in their Deferred Compensation Plan accounts for 2022.
(4)Amounts in this column include the following amounts that were reported in our Company's Summary Compensation Table for prior fiscal years: $34,000 for Mr. Lindsay; $41,328 for Mr. Olsen; and $45,200 for Mr. Wall.
(5)Ms. George did not participate in the Deferred Compensation Plan in 2022.
(6)Mr. Noe did not participate in the Deferred Compensation Plan in 2022.
Pension Benefits
We do not provide defined benefit pension plans for our named executive officers.
Potential Payments Upon Termination or Change in Control
Severance Plan. The Compensation Committee has adopted an Amended and Restated Executive Severance Pay Plan, which we refer to as the "Severance Plan," intended to provide the Company's officers certain benefits in the event their employment is terminated by us in certain circumstances. The Severance Plan also provides important protections to us in terms of confidential information and competitive matters that could arise after their employment is terminated.

The Severance Plan applies to certain executives who do not have individual employment or severance agreements that provide for severance benefits, including Mr. Olsen, Ms. George and Mr. Noe. Under the Severance Plan, if a participating NEO’s employment is terminated by the Company without "Cause" (as defined in the Severance Plan), other than following a "Change in Control" as described in the following paragraph, the Company will pay to the NEO (1) a lump sum amount equal to his or her annual base salary, (2) a lump sum amount equal to 12 months of the monthly premium for coverage under the Company’s group health insurance plan in which the NEO participates on the date of termination (less administrative charges and the portion of the premium paid by an active employee for the same type of coverage) (the "COBRA Charge"), grossed up for the estimated taxes payable on such payment, and (3) a lump sum amount equal to the NEO’s "Target Bonus" for the year of termination (except to the extent the NEO is already entitled to a bonus for the year of termination under the applicable bonus plan). For purposes of the Severance Plan, if the participant does not have a target bonus under the annual bonus program under which he or she is covered at the time of termination, the "Target Bonus" will be equal to the average of his or her actual annual bonus payouts for the two years prior to such termination.
Under the Severance Plan, if a participating NEO’s employment is terminated by the Company without "Cause" or by the NEO for "Good Reason" (as defined in the Severance Plan), within the two-year period following a "Change in Control" (as defined in the Severance Plan), the Company will pay to the NEO: (1) a lump sum amount equal to the sum of 24 months (or, for Mr. Noe, 18 months) of the NEO’s base salary plus Target Bonus, (2) a lump sum amount equal to 24 months (or, for Mr. Noe, 18 months) of the COBRA Charge, grossed up for the estimated taxes payable on such payment, and (3) a lump sum amount equal to the NEO’s Target Bonus for the year of termination, pro-rated based on the number of days completed in the performance year as of the termination date (except to the extent the NEO is already entitled to a bonus for the year of termination under the applicable bonus plan).
A participating NEO’s entitlement to severance under the Severance Plan is generally conditioned upon his or her execution and non-revocation of a customary release of claims against the Company and the NEO’s agreement to and compliance with certain restrictive covenants.
Amended and Restated Severance and Change-in-Control Agreements. In November 2020, we entered into amended and restated severance and change-in-control agreements with each of Messrs. Lindsay and Wall. Each of those agreements will continue for a term of three years and automatically renew for 1-year periods after the initial term unless either party gives notice not to extend the term. Under each of these agreements, if the executive's employment is terminated by the Company during the two-year period from the consummation of a change in control (as defined in the agreement) other than for cause (as defined in the agreement), disability or death, or if employment is terminated by the executive for good reason (as defined in the agreement), the executive shall receive (i) severance payments in a lump sum amount equal to two times the sum of (x) the executive's annual salary plus (y) the executive's target bonus; (ii) a lump sum cash bonus payment based on the average annual bonus earned by the executive over the two years prior to the year in which the termination occurs, pro-rated based on the number of days in the year in which termination occurs that lapse prior to termination; (iii) a lump sum cash payment equal to the executive's accrued, unused vacation time; and (iv) a lump sum payment in an amount equal to two years' worth of the executive's monthly COBRA Charge for continued coverage under the Company's group health insurance plan, in each case, payable on the sixtieth day following termination. In the event of termination by the Company other than for cause, disability or death, or termination for good reason, in the absence of a change in control, or more than two years following a change in control, the executive would be entitled to (i)(a) continued salary for twenty-four months following termination plus bonus payments in an amount equal to one-twelfth of the executive's target bonus in each of the twenty-four months following termination, payable no less frequently than on a monthly basis beginning on the sixtieth day following termination for Mr. Lindsay (b) continued salary for eighteen months following termination plus bonus payments in an amount equal to one-twelfth of the executive's target bonus in each of the eighteen months following termination, payable no less frequently than on a monthly basis beginning on the sixtieth day following termination for Mr. Wall; and (ii) a lump sum cash payment in an amount equal to the executive's accrued, unused vacation time, payable on the sixtieth day following termination.
The executive's entitlement to severance under each agreement is generally conditioned upon the executive's execution and non-revocation of a customary release of claims against the Company and the executive's agreement to and compliance with certain restrictive covenants.
Equity Award Treatment. Under the terms of the Amended and Restated 2020 Plan and the related award agreements that apply to our executive officers, all outstanding unvested stock options, RSAs and earned PSUs immediately vest in the event of termination of employment due to death or disability. With respect to PSUs that have not been earned at the time of a termination of employment due to death or disability, those PSUs will not vest immediately, but rather, will vest pro rata at the earned amount that is determined at the end of the performance period applicable to those PSUs. In the event of termination for any other reason not in connection with a change in control, all unvested equity awards are forfeited. In the event of a change in control, all outstanding unvested stock options, RSAs and PSUs would vest upon a termination by the employer without Cause or by the NEO for Good Reason during the following two years.

Assuming Mr. Lindsay's employment terminated or there was a change in control on December 31, 2022, potential payments and benefits have an estimated value of:

Douglas A. Lindsay
Termination Event	Cash Severance	Equity Acceleration	Cash Bonus	Total Value
Voluntary Resignation by Executive	$—	$—	$—	$—
Termination by Company for Cause	$—	$—	$—	$—
Termination due to Death	$—	$3,347,322	$150,000	$3,497,322
Termination due to Disability	$—	$3,347,322	$150,000	$3,497,322
Termination by Company without Cause	$4,176,639	$—	$—	$4,176,639
Termination by Executive for Good Reason	$4,176,639	$—	$—	$4,176,639
Termination by Company without Cause (following CIC)	$4,231,896	$4,006,643	$1,478,350	$9,716,889
Termination by Executive for Good Reason (following CIC)	$4,231,896	$4,006,643	$1,478,350	$9,716,889
Change in Control (CIC)	$—	$—	$—	$—
Assuming Mr. Olsen's employment terminated or there was a change in control on December 31, 2022, potential payments and benefits have an estimated value of:

Stephen Olsen
Termination Event	Cash Severance	Equity Acceleration	Cash Bonus	Total Value
Voluntary Resignation by Executive	$—	$—	$—	$—
Termination by Company for Cause	$—	$—	$—	$—
Termination due to Death	$—	$941,238	$—	$941,238
Termination due to Disability	$—	$941,238	$—	$941,238
Termination by Company without Cause	$1,328,572	$—	$—	$1,328,572
Termination by Executive for Good Reason	$—	$—	$—	$—
Termination by Company without Cause (following CIC)	$2,657,143	$1,117,779	$675,000	$4,449,922
Termination by Executive for Good Reason (following CIC)	$2,657,143	$1,117,779	$675,000	$4,449,922
Change in Control (CIC)	$—	$—	$—	$—

Assuming Mr. Wall's employment terminated or there was a change in control on December 31, 2022, potential payments and benefits have an estimated value of:

C. Kelly Wall
Termination Event	Cash Severance	Equity Acceleration	Cash Bonus	Total Value
Voluntary Resignation by Executive	$—	$—	$—	$—
Termination by Company for Cause	$—	$—	$—	$—
Termination due to Death	$—	$609,378	$46,875	$656,253
Termination due to Disability	$—	$609,378	$46,875	$656,253
Termination by Company without Cause	$1,395,781	$—	$—	$1,395,781
Termination by Executive for Good Reason	$1,395,781	$—	$—	$1,395,781
Termination by Company without Cause (following CIC)	$1,891,369	$725,532	$479,050	$3,095,951
Termination by Executive for Good Reason (following CIC)	$1,891,369	$725,532	$479,050	$3,095,951
Change in Control (CIC)	$—	$—	$—	$—
Assuming Ms. George's employment terminated or there was a change in control on December 31, 2022, potential payments and benefits have an estimated value of:

Rachel G. George
Termination Event	Cash Severance	Equity Acceleration	Cash Bonus	Total Value
Voluntary Resignation by Executive	$—	$—	$—	$—
Termination by Company for Cause	$—	$—	$—	$—
Termination due to Death	$—	$468,392	$—	$468,392
Termination due to Disability	$—	$468,392	$—	$468,392
Termination by Company without Cause	$825,000	$—	$—	$825,000
Termination by Executive for Good Reason	$—	$—	$—	$—
Termination by Company without Cause (following CIC)	$1,650,000	$570,684	$325,000	$2,545,684
Termination by Executive for Good Reason (following CIC)	$1,650,000	$570,684	$325,000	$2,545,684
Change in Control (CIC)	$—	$—	$—	$—

Assuming Mr. Noe's employment terminated or there was a change in control on December 31, 2022, potential payments and benefits have an estimated value of:

Douglass L. Noe
Termination Event	Cash Severance	Equity Acceleration	Cash Bonus	Total Value
Voluntary Resignation by Executive	$—	$—	$—	$—
Termination by Company for Cause	$—	$—	$—	$—
Termination due to Death	$—	$145,567	$—	$145,567
Termination due to Disability	$—	$145,567	$—	$145,567
Termination by Company without Cause	$356,286	$—	$—	$356,286
Termination by Executive for Good Reason	$—	$—	$—	$—
Termination by Company without Cause (following CIC)	$559,179	$169,308	$72,750	$801,237
Termination by Executive for Good Reason (following CIC)	$559,179	$169,308	$72,750	$801,237
Change in Control (CIC)	$—	$—	$—	$—
Severance Plan Definitions. For purposes of our Severance Plan, "Cause" generally means (i) the commission by the executive of fraud, embezzlement, theft or proven dishonesty, or any other illegal act or practice; (ii) the willful engaging by the executive in misconduct which is deemed by the Compensation Committee, in good faith, to be materially injurious to the Company or an affiliate of the Company; or (iii) the willful and continued failure or habitual neglect by the executive to perform the executive's duties with the Company or an affiliate of the Company substantially in accordance with the operating and personnel policies and procedures of the Company or an affiliate of the Company generally applicable to all of their team members.
For purposes of our Severance Plan, "Change in Control" generally means (as further described in the Severance Plan): (i) the acquisition (other than from the Company) by any person of beneficial ownership, of thirty-five percent (35%) or more of the combined voting power of then outstanding securities of the Company entitled to vote generally in the election of directors, which we refer to as the "Outstanding Company Voting Securities", excluding, however, (1) any acquisition by the Company or (2) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; (ii) a majority of the members of our Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of our Board of Directors before the date of the appointment or election; or (iii) consummation by the Company of a reorganization, merger, or consolidation or sale of all or substantially all of the assets of the Company; excluding, however, a transaction pursuant to which all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Company Voting Securities immediately prior to such transaction will beneficially own, directly or indirectly, more than 50 percent of the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors of the corporation resulting from such transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such transaction, of the Outstanding Company Voting Securities.
For purposes of our Severance Plan "Good Reason" generally means: (i) any material reduction in the named executive officer’s base salary; (ii) any material reduction in the named executive officer’s authority, duties or responsibilities; (iii) any material change in the geographic location at which the named executive officer must perform his duties (for this purpose, the relocation of the named executive officer's principal office location more than 50 miles from its current location would be deemed material); or (iv) any material breach of the Severance Plan by the Company, in each case, subject to notice and cure provisions set forth in the Severance Plan.
Amended and Restated Severance and Change-In-Control Agreement Definitions. Our Amended and Restated Severance and Change-In-Control Agreement contains definitions for the terms "Cause," "Change in Control," and "Good Reason" which are substantially similar to those contained in "—Potential Payments Upon Termination or Change in Control—Severance Plan Definitions" above.
For purposes of the Amended and Restated Severance and Change-In-Control Agreement, "Disability" generally means the named executive officer’s inability, due to physical or mental injury or illness, to perform essential functions of his position with or without reasonable accommodation for a period of 180 days, whether or not consecutive, occurring within any period of 12 consecutive months.

CEO Pay Ratio Disclosure
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of the individual identified as our “median” paid employee and the annual total compensation of our Chief Executive Officer (“CEO”).
For 2022, our last completed fiscal year:
•the annual total compensation of our CEO was $5,908,963;
•the annual total compensation of the employee identified as the median paid employee of our Company (other than the CEO) was $35,506; and
•the ratio between the annual total compensation of our CEO to the annual total compensation of the individual identified as the median paid employee of our Company was estimated to be 166 to 1.
The methodology that we used to identify the median employee is described below. Annual total compensation is calculated in the same manner as the amount set forth in the “Total” column in the Summary Compensation Table (See “Executive Compensation – 2022 Summary Compensation Table”). While the methodology involves several assumptions and adjustments, we believe the pay ratio information set forth below constitutes a reasonable estimate, calculated in a manner consistent with the applicable SEC rules. Because other companies may use different methodologies to identify their median employees, the pay ratio set forth above may not be comparable to the pay ratios reported by other companies.
Methodology to Identify Median Employee
•Date Used to Determine Employee Population and Identify Median. For purposes of identifying the median employee, we selected December 30, 2022 as the date for determining our employee population and identifying the median compensation employee (excluding the CEO).
•Pay Data Used. To identify the median employee, we derived compensation information from our payroll records for fiscal year 2022. We used a consistently applied compensation measure, which included total taxable income, or its equivalent. We then annualized compensation for employees hired during 2022, while avoiding creating full-time equivalents.
This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above.
Pay versus Performance
The following table provides information in accordance with the rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

Year(1)	Summary Compensation Table Total for PEO Douglas A. Lindsay($)(2)	Compensation Actually Paid to PEO Douglas A. Lindsay ($)(2)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(2)	Average Compensation Actually Paid to Non-PEO NEOs ($)(2)	Value of Initial Fixed $100 Investment based on:		Net Income ($ Millions)	Adjusted EBITDA ($ Millions) (4)(5)
					TSR ($)(3)	Peer Group TSR ($)(3)
2022	5,908,963	(449,814)	1,415,929	463,017	65.13	142.31	(5)	144
2021	5,998,425	8,967,530	1,613,531	2,001,712	130.33	181.12	110	234
2020	4,772,048	5,395,175	1,216,139	1,291,524	98.80	108.42	(266)	192
(1) The principal executive officer (PEO) and non-PEO NEOs for the applicable years were as follows:
•2022 and 2021: Mr. Lindsay served as the Company's PEO and Mr. Olsen, Mr. Wall, Ms. George and Mr. Noe served as the non-PEO NEOs.
•2020: Mr. Lindsay served as the Company's PEO and Mr. Olsen, Mr. Wall, Ms. George and Mr. Robert Sinclair served as the non-PEO NEOs.
(2) A reconciliation between the amount presented for the Summary Compensation and Compensation Actually Paid can be found in the tables below.
(3) For each of 2020, 2021 and 2022, TSR for the Company and the peer group was calculated as the cumulative total shareholder return based on a deemed fixed investment of $100 at market close on November 30, 2020, the date the Company became an independent publicly traded company, assuming dividend reinvestment. For purposes of this disclosure, our peer group is the S&P 600 Specialty Retail Index. Because fiscal years are presented in the table in reverse chronical order (from top to bottom), the table should be read from bottom to top for purposes of understanding cumulative returns over time.
(4) The Company has identified Adjusted EBITDA as the Company-selected measure for the pay versus performance disclosure, as we believe it represents the most important financial performance measure used to link compensation actually paid to the PEO and non_PEO NEOs to the Company’s performance for 2022. See Appendix A in this Proxy Statement for a reconciliation of Adjusted EBITDA, a non-GAAP measure, to the most directly comparable GAAP measure for the years ended December 31, 2022 and 2021.

(5) The Company-selected measure of Adjusted EBITDA for the year ended December 31, 2020 represents the Aaron's Business Adjusted EBITDA as defined in the Proxy Statement filed with the SEC on July 14, 2021. Due to the spin-off transaction, the level of performance under the 2020 annual cash incentive and performance share unit awards was determined by the Former Parent Committee in November 2020, immediately prior to the spin-off transaction, based on actual performance for January 2020 through October 2020 and an estimate of performance achievement that would have occurred in November and December 2020 if the separation had not occurred, in each case adjusted to exclude expenses associated with the separation. Given the pending separation of the two businesses into new public entities prior to the end of the 2020 fiscal year, the Former Parent Committee determined that attempting to calculate performance against the pre-set annual targets after the separation would not be reasonable. Aaron’s Business Adjusted EBITDA is based on GAAP earnings before interest expense, taxes, depreciation, and amortization for the Aaron's Business, adjusted for certain non-GAAP items related to non-routine items that are not reflective of ordinary earnings activity. Estimated Aaron's Business Adjusted EBITDA results reflect adjustments to exclude restructuring charges, consulting and early termination charges related to a sales and marketing agreement, goodwill impairment charges and separation costs associated with the separation and distribution that resulted in our spin-off into a separate publicly-traded company. The Company believes that using this measure in the table above for 2020 is reasonable as this was the measure that was used to measure our PEO and certain Non-PEO NEO's incentive compensation during the year ended December 31, 2020.

PEO: Douglas Lindsay	2022	2021	2020
Summary Compensation Table	$5,908,963	$5,998,425	$4,772,048
Less: Grant date fair value of equity awarded in covered year (as shown in the Stock Awards and Option Awards columns of the Summary Compensation Table)	(4,879,319)	(3,363,683)	(2,937,624)
Plus:
Fair value as of December 31 of equity awards granted during the covered year that remained outstanding and unvested as of the covered year end	1,950,707	5,182,225	3,891,145
Change in fair value of outstanding equity awards granted in prior fiscal years that remained outstanding and unvested as of the covered year end	(2,808,670)	772,963	377,990
Change in fair value of equity awards granted in prior fiscal years that vested during the covered fiscal year	(621,495)	377,600	(708,384)
Compensation Actually Paid	$(449,814)	$8,967,530	$5,395,175

Non-PEO NEOs (Average)	2022	2021	2020
Summary Compensation Table	$1,415,929	$1,613,531	$1,216,139
Less: Grant date fair value of equity awarded in covered year (as shown in the Stock Awards and Option Awards columns of the Summary Compensation Table)	(878,919)	(453,208)	(413,638)
Plus:
Fair value as of December 31 of equity awards granted during the covered year that remained outstanding and unvested as of the covered year end	370,378	696,977	583,610
Change in fair value of outstanding equity awards granted in prior fiscal years that remained outstanding and unvested as of the covered year end	(370,168)	98,478	36,332
Change in fair value of equity awards granted in prior fiscal years that vested during the covered fiscal year	(74,203)	45,934	(130,919)
Compensation Actually Paid	$463,017	$2,001,712	$1,291,524

The following graphics illustrate the relationship between (i) compensation actually paid ("CAP") to the PEO and average compensation actually paid to the non-PEO NEOs and each of the Company performance measures included in the pay versus performance table, and (ii) cumulative Company TSR and cumulative Peer Group TSR:

Net Income vs. CAP
$10,000
$8,000
$6,000
$4,000
$2,000
$0
($2,000)
CAP ($000s)
$150
$100
$50
$0
($50)
($100)
($150)
($200)
($250)
($300)
Net Income ($M)
2020
2021
2022
PEO CAP ($000s)
Average NEO CAP ($000s)
AAN Net Income

Adjusted EBITDA vs. CAP
$10,000
$8,000
$6,000
$4,000
$2,000
$0
($2,000)
CAP ($000s)
$250
$200
$150
$100
$50
$0
($50)
Adjusted EBITDA ($M)
2020
2021
2022
PEO CAP ($000s)
Average NEO CAP ($000s)
AAN Adjusted EBITDA

We believe the three most important financial metrics used by us to link compensation actually paid to our performance for fiscal year 2022 were:

Adjusted EBITDA
Relative TSR
Revenue

AUDIT COMMITTEE REPORT
Committee Composition and Skills
The Audit Committee (the "Committee") of the Board of Directors (the "Board") of The Aaron's Company, Inc. (the "Company") is comprised of four non-employee directors. The Board has determined that each member of the Committee meets the independence and financial literacy requirements of the New York Stock Exchange ("NYSE") and the additional, heightened independence criteria that apply to members of the Committee under NYSE rules and rules promulgated by the Securities and Exchange Commission (the "SEC"). The Board has also determined that Mses. Bailey and Barrett and Messrs. Harris and Johnson are "audit committee financial experts," as defined by the SEC. See "Governance" for highlights of the experience, qualifications and skills of each Committee member.
Responsibilities of the Audit Committee, Management, and the External Auditor
The Committee is responsible for the appointment, compensation, and oversight of Ernst & Young LLP, which we refer to as "EY," the Company’s independent registered public accounting firm. Further, the Committee is responsible for monitoring and overseeing the Company’s financial reporting, internal controls, and internal audit functions, as set forth in the Committee’s charter, which is a written charter adopted by the Company’s Board that outlines the responsibilities and practices of the Committee. The Committee charter is available through the Company’s website.

Regarding its oversight of the Company’s internal audit function, the Committee is responsible for reviewing the internal audit plan and staffing of the Company’s internal audit department for the upcoming fiscal year. The Company’s Vice President of Internal Audit reports directly to the Committee, and meets with the Committee in executive session on a quarterly basis to discuss the progress and results of the internal audit and other matters.

The Committee also oversees the Company’s risk function, which includes oversight of management's establishment of an enterprise risk program to assess, monitor and manage the Company's risks, including, among others, financial, regulatory and cybersecurity risks and risks related to environmental and sustainability initiatives.

In carrying out that oversight, the Committee receives quarterly reports from the Company’s most senior risk officers and managers on matters such as, any changes to the Company's risk profile and risks on which management has been devoting attention. In addition, the Committee conducts reviews with management designed to ensure that management has established proper procedures relating to any complaints received by the Company regarding accounting, internal controls, or auditing matters, and the confidential, anonymous submission by team members of any concerns regarding accounting or auditing matters.

Finally, the Committee reviews and discusses the quarterly and annual earnings press releases (including any presentation of non-GAAP information being disclosed), consolidated financial statements (including any presentation of non-GAAP financial information) and disclosures contained in the Company’s Quarterly Reports on Form 10-Q and Annual Report on Form 10-K, including those under the heading "Management’s Discussion and Analysis of Financial Condition and Results of Operations" with management, the Company's internal auditors and EY. During fiscal year 2022, the Committee held eight meetings.

Management is responsible for:
•The presentation and integrity of the Company’s consolidated financial statements;
•Implementing accounting and financial reporting principles;
•Establishing and maintaining disclosure controls and procedures (as defined in Rule 13a-15(e) under the Securities Exchange Act of 1934 (the "Exchange Act"));
•Establishing and maintaining internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act);
•Evaluating the effectiveness of disclosure controls and procedures;
•Evaluating the effectiveness of internal controls over financial reporting;

•Evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting; and
•Establishing and maintaining the Company’s Enterprise Risk Management program.
EY is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States)(PCAOB) and for expressing an opinion as to their conformity with generally accepted accounting principles. EY also is responsible for performing an audit of internal controls over financial reporting in accordance with the standards of the PCAOB. The Committee is responsible for reviewing and discussing EY’s Reports of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K for the relevant fiscal year.
Appointment and Oversight of EY
EY has served as the Company’s independent registered public accounting firm since 2020 and as the independent registered public accounting firm for Former Parent since 1991. Prior to retaining an independent registered public accounting firm, the Committee considers, among other things:
•Historical and recent performance on the Company’s audit, if applicable;
•Capability, expertise, and relevant industry knowledge;
•External information on audit quality and performance, such as reports from the PCAOB;
•Fees and related staffing for the Company's audit; and
•Independence and tenure as the Company’s auditor, if applicable, including the benefits and independence risks of having a long-tenured auditor, and the controls and processes of the Company and the auditor that help ensure such auditor’s independence.
For the upcoming fiscal year, the Committee will continue to meet with representatives of EY’s audit practice, including certain members of EY’s leadership.
Discussions with EY
The Committee regularly meets with EY, with and without management present, to discuss, among other matters, the results of its examinations and evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. In keeping with its responsibilities, the Committee discusses with EY the matters required to be discussed by SEC requirements and PCAOB Auditing Standard No. 1301, Communications with Audit Committees. The Committee received the written disclosures and the letter from EY based on applicable PCAOB requirements regarding EY's communications with the Committee concerning independence and has discussed with EY their independence.
Audited Consolidated Financial Statements
The Committee has reviewed and discussed the Company's audited, consolidated financial statements for the fiscal year ended December 31, 2022 (the "2022 Financials") with management and EY. Based on these discussions, the discussions with EY and independence matters referred to above, reports of management and EY, and the Committee’s review of the representations of management, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Committee’s written charter, the Committee recommended to the Board that the 2022 Financials be included in the Company’s Annual Report on Form 10-K for filing with the SEC.

Pre-Approval of Services Performed by EY

The Committee has adopted a policy regarding pre-approval of audit and permitted non-audit services to be provided to the Company by its independent registered public accounting firm. Fees for any permitted non-audit services provided by the independent registered public accounting firm that exceed the pre-approval levels prescribed in the policy must be approved in advance by the Committee Chair or the Committee.

The Audit Committee

Kelly H. Barrett (Chair)
Laura N. Bailey
Hubert L. Harris, Jr.
Timothy A. Johnson

AUDIT MATTERS
Fees Billed in the Last Two Fiscal Years
EY served as our independent registered public accounting firm for the years ended December 31, 2022 and December 31, 2021 and has been selected by the Audit Committee to continue as our independent registered public accounting firm for the current fiscal year. The following table sets forth the fees for services provided by our independent auditors in each of the last two fiscal years.

	Year Ended December 31,
	2022	2021
Audit Fees(1)	$2,943,200	$1,948,850
Audit-Related Fees(2)	210,000	—
Tax Fees(3)	989,358	485,582
All Other Fees	—	—
TOTAL	$4,142,558	$2,434,432
(1)Audit fees consisted of services related to the annual audit of our consolidated and combined financial statements (including amounts incurred in connection with audit procedures related to the acquisition of BrandsMart U.S.A. during the year ended December 31, 2022), internal control over financial reporting, reviews of the quarterly reports on Form 10-Q, accounting and financial reporting consultations and research work necessary to comply with generally accepted auditing standards, and for services that are normally provided by the auditor in connection with statutory and regulatory filings and engagements, such as SEC filings, consents and debt covenant compliance letters.
(2)Includes fees associated with certain due diligence procedures related to the acquisition of BrandsMart U.S.A. during 2022.
(3)Includes fees for tax compliance, tax due diligence efforts (including fees associated with due diligence procedures related to the acquisition of BrandsMart U.S.A. during 2022), tax advice and tax planning services.
Approval of Auditor Services
The Audit Committee is responsible for pre-approving all audit and permitted non-audit services provided to the Company by its independent auditors. To help fulfill this responsibility, the Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy, which we refer to as the "Pre-Approval Policy." Under the Pre-Approval Policy, all auditor services must be pre-approved by the Audit Committee either (i) before the commencement of each service on a case-by-case basis (specific pre-approval) or (ii) by description in sufficient detail in the Pre-Approval Policy of particular services which the Audit Committee has generally approved, without the need for case-by-case consideration (general pre-approval).
Unless a particular service has received general pre-approval, it must receive the specific pre-approval of the Audit Committee or its Chair. The Pre-Approval Policy describes the audit, audit-related and tax services that have received general pre-approval. These general pre-approvals allow the Company to engage the independent auditors for the enumerated services for individual engagements up to the fee levels prescribed in the Pre-Approval Policy. The annual audit engagement for the Company is subject to the specific pre-approval of the Audit Committee. Any engagement of the independent auditors pursuant to a general pre-approval must be reported to the Audit Committee at its next regular meeting. The Audit Committee periodically reviews the services that have received general pre-approval and the associated fee ranges. The Pre-Approval Policy does not delegate the Audit Committee’s responsibility to pre-approve services performed by the independent auditors to management.

BENEFICIAL OWNERSHIP OF COMMON STOCK
The following table sets forth information, as of March 14, 2023, with respect to the beneficial ownership, as defined in Section 13(d) under the Exchange Act of our outstanding common stock by (i) each person known by us to beneficially own 5% or more of the outstanding shares of our common stock, (ii) each of our directors, (iii) each of our named executive officers for 2022, and (iv) all of our executive officers and directors as a group. Except as otherwise indicated, all shares shown in the table below are held with sole voting and investment power.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percent of Class(2)
BlackRock, Inc.	6,013,815	(3)	19.50%
55 East 52nd Street
New York, NY 10055
The Vanguard Group	2,587,711	(4)	8.41%
100 Vanguard Boulevard
Malvern, PA 19355
Douglas A. Lindsay	768,464	(6)	2.41%
John W. Robinson III	305,036	(5)	*
Steve Olsen	168,320	(7)	*
C. Kelly Wall	108,943	(8)	*
Rachel G. George	54,476	(9)	*
Douglass Noe	15,316	(10)	*
Hubert L. Harris, Jr.	4,470	(11)	*
Kelly Barrett	11,332	(12)	*
Walter G. Ehmer	—	(13)	*
Laura N. Bailey	—	(14)	*
Marvonia P. Moore	8,295	(15)	*
Timothy A. Johnson	—	(14)	*
All executive officers and directors as a group (a total of 12 persons)	1,444,652	(16)	4.54%
* Less than 1%.
(1)Unless otherwise stated, the address for each beneficial owner is c/o The Aaron’s Company, Inc., 400 Galleria Parkway SE, Suite 300, Atlanta, Georgia 30339.
(2)Percentages for executive officers and directors are based on (i) 31,830,549 shares of common stock outstanding at March 14, 2023 plus (ii) for each named person or group, options exercisable by such person or group within 60 days thereafter, and any RSUs, RSAs, and PSUs, that vest for each named person within 60 days thereafter.
(3)As of December 31, 2022, based on information provided in a Schedule 13G/A filed with the SEC on January 26, 2023 by BlackRock, Inc., which we refer to as "BlackRock," in which BlackRock reported that it has sole voting power with respect to 5,849,532 shares of our common stock and sole power to dispose of, or direct the disposition of, 6,013,815 shares of our common stock.
(4)As of December 31, 2022, based on information provided in a Schedule 13G/A filed with the SEC on February 9, 2023 by The Vanguard Group, which we refer to as "Vanguard," in which Vanguard reported that it has shared voting power with respect to 79,531 shares of our common stock, sole power to dispose of, or direct the disposition of, 2,482,945 shares of our common stock, and shared power to dispose of, or direct the disposition of, 104,766 shares of our common stock.
(5)Amounts represent 298,704 shares of common stock held by Mr. Robinson and 6,332 RSUs vesting on May 8, 2023. Does not include 4,467 RSUs that have vested but will not be issued until such date that Mr. Robinson ceases to serve as a director of the Company.
(6)Amounts represent (i) 170,652 shares of common stock held by Mr. Lindsay, (ii) 430,213 shares of common stock issuable upon the exercise of options issued under the Amended and Restated 2020 Plan that are currently exercisable and (iii) 167,599 RSAs which are entitled to voting and dividend rights as described in the related award agreement though still subject to vesting. Does not include (i) 226,296 shares of common stock issuable upon the exercise of options issued under the Amended and Restated 2020 Plan that remain subject to vesting conditions or (ii) 35,462 PSUs that remain subject to vesting conditions.
(7)Amounts represent (i) 49,985 shares of common stock held by Mr. Olsen, (ii) 71,435 shares of common stock issuable upon the exercise of options issued under the Amended and Restated 2020 Plan that are currently exercisable and (iii) 46,900 RSAs which are entitled to voting and dividend rights as described in the related award agreement though still subject to vesting. Does not include (i) 59,112 shares of common stock issuable upon the exercise of options issued under the Amended and Restated 2020 Plan that remain subject to vesting conditions or (ii) 8,000 PSUs that remain subject to vesting conditions.
(8)Amounts represent (i) 1,171 shares of common stock held by Mr. Wall's 401(k) plan, (ii) 27,756 shares of common stock held by Mr. Wall, (iii) 46,271 shares of common stock issuable upon the exercise of options issued under the Amended and Restated 2020 Plan that are currently exercisable and (iv) 33,745 RSAs which are entitled to voting and dividend rights as described in the related award agreement though still subject to vesting. Does not include (i) 38,623 shares of common stock issuable upon the exercise of options issued under the Amended and Restated 2020 Plan that remain subject to vesting conditions or (ii) 5,007 PSUs that remain subject to vesting conditions.
(9)Amounts represent (i) 11,416 shares of common stock held by Ms. George, (ii) 13,180 shares of common stock issuable upon the exercise of options under the Amended and Restated 2020 Plan that are currently exercisable and (iii) 29,880 RSAs which are entitled to voting and dividend rights as described in the related award agreement though still subject to vesting. Does not include (i) 34,325 shares of common stock issuable upon the exercise of options issued under the Amended and Restated 2020 Plan that remain subject to vesting conditions or (ii) 4,753 PSUs that remain subject to vesting conditions.
(10)Amounts represent (i) 4,172 shares of common stock held by Mr. Noe, and (ii) 11,144 RSAs which are entitled to voting and dividend rights as described in the related award agreement though still subject to vesting. Does not include (i) 1,284 PSUs that remain subject to vesting conditions.
(11)Amounts represent 2,470 shares of common stock held by Mr. Harris and 2,000 shares of common stock held by Mr. Harris’ spouse. Does not include (i) 13,579 RSUs that have vested but will not be issued until such date that Mr. Harris ceases to serve as a director of the Company or (ii) 6,332 RSUs vesting on May 8, 2023 that Mr. Harris has elected to defer until he ceases to serve as a director of the Company.
(12)Amounts represent 5,000 shares of common stock held by Ms. Barrett and 6,332 RSUs vesting on May 8, 2023. Does not include 6,979 RSUs that have vested but will not be issued until such date that Ms. Barrett ceases to serve as a director of the Company.

(13)Amount does not include (i) 11,827 RSUs that have vested but will not be issued until such date that Mr. Ehmer ceases to serve as a director of the Company or (ii) 6,332 RSUs vesting on May 8, 2023 that Mr. Ehmer has elected to defer until he ceases to serve as a director of the Company.
(14)Amount does not include (i) 6,894 RSUs that have vested for both Ms. Bailey and Mr. Johnson but will not be issued until such date that each respective individual ceases to serve as a director of the Company or (ii) 6,332 RSUs vesting on May 8, 2023 that Ms. Bailey and Mr. Johnson have elected to defer until each respective individual ceases to serve as a director of the Company..
(15)Amount represents 1,963 shares of common stock held by Ms. Moore and 6,332 RSUs vesting on May, 8, 2023. Does not include 6,894 RSUs that have vested but will not be issued until such date that Ms. Moore ceases to serve as a director of the Company.
(16)Amounts represent (i) 572,118 shares of common stock held directly by the respective individuals, (ii) 2,000 shares of common stock held indirectly by certain individuals as described above, (iii) 561,099 shares of common stock issuable upon the exercise of options issued under the Amended and Restated 2020 Plan that are currently exercisable, (iv) 289,268 RSAs which are entitled to voting and dividend rights as described in the related award agreement though still subject to vesting (v) 1,171 shares of common stock held in 401(k) plan accounts and (vi) 18,996 RSUs vesting on May 8, 2023. Does not include (i) 358,356 shares of common stock issuable upon the exercise of options issued under the Amended and Restated 2020 Plan that remain subject to vesting conditions, (ii) 54,506 PSUs that remain subject to vesting conditions, (iii) 57,534 RSUs that have vested but will not be issued until such date that the respective individual ceases to serve as a director of the Company or (iv) 25,328 RSUs vesting on May 8, 2023 that certain directors of the Company have elected to defer until such date that the respective individual ceases to serve as a director of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Policies and Procedures Dealing with the Review, Approval and Ratification of Related Party Transactions
The charter of the Audit Committee provides that the Audit Committee shall review and ratify all transactions to which the Company is a party and in which any director or executive officer has a direct or indirect material interest, apart from their capacity as director or executive officer of the Company. To assist with this review process, the Audit Committee has adopted a policy on related party transactions that provides procedures for the review, and approval or ratification, of certain transactions involving related parties. This policy applies to any transaction or series of transactions in which we or one of our subsidiaries is a participant, the amount involved exceeds or may be expected to exceed $120,000 in any fiscal year and a related party has a direct or indirect material interest. Under the policy, a related party includes (i) any person who is or was, since the beginning of the last fiscal year, a director, executive officer or nominee for election as a director, (ii) a greater than 5% beneficial owner of any class of our voting securities, (iii) an immediate family member of either of the foregoing persons or (iv) any entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position in which such person has a 5% or greater beneficial ownership interest. Related party transactions are referred to the Audit Committee, or if there are not a sufficient number of directors on the Audit Committee without interests in the transaction, by the disinterested directors serving on our Board of Directors, for approval, ratification, or other action.
In addition, our Company’s Code of Conduct provides that conflict of interest situations involving directors or executive officers must receive the prior review and approval of the Audit Committee. Our Code of Conduct sets forth various examples of when conflict of interest situations may arise, including when an officer or director, or members of his or her family, receives improper personal benefits as a result of his or her position in or with the Company; has certain relationships with competing businesses or businesses with a material financial interest in the Company, such as suppliers or customers; or receives improper gifts or favors from such businesses.
Related Party Transactions

Since January 1, 2022, there were no reportable related party transactions, and there are currently no proposed transactions in excess of $120,000 in which the Company is to be a participant and in which any related party had or will have a direct or indirect material interest.

QUESTIONS AND ANSWERS ABOUT VOTING AND THE ANNUAL MEETING
What is the purpose of this Proxy Statement?
This Proxy Statement provides information regarding matters to be voted on at the Annual Meeting. Additionally, it contains certain information that the SEC requires us to provide annually to our shareholders. This Proxy Statement is also used by our Board of Directors to solicit proxies to be used at the Annual Meeting so that all shareholders of record have an opportunity to vote on the matters to be presented at the Annual Meeting, even if they cannot attend the Annual Meeting in person. Our Board of Directors has designated Douglas A. Lindsay, C. Kelly Wall and Rachel G. George to vote the shares of common stock represented by proxies at the Annual Meeting.

Who is entitled to vote on the matters discussed in the Proxy Statement?
You are entitled to vote if you were a shareholder of record of our common stock as of the close of business on March 14, 2023, the "record date" for the Annual Meeting, including shares of restricted stock that are still subject to vesting requirements. A list of all shareholders entitled to vote will be available for inspection at the Annual Meeting. Your shares can be voted at the Annual Meeting only if you are present in person or represented by a valid proxy.

What constitutes a quorum for the Annual Meeting?
The holders of a majority of the outstanding shares of our common stock as of the close of business on the record date must be present, either in person or represented by valid proxy, to constitute a quorum necessary to conduct the Annual Meeting. On the record date, 31,830,549 shares of our common stock were issued and outstanding, including shares of restricted stock still subject to vesting requirements entitled to vote at the Annual Meeting. Shares represented by valid proxies received but marked as abstentions, and shares reflecting broker nonvotes, will be counted as present at the Annual Meeting for purposes of establishing a quorum.

How many votes am I entitled to for each share of common stock I hold?
Each share of our common stock represented at the Annual Meeting is entitled to one vote for each director nominee with respect to the proposal to elect directors and one vote for each of the other proposals to be voted on. You are not entitled to cumulate votes with respect to the proposal to elect directors.

What proposals will require my vote?
You are being asked to vote on the following proposals:
•Election of three Class III directors to hold office until the 2024 Annual Meeting of Shareholders and until their successors are duly elected and qualified.
•Approve, on a non-binding advisory basis, the Company's executive compensation.
•Ratification of the appointment of EY as the Company's independent registered public accounting firm for 2023.
•Approval of The Aaron's Company, Inc. Amended and Restated Employee Stock Purchase Plan.

What vote is required to approve each proposal or elect directors, and how will my vote be counted?
Proposal 1-Election of Directors
Shareholders may vote "FOR," "AGAINST," or "ABSTAIN" with respect to each of the nominees for director being considered pursuant to Proposal 1. Assuming a quorum is present, a nominee will be elected upon the affirmative vote of a majority of the total votes cast at the Annual Meeting with respect to the election of any nominee, which means that the number of votes cast in favor of a nominee’s election exceeds the number of votes cast against that nominee’s election. Any shares that are not voted (whether by abstention or otherwise) will have no impact on the outcome of the vote with respect to this proposal.
If an incumbent director fails to receive a majority of the votes cast, the incumbent director will promptly tender his or her resignation to our Board of Directors which can then choose to accept it, reject it, or take other action our Board of Directors deems appropriate.

Proposal 2-Approval of Advisory Vote on Executive Compensation
Shareholders may vote "FOR," "AGAINST," or "ABSTAIN" with respect to the non-binding, advisory resolution approving our executive compensation. Assuming a quorum is present, the resolution approving our executive compensation will be approved if the votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting in favor of the resolution exceed the votes cast against the resolution. Any shares that are not voted (whether by abstention or otherwise) will have no impact on the outcome of the vote with respect to this proposal.
Proposal 3-Ratification of the Appointment of the Independent Registered Public Accounting Firm
Shareholders may vote "FOR," "AGAINST," or "ABSTAIN" with respect to the proposal to appoint EY as the Company's independent registered public accounting firm for 2023. Assuming a quorum is present, the proposal to ratify the appointment of our independent registered public accounting firm for 2023 will be approved if the votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting in favor of the proposal exceed the votes cast against the proposal. Any shares that are not voted (whether by abstention or otherwise) will have no impact on the outcome of the vote with respect to this proposal.
Proposal 4-Approval of The Aaron's Company, Inc. Amended and Restated Employee Stock Purchase Plan
Shareholders may vote "FOR," "AGAINST," or "ABSTAIN" with respect to the proposal to approve The Aaron's Company, Inc. Amended and Restated Employee Stock Purchase Plan. Assuming a quorum is present, the approval of The Aaron's Company, Inc. Amended and Restated Employee Stock Purchase Plan requires that the votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting in favor of the proposal exceed the votes cast against the proposal. Any shares that are not voted (whether by abstention or otherwise) will have no impact on the outcome of the vote with respect to this proposal.
How does our Board of Directors recommend that I vote?
Our Board of Directors recommends that you vote:
•"FOR" the election of three Class III director nominees named in this Proxy Statement to serve for a term expiring at the 2024 Annual Meeting of Shareholders (Proposal 1).
•"FOR" the proposal to approve, on a non-binding advisory basis the Company's executive compensation (Proposal 2).
•"FOR" the proposal to ratify the appointment of EY as our independent registered public accounting firm for 2023 (Proposal 3).
•"FOR" the proposal to approve The Aaron's Company, Inc. Amended and Restated Employee Stock Purchase Plan (Proposal 4).
How do I vote?
If you are a shareholder of record, then you have four voting options. You may vote:
•Over the Internet at the website listed in our Notice and Access Letter.
•By telephone using the telephone number listed in our Notice and Access Letter.
•By completing, signing, dating and returning a written proxy card. To vote by using a written proxy card, mark your selections on the proxy card, date the proxy card and sign your name exactly as it appears on your proxy card, and return your proxy card by mail in the pre-addressed, postage-paid envelope which will be included with the written proxy card.
•By attending the Annual Meeting and voting in person.
We encourage you to vote your shares as soon as possible by proxy even if you plan to attend the Annual Meeting to ensure your shares are voted even if you later find you are unable to attend the Annual Meeting. Voting by telephone or over the Internet should be accomplished prior to May 2, 2023 at 11:59 p.m., Eastern Time, to ensure your vote is counted. Proxy cards from shareholders who requested a written proxy card will be accepted when received up through the closing of the polls at the Annual Meeting.

If you are a registered holder and you vote your proxy by telephone or over the Internet, or if you complete, sign, date, and return a written proxy card, and no direction is specified as to any matter to be acted upon, the shares represented by your proxy will be voted "FOR" proposals 1, 2, 3 and 4 in this Proxy Statement, and in accordance with the proxy holder’s best judgment as to any other business that may properly come before the Annual Meeting.
If you are a beneficial holder, then please refer to the instructions provided by your broker, bank, or other nominee regarding how to vote.
What is the difference between a shareholder of record and a beneficial holder of shares?
If your shares of our common stock are registered directly in your name with our transfer agent, Computershare, Inc., then you are considered a "shareholder of record" with respect to those shares. Shareholders of record will receive a copy of the Notice and Access Letter and, if requested, written copies of this Proxy Statement, the Annual Report and a proxy card to vote their shares of our common stock.
If your shares are held in "street name" through a broker, bank, or other nominee, then you are considered the "beneficial holder" of the shares held for you. Beneficial holders of shares should refer to the instructions provided by their broker, bank, or other nominee regarding how to vote their shares or to revoke previous voting instructions. The availability of Internet and telephone voting depends on the voting processes of the broker, bank, or other nominee. As the beneficial holder, you have the right to direct your broker, bank, or other nominee how to vote your shares. Beneficial holders may vote in person only if they have a legal proxy to vote their shares from their broker, bank, or other nominee.
I am a beneficial holder. How are my shares voted if I do not return voting instructions?
Your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Under the rules of the NYSE, brokerage firms have the authority to vote shares on certain routine matters for which their customers do not provide voting instructions by the tenth day before the Annual Meeting. The proposal to ratify the appointment of EY as our independent registered public accounting firm for 2023 is considered a routine matter.
However, the election of directors, the non-binding, advisory resolution to approve our executive compensation and the proposal to approve The Aaron's Company, Inc. Amended and Restated Employee Stock Purchase Plan are not considered routine matters under the rules of the NYSE. If a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial holder of the shares with respect to that proposal, then the brokerage firm cannot vote the shares on that proposal. This is called a "broker non-vote." In tabulating the voting result for any particular proposal, shares that are subject to broker non-votes with respect to that proposal will not be considered votes either for or against the proposal, but will be counted as present for determining whether or not a quorum exists. It is very important that you provide voting instructions to your brokerage firm if you want your shares to be voted at the Annual Meeting on a non-routine matter.
Can I change my mind after I vote?
If you vote by proxy, then you can revoke that proxy at any time before it is voted at the Annual Meeting by giving written notice to the Corporate Secretary of the Company or though one of the following three methods:
•Vote again using the Internet or by telephone prior to the Annual Meeting.
•Sign another proxy card with a later date and return it to us prior to the Annual Meeting.
•Attend the Annual Meeting in person and vote in person.
If you hold your shares in "street name" as a beneficial holder, your bank, broker or other nominee should provide you with instructions on how you may instruct it to vote on your behalf and how you may revoke any voting instructions given.
How will a proposal or other matter that was not included in this Proxy Statement be handled for voting purposes if it is raised at the Annual Meeting?
If any matter that is not described in this Proxy Statement should properly come before the Annual Meeting, then Douglas A. Lindsay, C. Kelly Wall and Rachel G. George, or any one of them, as proxies will vote the shares represented by valid proxies in accordance with their best judgment. For any other matter that may be properly presented at the Annual Meeting but which is not described in this Proxy Statement, assuming a quorum is present, the matter will be approved if the votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting in favor of the matter exceed the votes cast against the matter, unless a greater vote is required by law or by our charter. At the time this Proxy Statement was printed, management was unaware of any other matters that might be presented for shareholder action at the Annual Meeting.

Who will tabulate and certify the vote?
Representatives of Broadridge Financial Solutions, Inc. will tabulate the vote, act as the independent inspector of elections for the Annual Meeting, and certify the final vote on all matters considered at the Annual Meeting.
What does it mean if I receive more than one copy of the Notice and Access Letter?
This means that you have multiple accounts holding shares of our common stock with brokers or our transfer agent. You will need to vote separately with respect to each proxy card that you receive. Please vote all of the shares you are entitled to vote. See "Additional Information—Householding of Annual Meeting Materials" for more information.
How can I request a written set of proxy materials, including a proxy card, or an additional set of proxy materials for the Annual Meeting?
All shareholders have the ability to access this Proxy Statement, the accompanying Notice of Annual Meeting of Shareholders, a written proxy card and the Annual Report by (i) accessing the materials at www.proxyvote.com or the Investor Relations section of our website located at aarons.com or (ii) requesting a printed set of these materials from us at no charge. To request a printed copy of these materials, please write to us at our principal executive offices located at 400 Galleria Parkway, S.E., Suite 300, Atlanta, Georgia 30339, Attn. Corporate Secretary.
What happens if I abstain from voting?
Abstentions with respect to a proposal are counted for purposes of establishing a quorum. If a quorum is present, then abstentions will have no impact on the outcome of the vote with respect to any of the proposals described in this Proxy Statement for consideration at the Annual Meeting.
What do I need to do if I want to attend the Annual Meeting?
Only shareholders, our Board of Directors, Board nominees, management of the Company and management’s invited guests are permitted to attend the Annual Meeting. If you are a shareholder of record and wish to attend the Annual Meeting, you must provide valid picture identification, such as a driver’s license or passport, showing a name that matches a name on the Company’s list of record shareholders as of March 14, 2023 to be admitted to the Annual Meeting. If you hold your shares through a bank, broker, or other nominee, more commonly known as holding shares in "street name," and desire to vote at the Annual Meeting, you must inform your bank, broker, or other nominee and request a "legal" proxy from the bank, broker, or nominee. You will need to bring the legal proxy to the Annual Meeting along with valid picture identification. If you do not have a legal proxy, you will not be able to vote at the Annual Meeting. You are, however, still welcome to attend the Annual Meeting, but you must bring your most recent brokerage account statement showing that you owned the Company's common stock as of the record date along with valid picture identification to be admitted to the Annual Meeting. You are advised that if you own shares in street name and obtain a legal proxy, any proxy you have previously executed will be revoked, and your vote will not be counted unless you appear at the Annual Meeting and vote in person or legally appoint another proxy to vote on your behalf.
How are proxies solicited and what is the cost?
We bear all expenses incurred in connection with the solicitation of proxies. We have engaged Innisfree to assist with the solicitation of proxies for a fee estimated to be up to $20,000 for the initial solicitation services, plus reimbursement of out-of-pocket expenses.
In addition to solicitation by mail and the Internet, certain officers, directors, and team members of the Company may solicit proxies by telephone, email, facsimile, or in person, although no additional compensation will be paid for such solicitation. The Company may also request banks, brokers, and other nominees to solicit their customers who have a beneficial interest in our common stock registered in their names and will reimburse such banks, brokers, and other nominees for their reasonable out-of-pocket expenses.
IN ORDER THAT YOUR SHARES OF OUR COMMON STOCK MAY BE REPRESENTED AT THE ANNUAL MEETING IN CASE YOU ARE NOT PERSONALLY PRESENT, YOU ARE REQUESTED TO FOLLOW THE VOTING INSTRUCTIONS PROVIDED IN THE NOTICE AND ACCESS LETTER.

ADDITIONAL INFORMATION
Shareholder Proposals for 2024 Annual Meeting of Shareholders

We currently anticipate that the 2024 Annual Meeting of Shareholders will be held on our around May 1, 2024. In accordance with the provision of Rule 14a-8 under the Exchange Act, shareholders may present proper proposals for inclusion in our proxy statement and for consideration at the 2024 Annual Meeting of Shareholders by submitting their proposals in writing to our Board of Directors in a timely manner. For a shareholder proposal to be considered timely for inclusion in our proxy statement for our 2024 Annual Meeting of Shareholders, the shareholder proposal must be received at our principal executive offices no later than November 24, 2023. If we hold our 2024 Annual Meeting of Shareholders more than 30 days before or after May 3, 2024 (the 1-year anniversary date of the 2023 Annual Meeting of Shareholders), the deadline by which shareholders proposals must be received will be a reasonable time before we begin to print and send proxy materials for the 2024 Annual Meeting of Shareholders. In addition, shareholders seeking to present proposals for inclusion in our proxy statement must otherwise comply with the requirements of Rule 14a-8 under the Exchange Act.
Other shareholder proposals not made pursuant to the provisions of Rule 14a-8 must be submitted in writing to our Board of Directors in compliance with the Company’s amended and restated bylaws between 90 to 120 days prior to the date of the 2024 Annual Meeting of Shareholders in order to be considered timely. As a result, if the 2024 Annual Meeting of Shareholders is held on May 1, 2024, such shareholder proposals must be submitted in writing to the Board no earlier than January 2, 2024, and no later than the close of business on February 1, 2024. Any such shareholder proposals must also be accompanied by the following information: (i) the full text in writing of the shareholder proposal as it will be proposed; (ii) the purpose or purposes for which the shareholder proposal is desired and a statement that the shareholder proposal is to be considered at the 2024 Annual Meeting of Shareholders; (iii) the names, addresses and number of shares of the Company held of record by the shareholder or shareholders making the proposal (or the number of shares of the Company beneficially owned and represented by a nominee certificate on file with the Company); (iv) the number of shares of the Company that have been solicited with regard to the proposal and the number of shares of the Company whose holders have agreed (in writing or otherwise) to vote in any specific fashion on the proposal; and (v) a written statement by the proponent that it intends to continue ownership of such voting shares through the date of the 2024 Annual Meeting of Shareholders.
Any shareholder desiring to nominate a candidate for election as a director at the 2024 Annual Meeting of Shareholders (other than any candidate to be sponsored by and proposed at the instance of the management) must submit the nomination in writing by first class registered mail to our President no earlier than the close of business on January 4, 2024, and no later than the close of business on March 4, 2024. However, if we hold our 2024 Annual Meeting of Shareholders more than 30 days before or more than 70 days after May 3, 2024 (the 1-year anniversary date of the 2023 Annual Meeting of Shareholders), the deadline by which shareholders must submit the nomination will be the tenth (10th) day following the day when the date of the 2024 Annual Meeting of Shareholders is first publicly announced by us. Any nomination must also contain the following information about the nominee, to the extent known by the shareholder submitting the nomination: (i) the nominee’s name, address and principal present occupation; (ii) to the shareholder’s knowledge, the total number of shares of our common stock that may be voted for the nominee; (iii) the names and addresses of the shareholders proposing to make the nomination, and the number of shares of our common stock owned by each such shareholder; (iv) the nominee’s age, past employment, education, beneficial ownership of shares of our common stock, past and present financial standing, criminal history (including any convictions, indictments or settlements thereof), involvement in any past or pending litigation or administrative proceedings (including threatened involvement), relationship to and agreements (whether or not in writing) with the shareholders (and their relatives, subsidiaries and affiliates) intending to make the nomination, past and present relationships or dealings with us or any of our subsidiaries, affiliates, directors, officers or agents, plans or ideas for managing our affairs (including any termination of team members, any sales of corporate assets, any proposed merger, business combination or recapitalization, and any proposed dissolution or liquidation); (v) the nominee’s written consent to being named in a proxy statement as a nominee and to serving as director if elected; and (vi) all additional information relating to the nominee that would be required to be disclosed, or otherwise required, pursuant to Sections 13 or 14 of the Exchange Act, and the rules and regulations promulgated there under, in connection with any acquisition of shares by the nominee or in connection with the solicitation of proxies by the nominee for his or her election as a director, regardless of the applicability of such provisions of the Exchange Act.
The Company retains discretion to vote proxies it receives with respect to director nominations or any other business proposals received after their respective deadlines for submission as described above. The Company retains discretion to vote proxies it receives with respect to such proposals received prior to such deadlines provided (i) the Company includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (ii) the proponent does not issue its own proxy statement.

Compliance with Universal Proxy Rules for Director Nominations

In addition to satisfying the requirements under our amended and restated bylaws, if a shareholder intends to comply with the SEC’s universal proxy rules and to solicit proxies in support of director nominees other than the Company’s nominees, the shareholder must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to us at our principal executive offices no later than 60 calendar days prior to the 1-year anniversary date of the Annual Meeting (that is, no later than March 4, 2024). If the date of the 2024 Annual Meeting of Shareholders is changed by more than 30 calendar days from such anniversary date, however, then the shareholder must provide notice by the later of 60 calendar days prior to the date of the 2024 Annual Meeting of Shareholders and the 10th calendar day following the date on which public announcement of the date of the 2024 Annual Meeting of Shareholders is first made.
Householding of Annual Meeting Materials
As permitted by the SEC, only one copy of our Notice and Access Letter regarding the annual meeting may be delivered to shareholders residing at the same address, unless such shareholders have notified us of their desire to receive multiple copies. We will promptly deliver, upon oral or written request, a separate copy of our Notice and Access Letter (or proxy materials, if applicable) to any shareholder residing at an address to which only one copy was mailed. Shareholders residing at the same address and currently receiving only one copy of our Notice and Access Letter may contact us to request multiple copies in the future. Alternatively, shareholders residing at the same address and currently receiving multiple copies of our Notice and Access Letter (or proxy materials, if applicable) may request that only a single copy be mailed in the future. The Company will promptly deliver additional copies of this Proxy Statement and other proxy materials to any shareholder who contacts the Company’s principal corporate office by writing to the Corporate Secretary, The Aaron's Company, Inc., 400 Galleria Parkway, S.E., Suite 300, Atlanta, Georgia 30339 requesting such additional copies; alternatively, you may contact the Company’s proxy solicitor, Innisfree.
Communicating with the Board of Directors
The Company’s security holders and other interested parties may communicate with our Board of Directors, the non-management or independent directors as a group, or individual directors by writing to them in care of the Corporate Secretary, The Aaron’s Company, Inc., 400 Galleria Parkway, S.E., Suite 300, Atlanta, Georgia 30339. Correspondence will be forwarded as directed by the writer. The Company may first review, sort, and summarize such communications, and screen out solicitations for goods or services and similar inappropriate communications unrelated to the Company or its business. All concerns related to audit or accounting matters will be referred to the Audit Committee.
Corporate Governance Documents
The charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, the Company’s Code of Conduct, its Code of Ethics for the Chief Executive Officer and the Senior Financial Officers and team members and its Corporate Governance Guidelines can each be viewed by clicking the "Corporate Governance" tab on the Investor Relations section of the Company’s website at https://investor.aarons.com. You may also obtain a copy of any of these documents without charge by writing to the Corporate Secretary, The Aaron’s Company, Inc., 400 Galleria Parkway, S.E., Suite 300, Atlanta, Georgia 30339.
Other Action at the Annual Meeting
As of the date of this Proxy Statement, we have no knowledge of any business, other than described herein, and customary procedural matters that will be presented for consideration at the Annual Meeting. In the event any other business is properly presented at the Annual Meeting, it is intended that proxies will be voted in accordance with the discretion of the proxy holders.
Moreover, our Board of Directors reserves the right to adjourn or postpone the Annual Meeting for failure to obtain a quorum, for legitimate scheduling purposes, or based on other circumstances that our Board of Directors believes would cause such adjournments or postponements to be in the best interests of our shareholders.
*   *   *   *   *   *

BY ORDER OF THE BOARD OF DIRECTORS

Rachel G. George
Executive Vice President, General Counsel,
Corporate Secretary, Chief Compliance Officer & Chief Corporate Affairs Officer
March 23, 2023

Appendix A

USE OF NON-GAAP FINANCIAL INFORMATION
We use various non-GAAP financial measures to evaluate the performance of our management team, including the named executive officers. For the assessment of the performance of management, the Compensation Committee of our Board of Directors believes certain non-GAAP measures better reflect the operational performance of the business. Adjusted EBITDA is a supplemental measure of the Company's performance that is not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”) and is used to evaluate the performance of our management team. Adjusted EBITDA provides the Compensation Committee, management, and investors with an understanding of the results from the primary operations of our business by excluding the effects of certain items that generally arose from one-time transactions that are not reflective of the ordinary earnings activity of our operations or transactions that have variability and volatility of the amount and typically are not budgeted for in setting management performance targets.
Non-GAAP financial measures, however, should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP, such as the Company’s GAAP basis net earnings and diluted earnings per share and the GAAP earnings before income taxes of the Company’s segments. Further, we caution investors that amounts presented in accordance with our definitions of non-GAAP measures may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate these measures in the same manner.
The Adjusted EBITDA metrics discussed in this Proxy Statement are calculated as the Company's earnings before interest expense, depreciation on property, plant and equipment, amortization of intangible assets and income taxes. Adjusted EBITDA also excludes restructuring charges, separation costs associated with the separation and distribution that resulted in our spin-off into a separate publicly-traded company, acquisition-related costs, and a goodwill impairment charge recognized for the Aaron's Business reporting unit. The amounts for these non-GAAP adjustments can be found in the Adjusted EBITDA table below.

Adjusted EBITDA
(In Thousands)	Year Ended December 31, 2022(1)	Year Ended December 31, 2021
Net Earnings - GAAP	$6,662	$109,934
Income Taxes	(9,463)	35,936
(Loss) Earnings Before Income Taxes	$(2,801)	$145,870
Interest Expense	9,875	1,460
Depreciation	72,912	64,159
Amortization	2,651	5,528
EBITDA	$82,637	$217,017
Separation Costs	1,204	6,732
Restructuring Expenses, net	32,717	9,218
BrandsMart Acquisition Transaction Costs	14,616	1,181
Impairment of Goodwill	12,933	—
Adjusted EBITDA	$144,107	$234,148
(1) The Adjusted EBITDA results for the year ended December 31 2022 exclude the results of BrandsMart for the year ended December 31, 2022, as the targets for 2022 incentive performance were established prior to the acquisition of BrandsMart.

Appendix B

Appendix B

THE AARON’S COMPANY, INC.
AMENDED AND RESTATED
EMPLOYEE STOCK PURCHASE PLAN

Amended and Restated Effective May 3, 2023

THE AARON’S COMPANY, INC.
AMENDED AND RESTATED
EMPLOYEE STOCK PURCHASE PLAN
SECTION 1
PURPOSE, SCOPE AND ADMINISTRATION OF THE PLAN

1.1    Establishment of Plan. The Aaron’s Company, Inc., a Georgia corporation (the “Company”), hereby amends and restates The Aaron’s Company, Inc. Employee Stock Purchase Plan, which was originally effective as of November 30, 2020 (the “Original Effective Date”). This Aaron’s Company, Inc. Amended and Restated Employee Stock Purchase Plan (the “Plan”) was approved by the Company’s Board of Directors on March 20, 2023 and by the Company’s shareholders on May 3, 2023 (“Amendment Effective Date”).

1.2    Purpose and Scope. The purpose of the Plan is to assist employees of the Company and its Designated Subsidiaries in acquiring a stock ownership interest in the Company pursuant to a plan which is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code and to help such employees provide for their future security and to encourage them to remain in the employment of the Company and its Designated Subsidiaries.
SECTION 2
DEFINITIONS
Whenever the following terms are used in the Plan, they shall have the meaning specified below unless the context clearly indicates to the contrary. The singular pronoun shall include the plural where the context so indicates.

2.1    “Administrator” shall mean the Committee, or such individuals to which authority to provide administrative services under this Plan has been delegated under Section 7.1 hereof.

2.2    “Agent” means the brokerage firm, bank or other financial institution, entity or person(s), if any, engaged, retained, appointed or authorized to act as the agent of the Company or an agent of an Employee with regard to the Plan.

2.3    “Amendment Effective Date” shall have such meaning as set forth in Section 1.1 hereof.

2.4    “Board” shall mean the Board of Directors of the Company.

2.5    “Code” shall mean the Internal Revenue Code of 1986, as amended.

2.6    “Committee” shall mean the Compensation Committee of the Board.

Appendix B

2.7    “Common Stock” shall mean the common stock, par value $0.50 per share, of the Company.

2.8    “Company” shall mean The Aaron’s Company, Inc., a Georgia corporation, and its successors and assigns.

2.9    “Compensation” of an Employee shall mean the base salary and wages paid to the Employee from the Company or any Designated Subsidiary on each Payday as compensation for services to the Company or any Designated Subsidiary, before deduction for any deferral contributions made by the Employee to any tax-qualified or nonqualified deferred compensation plan, but excluding bonuses, commissions, military pay, education or tuition reimbursements, imputed income arising under any group insurance or benefit program, travel expenses, business and moving reimbursements, income received in connection with any stock options, restricted stock, restricted stock units, performance shares or other compensatory equity or equity-based awards and all contributions made by the Company or any Designated Subsidiary for the Employee’s benefit under any employee benefit plan now or hereafter established. Such Compensation shall be calculated before deduction of any income or employment tax withholdings but shall be withheld from the Employee’s net income.

2.10    “Designated Subsidiary” shall mean each Subsidiary that has been designated by the Board or the Committee from time to time in its sole discretion as eligible to participate in the Plan, including any Subsidiary in existence on the Original Effective Date and any Subsidiary formed or acquired following the Original Effective Date, in accordance with Section 7.2 hereof.

2.11    “Eligible Employee” shall mean an Employee who (i) has been employed by the Company or a Designated Subsidiary for at least six (6) months and (ii) customarily works more than twenty (20) hours per week. Notwithstanding the foregoing, the Committee may exclude from participation in the Plan as an Eligible Employee (x) any Employee that is a “highly compensated employee” of the Company or any Designated Subsidiary (within the meaning of Section 414(q) of the Code), or that is such a “highly compensated employee” (A) with compensation above a specified level or (B) who is an officer or subject to the disclosure requirements of Section 16(a) of the Exchange Act, and/or (y) any Employee who is a citizen or resident of a foreign jurisdiction (without regard to whether such Employee is also a citizen of the United States or a resident alien (within the meaning of Section 7701(b)(1)(A) of the Code)) if either (i) the grant of the Option is prohibited under the laws of the jurisdiction governing such Employee, or (ii) compliance with the laws of the foreign jurisdiction would cause the Plan or the Option to violate the requirements of Section 423 of the Code; provided that any exclusion in clauses (x) and/or (y) shall be applied in an identical manner under each Offering Period to all Employees of the Company and all Designated Subsidiaries, in accordance with Treasury Regulation Section 1.423-2(e).

2.12    “Employee” shall mean any person who renders services to the Company or a Designated Subsidiary as an “employee” within the meaning of Section 3401(c) of the Code pursuant to an employment relationship with such employer. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on military leave, sick leave or other leave of absence approved by the Company or Designated Subsidiary that meets the requirements of Treasury Regulation Section 1.421-1(h)(2). Where the period of leave exceeds three (3) months, or such other period specified in Treasury Regulation Section 1.421-1(h)(2), and the individual’s right to re-employment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three (3)-month period, or such other period specified in Treasury Regulation Section 1.421-1(h)(2).

2.13    “Enrollment Date” shall mean the first date of each Offering Period.

Appendix B
2.14    “Exercise Date” shall mean the last Trading Day of each Offering Period, except as provided in Section 5.3 hereof.

2.15    “Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended.

2.16    “Fair Market Value” shall mean, as of any date, the value of Common Stock determined as follows:
(a)    If the Common Stock is (i) listed on any national securities exchange, (including, without limitation, the New York Stock Exchange), (ii) listed on any national market system, or (iii) listed, quoted or traded on any automated quotation system, its Fair Market Value shall be the closing sales price for a share of Common Stock as quoted on such exchange or system for such date or, if there are no sales for a share of Common Stock reported on the date in question, the closing sales price for a share of Stock on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;
(b)    If the Common Stock is not listed on a national securities exchange, national market system, or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a share of Common Stock on such date, the high bid and low asked prices for a share of Common Stock on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or
(c)    If the Common Stock is neither listed on a national securities exchange, national market system, or automated quotation system, nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Administrator in good faith.

2.17    “Grant Date” shall mean the first Trading Day of an Offering Period.

2.18    “New Exercise Date” shall have such meaning as set forth in Section 5.3(b) hereof.

2.19    “Offering Period” shall mean such period of time commencing on such date(s) as determined by the Administrator, in its sole discretion, and with respect to which Options shall be granted to Participants. The duration and timing of Offering Periods may be established or changed by the Administrator at any time, in its sole discretion; provided, that unless otherwise determined by the Administrator, each Offering Period shall be six (6) months in duration and the first day of each such Offering Period shall be the first Trading Day of such six (6)- month period. Notwithstanding the foregoing, in no event may an Offering Period exceed twenty-seven (27) months.

2.20    “Option” shall mean the right to purchase shares of Common Stock pursuant to the Plan during each Offering Period.

2.21    “Option Price” shall mean the purchase price of a share of Common Stock hereunder as provided in Section 4.2 hereof.

2.22    “Original Effective Date” shall have such meaning as set forth in Section 1.1 hereof.

Appendix B
2.23    “Participant” shall mean any Eligible Employee who elects to participate in the Plan.

2.24    “Parent” shall mean any entity that is a parent corporation of the Company within the meaning of Section 424 of the Code and the regulations promulgated thereunder.

2.25    “Payday” shall mean the regular and recurring established day for payment of Compensation to an Employee of the Company or any Designated Subsidiary.

2.26    “Plan” shall have such meaning as set forth in Section 1.1 hereof.

2.27    “Plan Account” shall mean a bookkeeping account established and maintained by the Company in the name of each Participant.

2.28    “Subsidiary” shall mean any entity that is a subsidiary corporation of the Company within the meaning of Section 424 of the Code and the regulations promulgated thereunder. In addition, with respect to any sub-plans adopted under Section 7.1(d) hereof which are designed to be outside the scope of Section 423 of the Code, Subsidiary shall include any corporate or noncorporate entity in which the Company has a direct or indirect equity interest or significant business relationship.

2.29    “Trading Day” shall mean a day on which the principal securities exchange, national market system, or automated quotation system on which the Common Stock is listed is open for trading or, if the Common Stock is not listed on a national securities exchange, shall mean a business day, as determined by the Administrator in good faith.

2.30    “Withdrawal Election” shall have such meaning as set forth in Section 6.1(a) hereof.
SECTION 3
PARTICIPATION
3.1    Eligibility.
(a)     Any Eligible Employee who shall be employed by the Company or a Designated Subsidiary on a given Enrollment Date for an Offering Period shall be eligible to participate in the Plan during such Offering Period, subject to the requirements of Sections 4 and 5 hereof, and the limitations imposed by Section 423(b) of the Code and the regulations promulgated thereunder.
(b)     Notwithstanding any provision of the Plan to the contrary, no Eligible Employee shall be granted an Option under the Plan (i) to the extent that, immediately after the grant of the Option, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own stock of the Company or any Parent or any Subsidiary and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the stock of the Company or any Parent or any Subsidiary, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans (within the meaning of Section 423 of the Code) of the Company or any Parent or any Subsidiary accrues (within the meaning of Section 423(b)(8) of the Code) at a rate that exceeds twenty five thousand dollars ($25,000) of the Fair Market Value of such stock (determined at the time the Option is granted) for each calendar year in which such Option is

Appendix B
outstanding at any time, as determined in accordance with Section 423 of the Code and the regulations promulgated thereunder.
3.2    Election to Participate; Payroll Deductions.
(a)    An Eligible Employee may become a Participant in the Plan only by means of payroll deduction. Each individual who is an Eligible Employee as of an Offering Period’s Enrollment Date may elect to participate in such Offering Period and the Plan by properly completing a payroll deduction authorization and submitting it to the Company, in accordance with the enrollment procedures established by the Administrator, in its sole discretion.
(b)    Subject to Section 3.1(b) hereof, by submitting a payroll deduction authorization, the Eligible Employee authorizes payroll deductions in an amount (i) equal to at least one percent (1%) of the Participant’s Compensation as of each Payday of the Offering Period following the Enrollment Date, but not more than ten percent (10%) of the Participant’s Compensation as of each Payday of the Offering Period following the Enrollment Date (or such other maximum percentage as the Committee may establish from time to time before an Offering Period begins); and (ii) that shall be expressed as a whole number percentage. Amounts deducted from a Participant’s Compensation with respect to an Offering Period pursuant to this Section 3.2 shall be deducted each Payday through payroll deduction and credited to the Participant’s Plan Account.
(c)    During an Offering Period, a Participant may decrease (to as low as zero) the amount deducted from such Participant’s Compensation, but only once during such Offering Period. To make such a change, the Participant must submit a new payroll deduction authorization authorizing the new rate of payroll deductions at least 10 calendar days before the Exercise Date for such Offering Period. For the avoidance of doubt, a Participant may not increase the amount deducted from such Participant’s Compensation during an Offering Period.
(d)    Notwithstanding the foregoing, upon the termination of an Offering Period, each Participant in such Offering Period shall automatically participate in the immediately following Offering Period at the same payroll deduction percentage as in effect at the termination of the prior Offering Period, unless such Participant delivers to the Company a different election with respect to the successive Offering Period in accordance with Section 3.2(a) hereof, or unless pursuant to Section 6.2 hereof, such Participant has ceased to be an Eligible Employee.
(e)    No payroll deduction authorization shall become binding upon the Company until it has been accepted by the Administrator. Only the Administrator is authorized to accept payroll deduction authorizations and the actions of any person other than the Administrator (subject to the Committee’s right to delegate pursuant to Section 7.1(a) hereof) shall be of no effect. The Administrator shall have the right, in its sole discretion, to reject any payroll deduction authorization that (i) does not comply with the requirements of this Plan or the deadlines, forms or procedures developed by the Administrator, or (ii) is submitted by a person who is not an Eligible Employee or whose status as Eligible Employee is suspended or revoked. Such rejection may be effected by not making payroll deductions under this Plan or, if such deductions have been made, by returning, without interest, such amounts to the person for whose benefit such deductions were made. The rejection of a payroll deduction authorization for one or more Offering Periods shall not affect the ability or right of the Administrator to accept or reject a payroll deduction authorization for any subsequent Offering Period.
SECTION 4
PURCHASE OF SHARES
4.1    Grant of Option. Each Participant shall be granted an Option with respect to an Offering Period on the applicable Grant Date. Subject to adjustment in accordance with Section 5.3 hereof and the limitations of Section 3.1(b) hereof, the number of shares of Common Stock subject to a Participant’s Option shall be

Appendix B
determined by dividing (a) such Participant’s payroll deductions accumulated prior to such Exercise Date and retained in the Participant’s Plan Account on such Exercise Date by (b) the applicable Option Price; provided that in no event shall a Participant be permitted to purchase during each Offering Period more than five hundred (500) shares of Common Stock. The Committee may, for future Offering Periods, increase or decrease, in its sole discretion, the maximum number of shares of Common Stock that a Participant may purchase during such future Offering Periods. Each Option shall expire on the Exercise Date for the applicable Offering Period immediately after the automatic exercise of the Option in accordance with Section 4.3 hereof, unless such Option terminates earlier in accordance with Section 6 hereof.

4.2    Option Price. The “Option Price” per share of Common Stock to be paid by a Participant upon exercise of the Participant’s Option on the applicable Exercise Date for an Offering Period shall be equal to eighty five percent (85%) of the lesser of the Fair Market Value of a share of Common Stock on (a) the applicable Grant Date and (b) the applicable Exercise Date; provided that in no event shall the Option Price per share of Common Stock be less than the par value per share of the Common Stock.

4.3    Purchase of Shares.
(a)    On the applicable Exercise Date for an Offering Period, each Participant shall automatically and without any action on such Participant’s part be deemed to have exercised his or her Option to purchase at the applicable per share Option Price the largest number of whole shares of Common Stock which can be purchased with the amount in the Participant’s Plan Account. Any balance less than the per share Option Price that is remaining in the Participant’s Plan Account (after exercise of such Participant’s Option) as of the Exercise Date shall be carried forward to the next Offering Period, unless the Participant has elected to withdraw from the Plan pursuant to Section 6.1 hereof or, unless pursuant to Section 6.2 hereof, such Participant has ceased to be an Eligible Employee. Any balance not carried forward to the next Offering Period in accordance with the prior sentence promptly shall be refunded to the applicable Participant without interest. For the avoidance of doubt, in no event shall an amount greater than or equal to the per share Option Price as of an Exercise Date be carried forward to the next Offering Period.
(b)    As soon as practicable following the applicable Exercise Date, the number of shares of Common Stock purchased by such Participant pursuant to Section 4.3(a) hereof shall be delivered (either in share certificate or book entry form), in the Committee’s sole discretion, to either (i) the Participant or (ii) an account established in the Participant’s name at a stock brokerage or other financial services firm designated by the Company. If the Company is required to obtain from any commission or agency authority to issue any such shares of Common Stock, the Company shall seek to obtain such authority. Inability of the Company to obtain from any such commission or agency authority which counsel for the Company deems necessary for the lawful issuance of any such shares shall relieve the Company from liability to any Participant except to refund to the Participant such Participant’s Plan Account balance, without interest thereon.
(c)    If the Company is prevented by applicable securities laws from selling stock as of any date, no purchase shall be made on such date and Options shall remain in effect unless withdrawn and the purchases shall occur as soon as practicable after the Administrator determines that restrictions preventing the sale of stock have been removed or otherwise cease to exist; provided, that such Options shall expire and may not be exercised after the expiration of the twenty-seven (27) month period starting on the Grant Date applicable to such Options.

4.4    Transferability of Rights. An Option granted under the Plan shall not be transferable, other than by will or the applicable laws of descent and distribution and is exercisable during the Participant’s lifetime only by the Participant. No option or interest or right to the Option shall be available to pay off any debts, contracts or

Appendix B
engagements of the Participant or his or her successors in interest or shall be subject to disposition by pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempt at disposition of the option shall have no effect.
SECTION 5
PROVISIONS RELATING TO COMMON STOCK
5.1    Common Stock Reserved. Subject to adjustment as provided in Section 5.3 hereof, a total of 1,050,000 shares of Common Stock are available for sale under the Plan (consisting of 200,000 shares available as of the Original Effective Date plus 850,000 shares made available as of the Amendment Effective Date). Shares of Common Stock made available for sale under the Plan may be authorized but unissued shares, treasury shares of Common Stock, reacquired shares of Common Stock reserved for issuance under the Plan, or shares of Common Stock acquired on the open market.

5.2    Restrictions on Sale. The Administrator may, in its sole discretion, place restrictions on the sale or transfer of shares of Common Stock purchased under the Plan during any Offering Period by notice to all Participants of the nature of such restrictions given in advance of the commencement of such Offering Period. Any certificate issued for shares of Common Stock or book entry evidencing shares of Common Stock pursuant to Section 7.13 hereof that are restricted, shall, in the sole discretion of the Administrator, contain a legend disclosing the nature and duration of the restriction. Any such restrictions and exceptions determined by the Administrator shall be applicable equally to all shares of Common Stock purchased during the Offering Period for which the restrictions are first applicable. In addition, any restrictions and exceptions applicable to the Common Stock shall remain applicable during subsequent Offering Periods unless otherwise determined by the Administrator. If the Administrator should change or eliminate any restrictions for a subsequent Offering Period, notice of such action shall be given to all Participants, in such time and manner as the Administrator deems appropriate.

5.3    Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Corporate Transaction.
(a)    Changes in Capitalization. In the event that any dividend or other distribution (whether in the form of cash, Common Stock, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split- up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the Company’s structure affecting the Common Stock occurs, then in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, the Committee will, in such manner as it deems equitable, adjust the number of shares and class of Common Stock that may be delivered under the Plan, the Purchase Price per share and the number of shares of Common Stock covered by each outstanding option under the Plan, and the numerical limits of Sections 4.1 and 5.1 hereof.
(b)    Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Committee. The New Exercise Date shall be before the date of the Company’s proposed dissolution or liquidation. The Administrator shall notify each Participant in writing, at least ten 10 business days prior to the New Exercise Date, that the Exercise Date for the Participant’s Option has been changed to the New Exercise Date and that the Participant’s Option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has elected to withdraw from the Plan pursuant to

Appendix B
Section 6.1 hereof or, pursuant to Section 6.2 hereof, such Participant has ceased to be an Eligible Employee.
(c)    Corporate Transaction. In the event of the occurrence of a merger, consolidation, acquisition of property or stock, separation, reorganization or other corporate event described in Section 424 of the Code with respect to the Company, each outstanding Option shall be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Option, any Offering Periods then in progress shall be shortened by setting a New Exercise Date and any Offering Periods then in progress shall end on the New Exercise Date. The New Exercise Date shall be before the date of the Company’s proposed sale or merger. The Administrator shall notify each Participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the Participant’s Option has been changed to the New Exercise Date and that the Participant’s Option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has elected to withdraw from the Plan pursuant to Section 6.1 hereof or, pursuant to Section 6.2 hereof, such Participant has ceased to be an Eligible Employee.

5.4    Insufficient Shares. If the Administrator determines that, on a given Exercise Date, the number of shares of Common Stock with respect to which Options are to be exercised would exceed the number of shares of Common Stock remaining available for sale under the Plan on such Exercise Date, the Administrator shall make a pro rata allocation of the shares of Common Stock available for issuance on such Exercise Date in as uniform a manner as shall be practicable and as the Administrator shall determine in its sole discretion to be equitable among all Participants exercising Options to purchase Common Stock on such Exercise Date, and unless additional shares are authorized for issuance under the Plan, no further Offering Periods shall take place and the Plan shall terminate pursuant to Section 7.5 hereof. If the Plan is so terminated, then the balance of the amount credited to the Participant’s Plan Account which has not been applied to the purchase of shares of Common Stock shall be paid to such Participant in one lump sum in cash within thirty (30) calendar days after such Exercise Date, without any interest thereon.

5.5    Rights as Stockholders. With respect to shares of Common Stock subject to an Option, a Participant shall not be deemed to be a stockholder of the Company and shall not have any of the rights or privileges of a stockholder. A Participant shall have the rights and privileges of a stockholder of the Company when, but not until, shares of Common Stock have been delivered to the Participant or deposited in the designated brokerage account following exercise of his or her Option.
SECTION 6
TERMINATION OF PARTICIPATION
6.1    Cessation of Contributions; Voluntary Withdrawal.
(a)    A Participant may elect to withdraw from the Plan by delivering written notice of such election to the Company in such form and at such time prior to the Exercise Date for the then-current Offering Period as may be established by the Administrator (a “Withdrawal Election”). A Participant electing to withdraw from the Plan may withdraw all, but not less than all, of the funds then credited to the Participant’s Plan Account as of the date on which the Withdrawal Election is received by the Company (or its designee), in which case amounts credited to such Plan Account shall be returned to the Participant in one (1) lump-sum payment in cash within thirty (30) calendar days after such election is received by the Company (or its designee), without any interest thereon, and the Participant shall cease to participate in the Plan and the Participant’s Option for such Offering Period shall automatically terminate. Upon receipt of a Withdrawal Election, the Participant’s payroll deduction authorization and his or her Option to purchase under the Plan shall terminate. If a Participant withdraws from the Offering Period, payroll deductions will not resume at the beginning

Appendix B
of the succeeding Offering Period, unless the Participant re-enrolls in the Plan in accordance with the provisions of Section 3.
(b)    A participant’s withdrawal from the Plan shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the Participant withdraws.
(c)    A Participant who ceases contributions to the Plan during any Offering Period shall not be permitted to resume contributions to the Plan during that Offering Period.

6.2    Termination of Eligibility. Upon a Participant’s ceasing to be an Eligible Employee, for any reason, such Participant’s Option for the applicable Offering Period shall automatically terminate, he or she shall be deemed to have elected to withdraw from the Plan, and such Participant’s Plan Account shall be paid to such Participant or, in the case of his or her death, to the person or persons entitled thereto pursuant to applicable law, within thirty (30) calendar days after such cessation of being an Eligible Employee, without any interest thereon.
SECTION 7
GENERAL PROVISIONS
7.1    Administration.
(a)    The Plan shall be administered by the Committee, which shall be composed of members of the Board. The Committee may delegate administrative tasks under the Plan to the Administrator to assist in the administration of the Plan, including establishing and maintaining an individual securities account under the Plan for each Participant. Any person to whom the duty to perform an administrative function is delegated shall act on behalf of and shall be responsible to the Committee for such function.
(b)    It shall be the duty of the Administrator to conduct the general administration of the Plan in accordance with the provisions of the Plan. The Administrator shall have the power, subject to, and within the limitations of, the express provisions of the Plan:
(i) To establish Offering Periods;
(ii) To determine when and how Options shall be granted and the provisions and terms of each Offering Period (which need not be identical);
(iii) To select Designated Subsidiaries in accordance with Section 7.2 hereof;
(iv) To develop such forms and procedures as the Administrator in its discretion deems necessary or helpful to the orderly administration of this Plan; and
(v) To construe and interpret the Plan, the terms of any Offering Period and the terms of the Options and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. The Administrator, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, any Offering Period or any Option, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effect, subject to Section 423 of the Code and the regulations promulgated thereunder.
(c)    The Administrator may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding handling of participation elections, payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock certificates

Appendix B
which vary with local requirements. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee or the Administrator under the Plan.
(d)    The Committee may adopt sub-plans applicable to particular Designated Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Code. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Section 5.1 hereof, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.
(e)     All expenses and liabilities incurred by the Administrator in connection with the administration of the Plan shall be borne by the Company. The Administrator may, with the approval of the Committee, employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Committee, the Administrator, the Company and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon all Participants, the Company and all other interested persons. No member of the Board, the Committee or the Administrator shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the options, and all members of the Board, the Committee and the Administrator shall be fully protected by the Company in respect to any such action, determination, or interpretation.
(f)     All communications from an Eligible Employee to the Administrator under, or in connection with, this Plan shall be deemed to have been filed with the Administrator when actually received in the form specified by the Administrator at the location, or by the person, designated by the Administrator for the receipt of such communications. The Administrator, in its sole discretion, may accept or reject communications not complying with the forms and procedures developed by the Administrator.
(g)     In the event that payroll deductions are made or shares of Common Stock are purchased in error, the Administrator shall take such action as the Administrator in its sole discretion deems necessary or appropriate to correct such error as soon as practicable after the Administrator has knowledge of the error.

7.2    Designation of Subsidiary Corporations. The Board or the Committee shall designate from among the Subsidiaries, as determined from time to time, the Subsidiary or Subsidiaries that shall constitute Designated Subsidiaries. The Board or the Committee may designate a Subsidiary, or terminate the designation of a Subsidiary, without the approval of the stockholders of the Company.

7.3    Reports. Individual accounts shall be maintained by the Administrator for each Participant in the Plan. Statements of Plan Accounts shall be given by the Administrator to Participants at least annually, which statements shall set forth the amounts of payroll deductions, the Option Price, the number of shares purchased and the remaining cash balance, if any.

7.4    No Right to Employment. Nothing in the Plan shall be construed to give any person (including any Participant) the right to remain in the employ of the Company, a Parent, or a Subsidiary or to affect the right of the Company, any Parent, or any Subsidiary to terminate the employment of any person (including any Participant) at any time, with or without cause, which right is expressly reserved.

7.5    Amendment and Termination of the Plan.
(a)     The Board or the Committee may, in its sole discretion, amend, suspend, or terminate the Plan at any time and for any reason; provided, however, that without approval of the Company’s

Appendix B
stockholders given within twelve (12) months before or after action by the Board or the Committee, the Plan may not be amended to increase the maximum number of shares of Common Stock subject to the Plan or change the designation or class of Eligible Employees; and provided, further, that without approval of the Company’s stockholders, the Plan may not be amended in any manner that would cause the Plan to no longer be an “employee stock purchase plan” within the meaning of Section 423(b) of the Code.
(b)     In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, to the extent permitted under Section 423 of the Code, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:
(i) altering the Option Price for any Offering Period including an Offering Period underway at the time of the change in Option Price;
(ii) shortening any Offering Period so that the Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Administrator action; and
(iii) allocating shares of Common Stock.
Such modifications or amendments shall not require stockholder approval or the consent of any Participant.
(c)    If the Plan is terminated, the Administrator may elect to terminate all outstanding Offering Periods either immediately or once shares of Common Stock have been purchased on the next Exercise Date (which may, in the sole discretion of the Administrator, be accelerated). If any Offering Period is terminated before its scheduled expiration, all amounts that have not been used to purchase shares of Common Stock will be returned to Participants (without interest, except as otherwise required by law) as soon as administratively practicable.

7.6    Use of Funds; No Interest Paid. All funds received by the Company by reason of purchase of Common Stock under the Plan shall be included in the general funds of the Company free of any trust or other restriction and may be used for any corporate purpose to the extent permitted by applicable law. No interest shall be paid to any Participant or credited under the Plan, except as otherwise required by law.

7.7    Term. No Option may be granted during any period of suspension of the Plan or after termination of the Plan.

7.8    Effect Upon Other Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company, any Parent, or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company, any Parent, or any Subsidiary (a) to establish any other forms of incentives or compensation for Employees of the Company or any Parent or any Subsidiary, or (b) to grant or assume Options otherwise than under the Plan in connection with any proper corporate purpose, including, but not by way of limitation, the grant or assumption of Options in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, firm or association.

7.9    Notice of Disposition of Shares. Each Participant shall give the Company prompt written notice of any disposition or other transfer of any shares of Common Stock, acquired pursuant to the exercise of an Option, if such disposition or transfer is made (a) within two (2) years after the applicable Grant Date or (b) within one (1) year after the transfer of such shares of Common Stock to such Participant upon exercise of such Option. The Company may direct that any certificates evidencing shares acquired pursuant to the Plan refer to such requirement.

Appendix B

7.10    Tax Withholding. The Company or any Parent or any Subsidiary shall be entitled to require payment in cash or deduction from other compensation payable to each Participant of any sums required by federal, state or local tax law to be withheld with respect to any purchase of shares of Common Stock under the Plan or any sale of such shares.

7.11    Governing Law. The Plan and all rights and obligations thereunder shall be construed and enforced in accordance with the laws of the State of Georgia.

7.12    Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

7.13    Conditions To Issuance of Shares.
(a)     Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing shares of Common Stock pursuant to the exercise of an Option by a Participant, unless and until the Committee or the Administrator has determined, with advice of counsel, that the issuance of such shares of Common Stock is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any securities exchange, national market system, or automated quotation system on which the shares of Common Stock are listed or traded. In addition to the terms and conditions provided herein, the Committee or the Administrator may require that a Participant make such reasonable covenants, agreements, and representations as the Committee or the Administrator, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.
(b)    All certificates for shares of Common Stock delivered pursuant to the Plan and all shares of Common Stock issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state, or foreign securities or other laws, rules and regulations and the rules of any securities exchange, national market system, or automated quotation system on which the shares of Common Stock are listed, quoted, or traded. The Administrator may place legends on any certificate or book entry evidencing shares of Common Stock to reference restrictions applicable to the shares of Common Stock (including the restrictions provided in Section 5.2 hereof).
(c)    The Administrator shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Option, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.
(d)    Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by any applicable law, rule or regulation, the Company may, in lieu of delivering to any Participant certificates evidencing shares of Common Stock issued in connection with any Option, record the issuance of shares of Common Stock in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

7.14    Equal Rights and Privileges. Except with respect to sub-plans designed to be outside the scope of Section 423 of the Code, all Eligible Employees shall have equal rights and privileges under this Plan to the extent required under Section 423 of the Code or the regulations promulgated thereunder so that this Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code or the regulations promulgated thereunder. Any provision of this Plan that is inconsistent with Section 423 of the Code or the regulations promulgated thereunder shall, without further act or amendment by the Company or the Board, be

Appendix B
reformed to comply with the equal rights and privileges requirement of Section 423 of the Code or the regulations promulgated thereunder.

7.15    Limitation on Liability. Neither the Company nor any affiliate or anyone acting on the behalf of the Company or an affiliate shall be responsible in whole or in part for any act done in good faith or any good faith omission to act. Without limiting the first sentence, such entities shall not be responsible for any prices at which shares of Stock are purchased or sold, the time at which any purchase or sale is made under this Plan, or the change in value of any class of stock of the Company.

7.16    Plan Document Controls. In the event of any conflict between the provisions of this Plan and any other document or communication, this Plan shall control, and the conflicting provisions of such other document or communication shall be null and void ab initio.

7.17    Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

IN WITNESS WHEREOF, this Plan is executed as of March 20, 2023, the date the Board approved this Plan, to be effective as of May 3, 2023.
THE AARON’S COMPANY, INC.
By:_/s/ C. Kelly Wall
Name: C. Kelly Wall
Title: Chief Financial Officer

The Aaron's Company, Inc.

THE AARON'S COMPANY, INC
ATTN: STEPHANIE MIDDLETON
400 GALLERIA PARKWAY, SE
SUITE 300
ATLANTA, GA 30339

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D96913-P80889 — KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. — DETACH AND RETURN THIS PORTION ONLY

THE AARON'S COMPANY, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Three Class III Directors

Nominees:	For	Against	Abstain
1a. Walter G. Ehmer	☐	☐	☐
1b. Timothy A. Johnson	☐	☐	☐
1c. Marvonia P. Moore	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D96914-P80889

THE AARON'S COMPANY, INC.
Annual Meeting of Shareholders
May 3, 2023 10:00 AM EDT
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Douglas A. Lindsay, C. Kelly Wall and Rachel G. George, or any of them, as proxies, each with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of THE AARON'S COMPANY, INC. (the "Company") that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, EDT on May 3, 2023, at the law offices of Jones Day, located at 1221 Peachtree Street N.E., Suite 400, Atlanta, Georgia 30361, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If this card is signed and returned without voting instructions, you will be deemed to have instructed the proxies to vote your shares in accordance with the recommendations of the Company's Board of Directors.

Participants in any retirement plan of the Company may vote their proportionate share of Company common stock held in the plan by signing and returning this card, or by voting electronically or by telephone. By doing so, you are instructing the trustee to vote all of your shares at the meeting, and at any and all adjournments or postponements thereof, as you have indicated with respect to the matters referred to on the reverse side of this proxy. If this card is signed and returned without voting instructions, you will be deemed to have instructed the plan trustee to vote your shares in accordance with the recommendations of the Company's Board of Directors listed above. If this card is not returned (and your shares are not otherwise voted electronically or by telephone) or if this card is returned unsigned, your shares will be voted by the plan trustee in the same proportion as the shares for which voting instructions are received from other participants in the plan.

Continued and to be signed on reverse side